Exhibit 10.1

LEASE

TABLE OF CONTENTS
TO LEASE
Page

ARTICLE I
1.1 Leased Property.	1
1.2 Single Property Lease.	2
1.3 Term.	2
1.4 Renewal Term.	2
ARTICLE II
2.1 Definitions.	3
ARTICLE III
3.1 Rent.	24
3.2 Late Payment of Rent.	24
3.3 Method of Payment of Rent.	24
3.4 Net Lease.	25
3.5 Expansion Option.	25
ARTICLE IV
4.1 Impositions.	27
4.2 Utilities.	28
4.3 Impound Account.	28
ARTICLE V
5.1 No Termination, Abatement, etc.	29
ARTICLE VI
6.1 Ownership of the Leased Property.	30
6.2 Tenant’s Property.	31
6.3 Guarantors; Tenant’s Property.	31
ARTICLE VII
7.1 Condition of the Leased Property.	32
7.2 Use of the Leased Property.	32
ARTICLE VIII
8.1 Representations and Warranties.	34
8.2 Compliance with Legal and Insurance Requirements, etc.	34
8.3 Zoning and Uses.	35
8.4 Compliance with Ground Leases.	36
8.5 Third-Party Reports.	37
ARTICLE IX
9.1 Maintenance and Repair.	37
9.2 FF&E Reserve.	40
9.3 Encroachments, Restrictions, Mineral Leases, etc.	41
ARTICLE X
10.1 Construction of Capital Improvements to the Leased Property.	42

10.2 Construction Requirements for All Capital Improvements.	44
10.3 Landlord’s Right of First Offer to Fund.	45
ARTICLE XI
11.1 Liens.	47
ARTICLE XII
12.1 Permitted Contests.	49
ARTICLE XIII
13.1 General Insurance Requirements.	50
13.2 Maximum Foreseeable Loss.	53
13.3 Additional Insurance.	53
13.4 Waiver of Subrogation.	53
13.5 Policy Requirements.	53
13.6 Increase in Limits.	54
13.7 Blanket Policy.	54
13.8 No Separate Insurance.	54
13.9 Captive Insurance Company Requirements.	55
ARTICLE XIV
14.1 Property Insurance Proceeds.	55
14.2 Tenant’s Obligations Following Casualty.	55
14.3 No Abatement of Rent.	56
14.4 Waiver.	56
14.5 Insurance Proceeds Paid to Facility Mortgagee.	56
ARTICLE XV
15.1 Condemnation.	57
15.2 Award Distribution.	58
15.3 Temporary Taking.	58
15.4 No Abatement of Rent.	58
15.5 Waiver.	58
15.6 Condemnation Awards Paid to Facility Mortgagee.	58
ARTICLE XVI
16.1 Events of Default.	59
16.2 Certain Remedies.	61
16.3 Damages.	61
16.4 Receiver.	63
16.5 Waiver.	63
16.6 Application of Funds.	63
16.7 Landlord’s Right to Cure Tenant’s Defaults.	63
ARTICLE XVII
17.1 Permitted Leasehold Mortgagees.	64
17.2 Landlord’s Right to Cure Tenant’s Default.	72
17.3 Landlord’s Right to Cure Debt Agreement.	73

ARTICLE XVIII
18.1 Sale of the Leased Property.	73
18.2 Tenant ROFO.	74
ARTICLE XIX
19.1 Holding Over.	74
ARTICLE XX
20.1 Risk of Loss.	75
ARTICLE XXI
21.1 General Indemnification.	75
ARTICLE XXII
22.1 Subletting and Assignment.	76
22.2 Permitted Assignments.	76
22.3 Permitted Sublease Agreements.	79
22.4 Required Assignment and Subletting Provisions.	80
22.5 Costs.	80
22.6 No Release of Tenant’s Obligations; Exception.	81
ARTICLE XXIII
23.1 Officer’s Certificates and Financial Statements.	81
23.2 Confidentiality; Public Offering Information.	83
23.3 Financial Covenant.	85
23.4 Landlord Obligations.	86
ARTICLE XXIV
24.1 Landlord’s Right to Inspect.	86
ARTICLE XXV
25.1 No Waiver.	87
ARTICLE XXVI
26.1 Remedies Cumulative.	87
ARTICLE XXVII
27.1 Acceptance of Surrender.	87
ARTICLE XXVIII
28.1 No Merger.	87
ARTICLE XXIX
29.1 Conveyance by Landlord.	87
ARTICLE XXX
30.1 Quiet Enjoyment.	87
ARTICLE XXXI
31.1 Landlord’s Financing.	88
31.2 Attornment.	89
31.3 Compliance with Facility Mortgage Documents.	89
ARTICLE XXXII
32.1 Hazardous Substances.	89

32.2 Notices.	90
32.3 Remediation.	90
32.4 Indemnity by Tenant.	91
32.5 Environmental Inspections.	91
32.6 Survival.	91
ARTICLE XXXIII
33.1 Notice of Lease	92
33.2 Tenant Financing.	92
ARTICLE XXXIV
34.1 Expert Valuation Process.	92
ARTICLE XXXV
35.1 Notices.	94
ARTICLE XXXVI
36.1 Transfer of Tenant’s Property and Operational Control of the Facility.	94
36.2 Determination of Successor Tenant and Gaming Assets FMV.	95
36.3 Operation Transfer.	96
36.4 Tenant FF&E Transfer.	97
ARTICLE XXXVII
37.1 Attorneys’ Fees.	97
ARTICLE XXXVIII
38.1 Brokers.	97
ARTICLE XXXIX
39.1 Anti-Terrorism Representations.	97
ARTICLE XL
40.1 REIT Protection.	98
ARTICLE XLI
41.1 Survival.	100
41.2 Severability.	100
41.3 Non-Recourse; Consequential Damages.	100
41.4 Successors and Assigns.	101
41.5 Governing Law.	101
41.6 Waiver of Trial by Jury.	101
41.7 Entire Agreement.	101
41.8 Headings.	102
41.9 Counterparts.	102
41.10 Interpretation.	102
41.11 Time of Essence.	102
41.12 Further Assurances.	102
41.13 Gaming Regulations.	103
41.14 Certain Provisions of Massachusetts Law.	103

v

EXHIBITS AND SCHEDULES
EXHIBIT A –     FACILITY
EXHIBIT B-1 – EVERETT PROPERTY LEGAL DESCRIPTIONS
EXHIBIT B-2 – BOSTON PROPERTY LEGAL DESCRIPTIONS
EXHIBIT C – GAMING LICENSES
EXHIBIT D – FORM OF GUARANTY
EXHIBIT E – FORM OF NONDISTURBANCE AND ATTORNMENT AGREEMENT
EXHIBIT F – FORM OF SUBORDINATION, NONDISTURBANCE AND ATTORNMENT AGREEMENT
EXHIBIT G – FORM OF QUARTERLY OPERATING REPORT
EXHIBIT H – CAPTIVE INSURANCE COMPANY REQUIREMENTS
SCHEDULE A – DISCLOSURE ITEMS
SCHEDULE B – PROPERTY AGREEMENTS
SCHEDULE C – TENANT’S WORK
SCHEDULE D – EXPANSION PROPERTY
SCHEDULE 6.3 – GUARANTORS UNDER THE LEASE

LEASE
This LEASE (the “Lease”) is entered into as of December 1, 2022 (the “Effective Date”), by and among EBH MA Property, LLC, a Massachusetts limited liability company (together with its permitted successors and assigns, “Everett Landlord”), MDC Encore Holdings, LLC, a Delaware limited liability company (together with its permitted successors and assigns, “Boston Landlord” and, collectively with Everett Landlord, “Landlord”), Wynn MA, LLC, a Nevada limited liability company (together with its permitted successors and assigns, “Everett Tenant”), and Everett Property, LLC, a Massachusetts limited liability company (together with its permitted successors and assigns, “Boston Tenant” and, collectively with Everett Tenant, “Tenant”).
RECITALS
A.Immediately prior to the execution of this Lease, Everett Landlord, who at such time was an Affiliate of Tenant, owned all of the real estate comprising the facility listed on Exhibit A attached hereto (the “Facility”).
B.Concurrently with the execution of this Lease, MDC Encore Holdings, LLC, a Delaware limited liability company, and a wholly-owned subsidiary of Landlord’s Parent, acquired the ownership interests in Everett Landlord from an Affiliate of Tenant pursuant to that certain Equity Purchase Agreement dated as February 14, 2022 (the “Purchase Agreement”), and Tenant will continue to own the business operations commonly known as Encore Boston Harbor.
C.Concurrently with the closing of the transactions under the Purchase Agreement, Landlord desires to lease the Leased Property to Tenant and Tenant desires to lease the Leased Property from Landlord upon the terms set forth in this Lease.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
ARTICLE I
1.1Leased Property. Upon and subject to the terms and conditions hereinafter set forth, Landlord leases to Tenant and Tenant accepts and leases from Landlord all of Landlord’s rights and interest in and to the following, in each case, whether now owned or existing or hereafter acquired (collectively, the “Leased Property”):
(a)the real property or properties described in Exhibit B-1 and Exhibit B-2 attached hereto (collectively, the “Land”);
(b)all buildings, structures, Fixtures (as hereinafter defined) and other improvements of every kind now or hereafter located on the Land or connected thereto including, but not limited to, alleyways and connecting tunnels, sidewalks, utility pipes, conduits and lines (on-site and off-site to the extent Landlord has obtained any interest in the same), parking areas and roadways appurtenant to such buildings and structures (collectively, the “Leased Improvements”);
(c)all easements, rights and appurtenances, covenants, development rights, mineral, gas and oil rights, water and other rights appurtenant to, or related to, the Land and the Leased Improvements (including, for the avoidance of doubt, any such rights and other rights under any Property Documents and the PILOT and Community Documents); and
(d)all equipment (including the Battery Farm Equipment), machinery, fixtures, and other items of property, including all components thereof, that are now or hereafter located in, on or used in connection with and permanently affixed to or otherwise incorporated into the Leased Improvements, together with all replacements, modifications, alterations, and additions thereto (collectively, the “Fixtures”).
Notwithstanding anything contained herein to the contrary, (a) Everett Tenant shall not acquire a leasehold interest through this Lease in any Leased Property other than the Everett Property and (b) Boston Tenant shall not acquire a leasehold interest through this Lease in any Leased Property other than the Boston Property.
The Leased Property is leased subject to all covenants, conditions, restrictions, easements, and other matters affecting the Leased Property as of the Commencement Date and such subsequent covenants, conditions, restrictions, easements and other matters as may be agreed to by Landlord or Tenant in accordance with the terms of this Lease, whether or not of record, including any matters which would be disclosed by an inspection or accurate survey of the Leased Property.
1.2Single Property Lease. This Lease constitutes one indivisible lease of the Leased Property and not separate leases governed by similar terms. The Leased Property constitutes one economic unit, and the Rent and all other provisions have been negotiated and agreed upon based on a demise of all of the Leased Property to Tenant as a single, composite, inseparable transaction and would have been substantially different had separate leases or a divisible lease been intended. Except as expressly provided in this Lease for specific, isolated purposes (and then only to the extent expressly otherwise stated), all provisions of this Lease apply equally and uniformly to all components of the Leased Property collectively as one unit. Landlord and Tenant intend that the provisions of this Lease shall at all times be construed, interpreted and applied so as to carry out their mutual objective to create an indivisible lease of all of the Leased Property and, in particular but without limitation, that, for purposes of any assumption, rejection or assignment of this Lease under 11 U.S.C. Section 365, or any successor or replacement thereof or any analogous state law, this is one indivisible and non-severable lease and executory contract dealing with one legal and economic unit and that this Lease must be assumed, rejected or assigned as a whole with respect to all (and only as to all) of the Leased Property. Landlord and Tenant may elect to amend this Lease from time to time to modify the boundaries of the Land, to exclude one or more components or portions thereof, and/or to include one or more additional components as part of the Leased Property, and any such future addition to the Leased Property shall not in any way change the indivisible and nonseverable nature of this Lease and all of the foregoing provisions shall continue to apply in full force.
1.3Term. The “Term” of this Lease is the Initial Term plus the Renewal Term, to the extent exercised. The initial term of this Lease (the “Initial Term”) commenced on December 1, 2022 (“Commencement Date”) and shall end on December 31, 2052 (the “Initial Term End Date”), subject to renewal as set forth in Section 1.4 below.
1.4Renewal Term. The term of this Lease may be extended for one (1) “Renewal Term” of thirty (30) years if: (a) at least twelve (12), but not more than eighteen (18) months prior to the end of the Initial Term, Tenant delivers to Landlord a Notice that it desires to exercise its right to extend this Lease for the Renewal Term (a “Renewal Notice”); and (b) no

Event of Default shall have occurred and be continuing on the date Landlord receives the Renewal Notice or on the last day of the Initial Term. During the Renewal Term, except as otherwise specifically provided for herein, all of the terms and conditions of this Lease shall remain in full force and effect and Rent shall continue to be determined pursuant to the definition of such term in this Lease.

ARTICLE II
2.1Definitions. For all purposes of this Lease, except as otherwise expressly provided or unless the context otherwise requires, (i) the terms defined in this Article II have the meanings assigned to them in this Article and include the plural as well as the singular; (ii) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP; (iii) all references in this Lease to designated “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of this Lease; (iv) the word “including” shall have the same meaning as the phrase “including, without limitation,” and other similar phrases; (v) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Lease as a whole and not to any particular Article, Section or other subdivision; (vi) all Exhibits, Schedules and other attachments annexed to the body of this Lease are hereby deemed to be incorporated into and made an integral part of this Lease; (vii) the word “or” is not exclusive unless used in conjunction with the word “either”; (viii) for the calculation of any financial ratios or tests referenced in this Lease (including the EBITDAR to Rent Ratio and the Indebtedness to EBITDA Ratio), this Lease, regardless of its treatment under GAAP, shall be deemed to be an operating lease and the Rent payable hereunder shall be treated as an operating expense and shall not constitute Indebtedness or interest expense; (ix) all uses of the term “EBITDA” herein shall have the meaning of the definition of “EBITDA” in this Lease; and (x) all Exhibits, Schedules and other attachments annexed to the body of this Lease are hereby deemed to be incorporated into and made an integral part of this Lease.
“AAA”: As defined in Section 34.1(b).
“Accounts”: All accounts, including deposit accounts, all rents, profits, income, revenues or rights to payment or reimbursement derived from the use of any space within the Leased Property and/or from goods sold or leased or services rendered from the Leased Property (including, without limitation, from goods sold or leased or services rendered from the Leased Property by any subtenant) and all accounts receivable, in each case whether or not evidenced by a contract, document, instrument or chattel paper and whether or not earned by performance, including without limitation, the right to payment of management fees and all proceeds of the foregoing.
“Additional Charges”: All Impositions and all other amounts, liabilities and obligations which Tenant assumes or agrees to pay under this Lease and, in the event of any failure on the part of Tenant to pay any of those items (except (i) where such failure is due to the acts or omissions of Landlord, and (ii) to the extent Tenant has become aware of such acts or omissions, Tenant shall have furnished Landlord with notice of such acts or omissions within ten (10) Business Days of becoming so aware), every fine, penalty, interest and cost which may be added for non-payment or late payment of such items.

“Affiliate”: When used with respect to any corporation, limited liability company, partnership or any other Person, the term “Affiliate” shall mean any person which, directly or indirectly, controls or is controlled by or is under common control with such corporation, limited liability company, partnership or Person. For the purposes of this definition, “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, through the ownership of voting securities, partnership interests or other equity interests.
“Annual Certificate”: A certificate of Tenant, signed by an authorized officer of Tenant, certifying to Tenant’s knowledge in all material respects as to the matters described in Section 8.5 to be included in such certificate.
“Appointing Authority”: As defined in Section 34.1(b).
“Approved Accounting Firm”: (1) Any “big four” accounting firm designated by Tenant or (2) one of the other largest independent public accounting firms in the United States selected by Tenant’s Parent or Tenant and reasonably approved by Landlord.
“average”: The quotient derived from taking the sum of a group of numbers and dividing that sum by the count of the numbers in the group. By way of example, take the numbers 2 and 8: the sum is 10 and the “average” is 10 divided by 2, or 5.
“Award”: All compensation, sums or anything of value awarded, paid or received on a total or partial Taking.
“Battery Farm Equipment”: Two 15KV feeders, two 15KV disconnect switches, two 15KV/480V Dry – Type Transformers, two 480V Switchgear, 16 Battery & Inverter Skids and 1,100 lithium-ion batteries.
“Boston Landlord”: As defined in the preamble.
“Boston Property”: The real property described in Exhibit B-2 attached hereto, together with all Leased Property with respect thereto.
“Boston Tenant”: As defined in the preamble.
“Business Day”: Each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which national banks in the City of New York, New York, Everett, Massachusetts or Las Vegas, Nevada are authorized, or obligated, by law or executive order, to close.
“Capital Improvements”: With respect to the Facility, any improvements or alterations or modifications of the Leased Improvements, including without limitation capital improvements and structural alterations, modifications or improvements, or one or more additional structures annexed to any portion of any of the Leased Improvements of the Facility, or the expansion of existing improvements, which are constructed on any parcel or portion of the Land of the Facility, during the Term, including construction of a new wing or new story, all of which shall constitute a portion of the Leased Improvements and Leased Property hereunder in accordance with Section 10.3. Notwithstanding the foregoing, for purposes of Article X only, “Capital Improvements” shall not include any improvements or alterations or modifications of the Leased Improvements or any expansion of the existing improvements if such commenced prior to the Term, it being agreed, for the avoidance of doubt, such improvements or alterations or modifications of the Leased Improvements or any expansion of the existing improvements shall be deemed part of the Leased Property and the Facility for all purposes hereunder.
“CapEx Certification Date”: As defined in Section 9.1(e)(i).
“CapEx Grace Period”: As defined in Section 9.1(e)(iv).
“CapEx Reserve”: As defined in Section 9.1(e)(v).
“CapEx Reserve Funds”: As defined in Section 9.1(e)(v).
“CapEx Testing Period”: From and after a Wynn Tenant Transfer, each seven (7) year period (on a rolling basis) through the Term.
“CapEx Testing Period Certificate”: As defined in Section 9.1(e)(i).
“Cash”: Cash and cash equivalents and all instruments evidencing the same or any right thereto and all proceeds thereof.
“Casualty Event”: Any loss of title or any loss of or damage to or destruction of, or any condemnation or other taking (including by any governmental authority) of, any asset for which Tenant or any of its Subsidiaries (directly or through Tenant’s Parent) receives cash insurance proceeds or proceeds of a condemnation award or other similar compensation (excluding proceeds of business interruption insurance). “Casualty Event” shall include, but not be limited to, any taking of all or any part of any real property of Tenant or any of its Subsidiaries or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any applicable law, or by reason of the temporary requisition of the use or occupancy of all or any part of any real property of Tenant or any of its Subsidiaries or any part thereof by any governmental authority, civil or military.
“Change in Control”: (i) Any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended from time to time, and any successor statute), shall have acquired direct or indirect beneficial ownership or control of fifty percent (50%) or more on a fully diluted basis of the direct or indirect voting power in the Equity Interests of Tenant’s Parent entitled to vote in an election of directors of Tenant’s Parent, (ii) except as permitted or required hereunder, the direct or indirect sale by Tenant or Tenant’s Parent of all or substantially all of Tenant’s assets, whether held directly or through Subsidiaries, relating to the Facility in one transaction or in a series of related transactions (excluding sales to Tenant or its Subsidiaries), (iii) (a) Tenant ceasing to be a wholly-owned Subsidiary (directly or indirectly) of Tenant’s Parent or (b) Tenant’s Parent ceasing to control one hundred percent (100%) of the voting power in the Equity Interests of Tenant or (iv) Tenant’s Parent consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, Tenant’s Parent, in any such event pursuant to a transaction in which any of the outstanding Equity Interests of Tenant’s Parent ordinarily entitled to vote in an election of directors of Tenant’s Parent or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Equity Interests of Tenant’s Parent ordinarily entitled to vote in an election of directors of Tenant’s Parent outstanding immediately prior to such transaction constitute or are converted into or exchanged into or exchanged for a majority (determined by voting power in an election of directors) of the outstanding Equity Interests ordinarily entitled to vote in an election of directors of such surviving or transferee Person (immediately after giving effect to such transaction).
“Code”: The Internal Revenue Code of 1986 and, to the extent applicable, the Treasury Regulations promulgated thereunder, each as amended from time to time.
“Commencement Date”: As defined in Section 1.3.
“Condemnation”: The exercise of any governmental power, whether by legal proceedings or otherwise, by a Condemnor or a voluntary sale or transfer by Landlord to any Condemnor, either under threat of condemnation or while legal proceedings for condemnation are pending.
“Condemnor”: Any public or quasi-public authority, or private corporation or individual, having the power of Condemnation.
“Confidential Information”: Any and all financial, technical, proprietary, confidential, and other information, including data, reports, interpretations, forecasts, analyses, compilations, studies, summaries, extracts, records, know-how, statements (written or oral) or other documents of any kind, that contain information concerning the business and affairs of a party or its affiliates, divisions and subsidiaries, which such party or its Related Persons provide to the other party or its Related Persons, whether furnished before or after the Commencement Date, and regardless of the manner in which it was furnished, and any material prepared by a party or its Related Persons, in whatever form maintained, containing, reflecting or based upon, in whole or in part, any such information; provided, however, that “Confidential Information” shall not include information which: (i) was or becomes generally available to the public other than as a result of a disclosure by the other party or its Related Persons in breach of this Lease; (ii) was or becomes available to the other party or its Related Persons on a non-confidential basis prior to its disclosure hereunder as evidenced by the written records of the other party or its Related Persons, provided that the source of the information is not bound by a confidentiality agreement or otherwise prohibited from transmitting such information by a contractual, legal or fiduciary duty; or (iii) was independently developed by the other party without the use of any Confidential Information, as evidenced by the written records of the other party.
“Cosmetic Alterations”: All Capital Improvements that are solely cosmetic or decorative in nature, including painting, carpeting, flooring, light fixtures and other finishes.
“Covenant Resumption Date”: The first day following the end of a Covenant Suspension Period.

“Covenant Suspension Period”: If on the last day of any Test Period the Facility is closed to the public, and has been closed for a period of more than fifteen (15) days, in each case, due to an Unavoidable Delay, then the period commencing on (and including) the last day of any such Test Period and continuing until (but excluding) the last day of the second full consecutive fiscal quarter throughout which the Facility has remained open to the public. Notwithstanding the foregoing, Tenant may, in its sole discretion, elect that any Covenant Suspension Period end on any date prior to the date that such Covenant Suspension Period would otherwise end absent such election.
“CPI”: The United States Department of Labor, Bureau of Labor Statistics Revised Consumer Price Index for All Urban Consumers (1982-84=100), U.S. City Average, All Items, or, if that index is not available at the time in question, the index designated by such Department as the successor to such index, and if there is no index so designated, an index for an area in the United States that most closely corresponds to the entire United States, published by such Department, or if none, by any other instrumentality of the United States.
“CPI Increase”: The product of (i) the CPI published for the beginning of each Lease Year, divided by (ii) the CPI published for the beginning of the first Lease Year. If the product is less than one, the CPI Increase shall be equal to one.
“CPI Rent Increase”: The product of (i) the average CPI for the three (3) most recent calendar months (the “Prior Months”) ending prior to the first day of each Lease Year (for which the CPI has been published as of such first day), divided by (ii) the average CPI for the three (3) corresponding calendar months occurring one (1) year prior to the Prior Months. If the product is less than one, the CPI Rent Increase shall be equal to one.
“CPI Rent Increase Cap”: 1.025; provided that, from and after a Wynn Tenant Transfer the CPI Rent Increase Cap shall be 1.03.
“CPR Institute”: As defined in Section 34.1(b).
“Date of Taking”: The date the Condemnor has the right to possession of the property being condemned.
“Debt Agreement”: If designated by Tenant to Landlord in writing to be included in the definition of “Debt Agreement,” one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other indebtedness, in each case, with the same or different borrowers or issuers and, in each case, (i) entered into from time to time by Tenant and/or its Affiliates (including Tenant’s Parent), (ii) as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time, (iii) which may be secured by assets of Tenant and its Subsidiaries, including, but not limited to, their Cash, Accounts, Tenant’s Property, real property and leasehold estates in real property (including this Lease), and (iv) which shall provide Landlord, in accordance with Section 17.3 hereof, the right to receive copies of notices of Specified Debt Agreement Defaults thereunder and opportunity to cure any breaches or defaults by Tenant thereunder within the cure period, if any, that exists under such Debt Agreement. For the avoidance of doubt, the following is a Debt Agreement: that certain Credit Agreement, dated as of September 20, 2019 (as amended, restated, amended and restated, replaced, refinanced, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Tenant’s Parent, the subsidiary guarantors party thereto from time to time, the lenders party thereto from time to time, Deutsche Bank AG New York Branch, as administrative agent, and Deutsche Bank AG New York Branch, as collateral agent (in such capacity, together with its successors in such capacity, the “Collateral Agent”).
“Dollars” and “$”: The lawful money of the United States.
“Discretionary Closure”: As defined in Section 7.2(d).
“EBITDA”: For any Test Period, with respect to any Person, the Net Income of such Person on a consolidated basis for such period, determined in accordance with GAAP, plus, without duplication, (1) income tax expense, (2) consolidated interest expense (net of interest income), (3) depreciation and amortization expense, (4) any income, gains or losses attributable to the early extinguishment or conversion of indebtedness or cancellation of indebtedness, (5) gains or losses on discontinued operations and asset sales, disposals or abandonments, (6) impairment charges or asset write-offs including, without limitation, those related to goodwill or intangible assets, long-lived assets, and investments in debt and equity securities, in each case, in accordance with GAAP, (7) any non-cash items of expense (other than to the extent such non-cash items of expense require or result in an accrual or reserve for future cash expenses (provided that in the case of the Tenant if such accrual or reserve is for contingent items, the outcome of which is subject to uncertainty, such non-cash items of expense may, at the election of the Tenant, be added to Net Income and deducted when and to the extent actually paid in cash)), (8) extraordinary gains or losses, (9) unusual or non-recurring gains or items of income or loss, (10) proceeds of business interruption insurance, (11) Pre-Opening Expenses and (12) in the case of the Tenant, transaction costs for the entry into this Lease, the negotiation and consummation of the financing transactions in connection therewith and the other transactions contemplated in connection with the foregoing consummated on or before the Commencement Date, less (in each case without duplication and to the extent the respective amounts described in clauses (A) through (C) were not subtracted in determining Net Income) (A) royalty payments, (B) corporate expenses and (C) management fee reimbursements.
“EBITDAR”: For any Test Period, with respect to any Person, EBITDA plus, without duplication, any Rent deducted as an expense in Net Income, and, without duplication, in each case as determined in accordance with GAAP, consistently applied. EBITDAR and Rent shall be calculated on a pro forma basis to give effect to (i) any increase or decrease in Rent as a result of the addition or removal of Leased Property to this Lease since the beginning of any Test Period of Tenant as if each such increase or decrease had been effected on the first day of such Test Period, and (ii) any material acquisitions and material asset sales consummated during any Test Period as if each such material acquisition had been effected on the first day of such Test Period and as if each such material asset sale had been consummated on the day prior to the first day of such Test Period (including to give effect to (x) pro forma adjustments reasonably contemplated by Tenant and (y) such other pro forma adjustments consistent with Regulation S-

X under the Securities Act). In the event Rent is to be increased in connection with the addition or inclusion of a Long-Lived Asset that is projected to increase EBITDAR, such Rent increase shall not be taken into account in calculating the EBITDAR to Rent Ratio until the first fiscal quarter following the completion of the installation or construction of such Long-Lived Assets. For purposes of calculating the EBITDAR to Rent Ratio, (a) subject to clause (b) below, if the Facility is closed to the public for more than fifteen (15) days as a result of an Unavoidable Delay and/or a Discretionary Closure during any fiscal quarter of any Test Period, then (i) the EBITDAR in respect of such fiscal quarter shall be excluded from the calculation of EBITDAR for such Test Period and (ii) the EBITDAR during any fiscal quarters of such Test Period during which the Facility is not closed to the public for more than fifteen (15) days shall be annualized as follows for purposes of calculating EBITDAR for such Test Period: (A) if the Facility is not closed to the public for more than fifteen (15) days in any of the remaining three (3) fiscal quarters of such Test Period, then the aggregate EBITDAR for such quarters shall be multiplied by 4/3, (B) if the Facility is not closed to the public for more than fifteen (15) days in only two (2) fiscal quarters of such Test Period, then the aggregate EBITDAR for such quarters shall be multiplied by 2 and (C) if the Facility is not closed to the public for more than fifteen (15) days in only one (1) fiscal quarter of such Test Period, then the EBITDAR for such quarter shall be multiplied by 4 and (b) notwithstanding clause (a) above, for purposes of calculating the EBITDAR from and after any Covenant Resumption Date, (i) the EBITDAR for the Test Period ending on the last day of the fiscal quarter in which the Covenant Resumption Date occurs (the “Initial Test Period”) shall be deemed to be the EBITDAR for the last fiscal quarter of the Initial Test Period, in each case, multiplied by 4, (ii) the EBITDAR for the first Test Period ending after the Initial Test Period (the “Second Test Period”) shall be deemed to be the EBITDAR for the last two fiscal quarters of the Second Test Period, in each case, multiplied by 2 and (iii) the EBITDAR for the second Test Period ending after the Initial Test Period (the “Third Test Period”) shall be deemed to be the EBITDAR for the last three fiscal quarters of the Third Test Period, in each case, multiplied by 4/3.
“EBITDAR to Rent Ratio”: For any date, the ratio of (i) EBITDAR derived from the Facility by Tenant or its Affiliates (without duplication) for the Test Period most recently ended prior to such date to (ii) Rent for the Test Period most recently ended prior to such date.
“Effective Date”: As defined in the preamble.
“Encumbrance”: Any mortgage, deed of trust, lien, encumbrance or other matter affecting title to any of the Leased Property, or any portion thereof or interest therein.
“End of Term Gaming Asset Transfer Notice”: As defined in Section 36.1.
“Environmental Costs”: As defined in Section 32.4.
“Environmental Laws”: Any and all applicable federal, state, municipal and local laws, statutes, ordinances, rules, regulations, guidances, policies, orders, codes, decrees or judgments, whether statutory or common law, as amended from time to time, now or hereafter in effect pertaining to the environment, public health and safety and industrial hygiene, including the use, generation, manufacture, production, storage, release, discharge, disposal, handling, treatment, removal, decontamination, cleanup, transportation or regulation of any Hazardous

Substance, including the Industrial Site Recovery Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Comprehensive Environmental Response Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act, as amended by the Hazardous Waste and Solid Waste Amendments of 1984, the Federal Insecticide, Fungicide, Rodenticide Act, the Safe Drinking Water Act and the Occupational Safety and Health Act, the Hazardous Liquid Pipeline Safety Act; the Hazardous Materials Transportation Act; and the National Environmental Policy Act; Massachusetts General Laws, Chapter 21D; Massachusetts General Laws, Chapter 21E; Massachusetts General Laws, Chapter 21C; Massachusetts General Laws, Chapter 21I; any other federal, state or local law addressing itself to environmental contamination, waste or health and safety; or any regulations promulgated under any of the foregoing, including, without limitation, the ones promulgated in connection with Chapter 21E at 310 CMR 40.0000 et seq., in each case, as now exist and as may at any later time be adopted, promulgated or amended from time to time.
“Equity Interests”: With respect to any Person, any and all shares, interests, participations or other equivalents, including ownership or membership interests (however designated, whether voting or non-voting), of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership.
“Equity Rights”: With respect to any Person, any then outstanding subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including any stockholders’ or voting trust agreements) for the issuance, sale, registration or voting of any additional Equity Interests of any class, or partnership or other ownership interests of any type in, such Person; provided, however, that a debt instrument convertible into or exchangeable or exercisable for any Equity Interests shall not be deemed an Equity Right.
“Escalated Rent”: (a) For the second Lease Year through the tenth Lease Year, an amount equal to the Escalated Rent Percentage of the Rent for the immediately preceding Lease Year, and (b) for the eleventh Lease Year and for each Lease Year thereafter, including the Renewal Term, an amount equal to the greater of (i) the Escalated Rent Percentage of the Rent for the immediately preceding Lease Year and (ii) an amount equal to the product of (I) the CPI Rent Increase for such Lease Year (but in no event shall the CPI Rent Increase exceed the CPI Rent Increase Cap for purposes of this clause (ii)), multiplied by (II) Rent for the immediately preceding Lease Year.
“Escalated Rent Percentage”: 101.75%; provided that, from and after a Wynn Tenant Transfer the Escalated Rent Percentage shall be 102%.
“Escalation”: For any Lease Year (commencing with the second Lease Year), the excess of (x) the Escalated Rent for such Lease Year over (y) the Rent for the immediately preceding Lease Year.
“Event of Default”: As defined in Section 16.1.
“Everett Landlord”: As defined in the preamble.

“Everett Property”: The real property described in Exhibit B-1 attached hereto, together with all Leased Property with respect thereto.
“Everett Tenant”: As defined in the preamble.
“Excluded Art”: Any and all fine art, artwork, paintings, sculptures or other artistic installments or displays that would otherwise constitute a portion of the Leased Property or Tenant’s Property, whether permanently or temporarily located at or on, or affixed to, any portion of the Leased Property as of the Effective Date, whether owned by Tenant or any Affiliate of Tenant or any third-party, together with any and all replacements of or additional fine artwork, paintings, sculptures or other artistic works at any time located on or attached to the Leased Property, even if same would otherwise constitute Leased Property or Tenant’s Property pursuant to this Lease. For the avoidance of doubt, Excluded Art includes fine art that hangs on walls, as well as fine art that may be attached to the Leased Property.
“Expansion Documents”: As defined in Section 3.5(d).
“Expansion Option”: As defined in Section 3.5(b).
“Expansion Option Acceptance”: As defined in Section 3.5(e).
“Expansion Option Notice”: As defined in Section 3.5(d).
“Expansion Property”: All or any portion of the land described on Schedule D.
“Expansion Property Purchase Price”: As defined in Section 3.5(b).
“Expansion Property Value”: As defined in Section 3.5(d).
“Expansion Rent”: As defined in Section 3.5(b).
“Expert”: An independent third-party professional, with expertise in respect of a matter at issue, appointed by the agreement of Landlord and Tenant or otherwise in accordance with Article XXXIV hereof.
“Facility”: As defined in Recital C.
“Facility Mortgage”: As defined in Section 13.1.
“Facility Mortgage Documents”: With respect to each Facility Mortgage and Facility Mortgagee, the applicable Facility Mortgage, loan agreement, debt agreement, credit agreement or indenture, lease, note, collateral assignment instruments, guarantees, indemnity agreements and other documents or instruments evidencing, securing or otherwise relating to the loan made, credit extended, or lease or other financing vehicle entered into pursuant thereto.
“Facility Mortgagee”: As defined in Section 13.1.
“FF&E”: Collectively, furnishings, fixtures, inventory, and equipment located in the hallways, lobbies, hotel rooms, restaurants, lounges, meeting and banquet rooms, parking facilities, public areas or otherwise in any portion of the Facility, including (without limitation) all chairs, bookcases, tables, beds, carpeting, drapes, couches, bars, bar fixtures, radios, television sets, intercom and paging equipment, electric and electronic equipment, heating, lighting and plumbing fixtures, fire prevention and extinguishing apparatus, cooling and air-conditioning systems, elevators, escalators, stoves, ranges, refrigerators, laundry machines, tools, machinery, boilers, incinerators, switchboards, conduits, compressors, vacuum cleaning systems, floor cleaning, waxing and polishing equipment, cabinets, lockers, shelving, dishwashers, garbage disposals, washer and dryers, Gaming equipment and all other casino equipment, supplies and other tangible property, in each case, located at the Facility or used or held for use in connection with the present or future operation and occupancy of the Facility.
“FF&E Estimate”: As defined in Section 9.2(b).
“FF&E Reserve Account”: As defined in Section 9.2(a).
“FF&E Reserve Funds”: As defined in Section 9.2(a).
“Financial Statements”: (i) For a Fiscal Year, consolidated statements of operations, cash flows and stockholders’ equity of Tenant’s Parent and its consolidated subsidiaries for such Fiscal Year and the related consolidated balance sheet for the period from the beginning of such Fiscal Year to the end of such Fiscal Year, together with the notes thereto (if applicable), prepared in accordance with GAAP as of such date and audited by an Approved Accounting Firm, and (ii) for each fiscal quarter (other than the fourth fiscal quarter in any Fiscal Year), the consolidated statements of operations and cash flows of Tenant’s Parent and its Subsidiaries for such fiscal quarter and for the portion of the Fiscal Year ended with such fiscal quarter, and the related consolidated balance sheet as at the end of such fiscal quarter, prepared in accordance with GAAP.
“Fiscal Year”: The annual period commencing January 1 and terminating December 31 of each year.
“Fixtures”: As defined in Section 1.1(d).
“Foreclosure Assignment”: As defined in Section 22.2(iii)(z).
“Foreclosure COC”: As defined in Section 22.2(iii)(z).
“Foreclosure Purchaser”: As defined in Section 31.1.
“GAAP”: Generally accepted accounting principles consistently applied in the preparation of financial statements, as in effect from time to time (except with respect to any financial ratio defined or described herein or the components thereof, for which purposes GAAP shall refer to such principles as in effect as of the Commencement Date).
“Gaming Assets FMV”: As defined in Section 36.1.
“Gaming Authorities”: Any of the Massachusetts Gaming Commission, and any other gaming regulatory body or any agency or governmental authority which has, or may at any time after the Commencement Date have, jurisdiction over the gaming activities at the Leased Property or any successor to such authority.
“Gaming Equipment”: All equipment, software systems and/or gaming devices, gaming devices parts inventory and other related gaming equipment and supplies used to conduct gambling games authorized by applicable Gaming Regulations at a Gaming Facility including without limitation, all slot machines, video lottery terminals, table games, cards, dice, chips, tables, player tracking systems, cashless wagering systems, electronic betting systems, mobile gaming systems, gaming kiosks, pari-mutuel wagering systems, and/or other software systems and devices used now or in the future (including any variation or derivative of any of the foregoing, or any newly created equipment, software system or gaming device) for the purposes of conducting gambling games, slot machines, gaming devices and live games.
“Gaming Facility”: A facility at which Gaming Equipment is utilized to generate gaming revenues in accordance with a gaming license (including any Gaming License).
“Gaming License”: Any license, permit, approval, finding of suitability or other authorization issued by a state regulatory agency to operate, carry on or conduct any gambling game, gaming device, slot machine, race book or sports pool on the Leased Property, or required by any Gaming Regulation, including each of the licenses, permits or other authorizations set forth on Exhibit C, as amended from time to time.
“Gaming Regulation(s)”: Any and all laws, statutes, ordinances, rules, regulations, policies, orders, resolutions, codes, decrees or judgments, and Gaming License conditions or restrictions, and requirements of any agreement with a local municipality, as amended from time to time, now or hereafter in effect or promulgated, pertaining to the operation, control, maintenance or Capital Improvement of a Gaming Facility directly as a result of the gaming operations thereat or the conduct of a person or entity holding as a result of such person or entity holding a Gaming License, including, without limitation, any requirements imposed by a regulatory agency, commission, board or other governmental body (including any Gaming Authority) pursuant to the jurisdiction and authority granted to it under applicable law.
“Government List”: (a) Any list or annex to Presidential Executive Order 13224 issued on September 24, 2001 (“EO13224”), including any list of Persons who are determined to be subject to the provisions of EO13224 or any other similar prohibitions contained in the rules and regulations of OFAC or in any enabling legislation or other Presidential Executive Orders in respect thereof, (b) the Specially Designated Nationals and Blocked Persons Lists maintained by OFAC, (c) any other list of terrorists, terrorist organizations or narcotics traffickers maintained pursuant to any of the Rules and Regulations of OFAC, or (d) any similar lists maintained by the United States Department of State, the United States Department of Commerce or any other governmental authority or pursuant to any Executive Order of the President of the United States of America.
“Ground Lease”: Collectively, those certain leases with respect to real property that is a portion of the Leased Property, pursuant to which Landlord is a tenant and which leases have either been approved by Tenant or are in existence as of the Commencement Date, each of which leases is listed on Schedule A hereto.

“Ground Leased Property”: The real property leased pursuant to a Ground Lease.
“Ground Lessor”: As defined in Section 8.4(a).
“Guarantor”: Any entity that guaranties the payment or collection of all or any portion of the amounts payable by Tenant, or the performance by Tenant of all or any of its obligations, under this Lease, including any replacement guarantor consented to by Landlord in connection with the assignment of the Lease or a sublease of Leased Property pursuant to Article XXII.
“Guaranty”: That certain Guaranty of Lease dated as of the Effective Date, a form of which is attached as Exhibit D hereto, as the same may be amended, supplemented or replaced from time to time, by and between Tenant’s Parent, Landlord and certain Subsidiaries of Tenant from time to time party thereto, and any other guaranty in form and substance reasonably satisfactory to the Landlord executed by a Guarantor in favor of Landlord (as the same may be amended, supplemented or replaced from time to time) pursuant to which such Guarantor agrees to guaranty all of the obligations of Tenant hereunder.
“Handling”: As defined in Section 32.4.
“Hazardous Substances”: Collectively, any oil, petroleum, petroleum product or by product, polychlorinated biphenyls, asbestos, lead-based paint, mold or any other contaminant, pollutant or hazardous or toxic substance, material or waste regulated or listed pursuant to any Environmental Law.
“Immaterial Subsidiary Guarantor”: Any Subsidiary of Tenant having, together with all other Immaterial Subsidiary Guarantors, assets with an aggregate fair market value of less than One Hundred Fifty Million Dollars ($150,000,000) as of the most recent date on which Financial Statements have been delivered to Landlord pursuant to Section 23.1(b).
“Impartial Appraiser”: As defined in Section 13.2.
“Impositions”: Collectively, all taxes, including capital stock, franchise, margin and other state taxes of Landlord, ad valorem, sales, use, gross receipts, transaction privilege, rent or similar taxes; assessments including assessments for public improvements or benefits, whether or not commenced or completed prior to the Commencement Date and whether or not to be completed within the Term, rents or other amounts payable under, and all other monetary obligations of Landlord and its Affiliates under, the Ground Leases, any Property Documents and any PILOT and Community Documents; water, sewer and other utility levies and charges; excise tax levies; fees including license, permit, inspection, authorization and similar fees; and all other governmental charges, in each case whether general or special, ordinary or extraordinary, or foreseen or unforeseen, of every character in respect of the Leased Property and/or the Rent and Additional Charges and all interest and penalties thereon attributable to any failure in payment by Tenant (other than failures arising from the acts or omissions of Landlord) which at any time prior to, during or in respect of the Term hereof may be assessed or imposed on or in respect of or be a lien upon (i) Landlord or Landlord’s interest in the Leased Property, (ii) the Leased Property or any part thereof or any rent therefrom or any estate, right, title or interest therein, or (iii) any occupancy, operation, use or possession of, or sales from or activity conducted on or in connection with the Leased Property or the leasing or use of the Leased Property or any part thereof; provided, however, that Impositions shall not include and nothing contained in this Lease shall be construed to require Tenant to pay (a) any tax based on net or overall gross income (whether denominated as a franchise or capital stock or other tax) imposed on Landlord or any other Person, (b) any transfer, or net revenue tax of Landlord or any other Person except Tenant and its successors, (c) any tax imposed with respect to the sale, exchange or other disposition by Landlord of any Leased Property or the proceeds thereof (for the avoidance of doubt, excluding property taxes relating to the Leased Property), or (d) any principal, interest or other amounts due on, or any mortgage recording taxes or other amounts relating to the incurrence of, any indebtedness on or secured by the Leased Property owed to a Facility Mortgagee for which Landlord or its Subsidiaries or Landlord’s Parent is the obligor; provided, further, Impositions shall include any tax, assessment, tax levy or charge set forth in clause (a) or (b) that is levied, assessed or imposed in lieu of, or as a substitute for, any Imposition.
“Indebtedness”: Of any Person, without duplication, (a) all indebtedness of such Person for borrowed money, whether or not evidenced by bonds, debentures, notes or similar instruments, (b) all obligations of such Person as lessee under capital leases which have been or should be recorded as liabilities on a balance sheet of such Person in accordance with GAAP, (c) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business), (d) all indebtedness secured by a lien on the property of such Person, whether or not such indebtedness shall have been assumed by such Person, (e) all obligations, contingent or otherwise, with respect to the face amount of all letters of credit (whether or not drawn) and banker’s acceptances issued for the account of such Person, (f) all obligations under any agreement with respect to any swap, forward, future or derivative transaction or option or similar arrangement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or combination of transactions, (g) all guarantees by such Person of any of the foregoing and (h) all indebtedness of the nature described in the foregoing clauses (a)-(g) of any partnership of which such Person is a general partner.
“Indebtedness to EBITDA Ratio”: As at any date of determination, the ratio of (a) Indebtedness of the applicable (x) Qualified Transferee or Parent Company of the Qualified Transferee or (y) in the case of a Permitted Leasehold Mortgagee Foreclosing Party, the Permitted Leasehold Mortgagee Foreclosing Party (such Qualified Transferee, Parent Company or Permitted Leasehold Mortgagee Foreclosing Party, as applicable the “Relevant Party”) on a consolidated basis, as of such date (excluding Indebtedness of the type referenced in clauses (e) or (f) of the definition of Indebtedness or Indebtedness referred to in clauses (d) or (g) of the definition of Indebtedness to the extent relating to Indebtedness of the type referenced in clauses (e) or (f) of the definition of Indebtedness), to (b) EBITDA of the Parent Company of a Qualified Transferee (or, in the case of (x) a Permitted Leasehold Mortgagee Foreclosing Party, such Permitted Leasehold Mortgagee Foreclosing Party or (y) a Qualified Transferee that does not have a Parent Company, such Qualified Transferee) for the Test Period most recently ended prior to such date for which financial statements are available. For purposes of calculating the Indebtedness to EBITDA Ratio, EBITDA shall be calculated on a pro forma basis (and shall be calculated, except for pro forma adjustments reasonably contemplated by the potential transferee which may be included in such calculations, otherwise in accordance with

Regulation S-X under the Securities Act) to give effect to any material acquisitions and material asset sales consummated by the Relevant Party and its Subsidiaries since the beginning of any Test Period of the Relevant Party as if each such material acquisition had been effected on the first day of such Test Period and as if each such material asset sale had been consummated on the day prior to the first day of such period. In addition, for the avoidance of doubt, (i) if the Relevant Party or any Subsidiary of the Relevant Party has incurred any Indebtedness or repaid, repurchased, acquired, defeased or otherwise discharged any Indebtedness since the end of the most recent Test Period for which financial statements are available, Indebtedness shall be calculated (for purposes of this definition) after giving effect on a pro forma basis to such incurrence, repayment, repurchase, acquisition, defeasance or discharge and the applications of any proceeds thereof as if it had occurred prior to the first day of such Test Period and (ii) the Indebtedness to EBITDA Ratio shall give pro forma effect to the transactions whereby the applicable Qualified Transferee becomes party to the Lease or the Change in Control transactions permitted under Section 22.2(iii) and shall include the Indebtedness and EBITDA of Tenant and its Subsidiaries for the relevant period.
“Initial Term”: As defined in Section 1.3.
“Initial Term End Date”: As defined in Section 1.3.
“Insurance Requirements”: The terms of any insurance policy required by this Lease and all requirements of the issuer of any such policy and of any insurance board, association, organization or company necessary for the maintenance of any such policy.
“Investment Fund”: A bona fide private equity fund or bona fide investment vehicle arranged by and managed by or controlled by, or under common control with, a private equity fund (excluding any private equity fund investment vehicle the primary assets of which are Tenant and its Subsidiaries and/or this Lease and assets related thereto) that is engaged in making, purchasing, funding or otherwise or investing in a diversified portfolio of businesses and companies and is organized primarily for the purpose of making equity investments in companies.
“Land”: As defined in Section 1.1(a).
“Landlord”: As defined in the preamble.
“Landlord Approved Capital Improvement”: As defined in Section 10.1(b).
“Landlord Representatives”: As defined in Section 23.4.
“Landlord ROFO Notice”: As defined in Section 18.2.
“Landlord Tax Returns”: As defined in Section 4.1(b).
“Landlord’s Parent”: Realty Income Corporation and its successors and assigns from time to time.
“Lease”: As defined in the preamble.

“Lease Amendment”: As defined in Section 3.5(b).
“Lease Year”: The first Lease Year for the Facility shall be the period commencing on the Commencement Date and ending on the last day of the calendar month in which the first (1st) anniversary of the Commencement Date occurs, and each subsequent Lease Year for the Facility shall be each period of twelve (12) full calendar months after the last day of the prior Lease Year.
“Leased Improvements”: As defined in Section 1.1(b).
“Leased Property”: As defined in Section 1.1.
“Leasehold Estate”: As defined in Section 17.1(a).
“Legal Requirements”: All federal, state, county, municipal and other governmental statutes, laws, rules, policies, guidance, codes, orders, regulations, ordinances, permits, licenses, covenants, conditions, restrictions, judgments, decrees and injunctions (including common law, Gaming Regulations and Environmental Laws) affecting either the Leased Property, Tenant’s Property and all Capital Improvements or the construction, use or alteration thereof, whether now or hereafter enacted and in force, including without limitation, any which may (i) require repairs, modifications or alterations in or to the Leased Property and Tenant’s Property, (ii) in any way adversely affect the use and enjoyment thereof, or (iii) regulate the transport, handling, use, storage or disposal or require the cleanup or other treatment of any Hazardous Substance.
“Letter of Credit”: An irrevocable, unconditional, clean sight draft letter of credit reasonably acceptable to Landlord in favor of Landlord and entitling Landlord to draw thereon based solely on a statement executed by an officer of Landlord stating that it has the right to draw thereon under this Lease in a location in the United States reasonably acceptable to Landlord, issued by a financial institution reasonably acceptable to Landlord, and upon which letter of credit Landlord shall have the right to draw in full: (a) if Landlord has not received at least thirty (30) days prior to the date on which the then outstanding letter of credit is scheduled to expire, a notice from the issuing financial institution that it has renewed the applicable letter of credit; and (b) thirty (30) days prior to the date of termination following receipt of notice from the issuing financial institution that the applicable letter of credit will be terminated.
“Liquor Authority”: As defined in Section 41.13(a).
“Liquor Laws”: As defined in Section 41.13(a).
“Long-Lived Assets”: (i) With respect to property owned by Tenant’s Parent as of the Commencement Date, all property capitalized in accordance with GAAP with an expected life of not less than fifteen (15) years as initially reflected on the books and records of Tenant’s Parent at or about the time of acquisition thereof or (ii) with respect to those assets purchased, replaced or otherwise maintained by Tenant after the Commencement Date, such asset capitalized in accordance with GAAP with an expected life of not less than fifteen (15) years as of or about the time of the acquisition thereof, as classified by Tenant in accordance with GAAP.

“Material Indebtedness”: At any time, Indebtedness of any one or more of the Tenant (and its Subsidiaries) in an aggregate principal amount exceeding twenty percent (20%) of EBITDAR of Tenant (and its Subsidiaries) on a consolidated basis over the most recent Test Period for which financial statements are available.
“Maximum Foreseeable Loss”: As defined in Section 13.2.
“Net Income”: With respect to any Person for any period, the net income (or net loss) of that Person and its subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP.
“Net Revenue”: With respect to any fiscal period, the net revenue derived from the Facility by Tenant or its Affiliates (without duplication) for that period, determined in accordance with GAAP.
“New Lease”: As defined in Section 17.1(f).
“Notice”: A notice given in accordance with Article XXXV.
“Notice of Termination”: As defined in Section 17.1(f).
“OFAC”: As defined in Section 39.1.
“Officer’s Certificate”: A certificate of Tenant or Landlord, as the case may be, signed by an officer of such party authorized to so sign by resolution of its board of directors or by its sole member or by the terms of its by-laws or operating agreement, as applicable.
“Operating Standard”: Operation of the Leased Property for the Primary Intended Use in a first class manner and at least substantially consistent with past practice.
“Overdue Rate”: On any date, a rate equal to five (5) percentage points above the Prime Rate, but in no event greater than the maximum rate then permitted under applicable law.
“Parent Company”: With respect to any Qualified Transferee, any Person (other than an Investment Fund) (x) as to which such Qualified Transferee is a Subsidiary; and (y) which is not a Subsidiary of any other Person (other than an Investment Fund).
“Patriot Act Offense”: Any violation of the criminal laws of the United States of America or of any of the several states, or that would be a criminal violation if committed within the jurisdiction of the United States of America or any of the several states, relating to terrorism or the laundering of monetary instruments, including any offense under (A) the criminal laws against terrorism, (B) the criminal laws against money laundering, (C) the Bank Secrecy Act, as amended, (D) the Money Laundering Control Act of 1986, as amended, or (E) the U.S.A. Patriot Act. “Patriot Act Offense” also includes the crimes of conspiracy to commit, or aiding and abetting another to commit, a Patriot Act Offense.
“Payment Date”: Any due date for the payment of the installments of Rent or any other sums payable under this Lease.

“Permitted Capital Improvement”: As defined in Section 10.1(a).
“Permitted Leasehold Mortgage”: A document creating or evidencing an encumbrance on Tenant’s leasehold interest (or a subtenant’s subleasehold interest) in the Leased Property, granted to or for the benefit of a Permitted Leasehold Mortgagee as security for the obligations under a Debt Agreement.
“Permitted Leasehold Mortgagee”: The lender or agent or trustee or similar representative on behalf of one or more lenders or noteholders or other investors under a Debt Agreement, in each case as and to the extent such Person has the power to act on behalf of all lenders under such Debt Agreement pursuant to the terms thereof; provided such lender, agent or trustee or similar representative (but not necessarily the lenders, noteholders or other investors which it represents) is a banking or other financial institution in the business of generally acting as a lender, agent or trustee or similar representative (in each case, on behalf of a group of lenders) under debt agreements or instruments similar to the Debt Agreement. For the avoidance of doubt, the Collateral Agent is a Permitted Leasehold Mortgagee.
“Permitted Leasehold Mortgagee Designee”: An entity designated by a Permitted Leasehold Mortgagee and acting for the benefit of the Permitted Leasehold Mortgagee, or the lenders, noteholders or investors represented by the Permitted Leasehold Mortgagee.
“Permitted Leasehold Mortgagee Foreclosing Party”: A Permitted Leasehold Mortgagee that forecloses on this Lease and assumes this Lease or a Subsidiary of a Permitted Leasehold Mortgagee that assumes this Lease in connection with a foreclosure on this Lease by a Permitted Leasehold Mortgagee.
“Person” or “person”: Any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other form of entity.
“PILOT and Community Documents” That certain: (i) Agreement Between The City of Everett and EBH MA Property, LLC Pursuant to Chapter 121A, Section 6A of the Massachusetts General Laws dated June 26, 2019, (ii) Agreement Between The Department of Housing and Community Development and EBH MA Property, LLC Pursuant to M.G.L. c. 121A, Section 18C dated July 25, 2019, and (iii) Host Community Agreement By and Between the City of Everett, Massachusetts and Wynn MA, LLC dated April 19, 2013, each as amended.
“Pre-Opening Expense”: With respect to any fiscal period, the amount of expenses (including consolidated interest expense) incurred with respect to capital projects which are appropriately classified as “pre-opening expenses” on the applicable financial statements of Tenant’s Parent and its Subsidiaries for such period.
“Primary Intended Use”: Use as a “Gaming Establishment” as defined under the City of Everett Zoning Ordinance, which may include a gaming area and any other nongaming uses such as hotels, restaurants, retail, bars, meeting areas, health club, spa, indoor or outdoor entertainment areas, live entertainment, active or passive recreation areas, waterfront uses or any other use allowed by right or special permit under the Zoning Ordinance.

“Prime Rate”: On any date, a rate equal to the annual rate on such date publicly announced by JPMorgan Chase Bank, N.A. (provided that if JPMorgan Chase Bank, N.A. ceases to publish such rate, the Prime Rate shall be determined according to the Prime Rate of another nationally known money center bank reasonably selected by Landlord), to be its prime rate for ninety (90)-day unsecured loans to its corporate borrowers of the highest credit standing, but in no event greater than the maximum rate then permitted under applicable law.
“Proceeding”: As defined in Section 23.1(b)(v).
“Prohibited Persons”: As defined in Section 39.1.
“Property Documents”: Reciprocal easement and/or operating agreements, easements, covenants, exceptions, conditions and restrictions in each case affecting the Leased Property or any portion thereof (i) that are listed on the title policies obtained on or about the Commencement Date, including, the documents listed on Schedule B hereto, or (ii) made after the date hereof in accordance with the terms of this Lease, but excluding, in any event, all Facility Mortgage Documents.
“Purchase Agreement”: As defined in recital B.
“Qualifying CapEx”: Expenditures relating to the installation or restoration of Capital Improvements or FF&E with respect to the Leased Property, which shall (x) exclude any costs incurred that (A) are related to ordinary course maintenance and repairs and not capitalized in accordance with GAAP, (B) are included in operating expenses, determined in accordance with GAAP, consistently applied, (C) relate to Permitted Leasehold Mortgages, purchase money financing, equipment financing, equipment lease, or financing secured by liens on Capital Improvements or FF&E, or (D) would constitute capitalized interest, and (y) be limited to costs which are with third parties dealing at arms’ length or with Affiliates dealing on arms’ length terms (with any costs paid to Affiliates not exceeding market rates) and capitalized in accordance with GAAP, consistently applied.
“Qualified Successor Tenant”: As defined in Section 36.2.
“Qualified Transferee”: A Person that, together with each Affiliate that executes a Guaranty in the form attached hereto as Exhibit D and each of its subsidiaries, (A) has revenues derived from hotels and/or facilities for gaming and, in each case, together with retail locations, restaurants, bars, spas, entertainment venues, and other related facilities, services and amenities related thereto, in accordance with GAAP, of not less than One Billion and No/100 Dollars ($1,000,000,000.00) per year for each of the preceding five (5) years as of the date of determination, (B) leases, operates or manages at least one resort (exclusive of the Leased Property) which resort satisfies the following criteria: it has at least 650 rooms and casino operations of at least 200,000 square feet of gaming area, 2,500 slots and 150 gaming tables, and (C) (x) has an investment grade credit rating from a nationally recognized rating agency with respect to such entity’s long term, unsecured debt or (y) has an Indebtedness to EBITDA Ratio of less than 8:1 on a pro forma basis based on projected earnings and after giving effect to the proposed transaction. At the time of appointment, such Person (a) shall not be subject to a bankruptcy, insolvency or similar proceeding, (b) shall have never been convicted of, or pled guilty or no contest to, a Patriot Act Offense and shall not be on any Government List, (c) shall not be, and shall not be controlled by, a Prohibited Person or a person that has been found “unsuitable,” for any reason, by any applicable Gaming Authority and (d) shall have all material required licenses and approvals required under applicable law (including Gaming Regulations), including all required Gaming Licenses to own and operate the Facility. Notwithstanding the foregoing, a Permitted Leasehold Mortgagee Foreclosing Party shall constitute a Qualified Transferee; provided, however, in the event of a transfer to a Permitted Leasehold Mortgagee that does not constitute a Qualified Transferee but for this sentence, then Tenant shall not be released from this Lease as a result of such transfer.
“Related Persons”: With respect to a party, such party’s Affiliates and Subsidiaries and the directors, officers, employees, agents, advisors and controlling persons of such party and its Affiliates and Subsidiaries.
“Remediation” and “Remediate”: As defined in Section 32.3.
“Renewal Notice”: As defined in Section 1.4.
“Renewal Term”: A period for which the Term is renewed in accordance with Section 1.4.
“Rent”:
(a)During the Term, an annual amount equal to One Hundred Million and 00/100 Dollars ($100,000,000); provided, however, on the first day of the second (2nd) Lease Year and on each anniversary thereafter (each a “Rent Adjustment Date”), the Rent then in effect shall be increased to an amount equal to the sum of (i) the Rent for the immediately preceding Lease Year and (ii) the Escalation.
(b)As applicable during the Term, Rent shall be increased pursuant to (i) Section 10.3 in respect of Capital Improvements funded by Landlord and (ii) Section 3.5 in respect of Tenant’s exercise of the Expansion Option, which increases shall, in each case, be subject to the Escalations provided in the foregoing clause (a).
“Representative”: With respect to the lenders or holders under a Debt Agreement, a Person designated as agent or trustee or a Person acting in a similar capacity or as representative for such lenders or holders.
“Required CapEx”: An aggregate amount of Qualifying CapEx spent during the applicable CapEx Testing Period equal to the product of (x) 3% and (y) the actual Net Revenue during such CapEx Testing Period.
“Required CapEx Funding Deadline”: As defined in Section 9.1(e)(ii).
“Reserve Control Trigger Period”: The period during which an Event of Default has occurred and is continuing.
“Responsible Officer”: Tenant’s Parent’s chief executive officer, chief operating officer, treasurer, assistant treasurer, secretary, assistant secretary, executive vice presidents and senior vice presidents and, regardless of designation, the chief financial officer of Tenant’s Parent, provided, that Tenant’s Parent may designate one or more other officers as Responsible Officers.
“Restricted Information”: As defined in Section 23.1(c).
“Restricted Reserve Accounts”: As defined in Section 9.2(d).
“SEC”: The United States Securities and Exchange Commission.
“Securities Act”: The Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.
“Specified Debt Agreement Default”: Any event or occurrence under a Debt Agreement or Material Indebtedness that enables or permits the lenders or holders (or Representatives of such lenders or holders) to accelerate the maturity of the Indebtedness outstanding under a Debt Agreement or Material Indebtedness.
“Specified Sublease”: Any lease in effect on the Commencement Date constituting part of the Leased Property with respect to which Tenant is a sublessor, substantially as in effect on the Commencement Date, a list of which is attached on Schedule A hereto.
“Subsidiary”: As to any Person, (i) any corporation more than fifty percent (50%) of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time of determination owned by such Person and/or one or more Subsidiaries of such Person, and (ii) any partnership, limited liability company, association, joint venture or other entity in which such person and/or one or more Subsidiaries of such person has more than a fifty percent (50%) equity interest at the time of determination. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Lease shall refer to a Subsidiary or Subsidiaries of Tenant.
“Successor Tenant”: As defined in Section 36.1.
“Successor Tenant Rent”: As defined in Section 36.2.
“Taking”: As defined in Section 15.1(a).
“Tenant”: As defined in the preamble.
“Tenant Capital Improvement”: A Capital Improvement funded by Tenant and not reimbursed by Landlord, in each case, after the Effective Date.
“Tenant COC”: As defined in Section 22.2(iii).
“Tenant Competitor”: A Person or Affiliate of any Person (other than an Affiliate of Tenant) which operates, leases (as tenant) or manages facilities at which gaming operations are conducted; provided, that notwithstanding anything to the contrary contained herein, “Tenant Competitor” shall not include (x) commercial or corporate banks, pension funds, mutual funds, and any other funds that are managed or controlled by a commercial or corporate banks which funds principally invest in commercial loans or debt securities, or (y) any real estate investment trust or investment vehicle, or other similar entity whose business or investments primarily includes acting as a landlord of properties under long-term triple net leases (which, for the avoidance of doubt may include other Gaming Facilities).
“Tenant Parent COC”: As defined in Section 22.2(iii).
“Tenant FF&E”: FF&E owned by Tenant other than Excluded Art.
“Tenant Representatives”: As defined in Section 23.4.
“Tenant ROFO”: As defined in Section 18.2.
“Tenant ROFO Acceptance”: As defined in Section 18.2.
“Tenant’s Parent”: Wynn Resorts Finance, LLC, a Nevada limited liability company, and any permitted successor thereto.
“Tenant’s Property”: With respect to the Facility, all assets of Tenant (other than the Leased Property and property owned by a third party) primarily related to or used in connection with the operation of the business conducted on or about the Leased Property, including Tenant FF&E and the Gaming Equipment, together with all replacements, modifications, additions, alterations and substitutes therefor.
“Tenant’s Work”: All or any portion of the development described on Schedule C.
“Term”: As defined in Section 1.3.
“Termination Notice”: As defined in Section 17.1(d).
“Test Period”: With respect to any Person, for any date of determination, the period of the four (4) most recently ended consecutive fiscal quarters of such Person.
“Title Company”: As defined in Section 3.5(f).
“Unavoidable Delay”: Any of the following events: epidemics, pandemics, strikes, lock-outs, inability to procure materials, power failure, acts of God, governmental restrictions, enemy action, civil commotion, fire, unavoidable casualty, condemnation or other causes beyond the reasonable control of the party responsible for performing an obligation hereunder; provided that lack of funds shall not be deemed a cause beyond the reasonable control of a party.
“Unsuitable for Its Primary Intended Use”: A state or condition of the Facility such that by reason of damage or destruction, or a partial taking by Condemnation, the Facility cannot, following restoration thereof (to the extent commercially practical), be operated on a commercially practicable basis for its Primary Intended Use, taking into account, among other relevant factors, the amount of square footage and the estimated revenue affected by such damage or destruction.
“Wynn Tenant Transfer”: Any transaction, the result of which is that the “Tenant” under the Lease ceases to be a Subsidiary of Tenant’s Parent.
ARTICLE III

3.1Rent. During the Term, Tenant will pay to Landlord the Rent and Additional Charges in lawful money of the United States of America and legal tender for the payment of public and private debts, in the manner provided in Section 3.3. The Rent during any Lease Year is payable in advance in consecutive monthly installments on the fifth (5th) Business Day of each calendar month during that Lease Year. Unless otherwise agreed by the parties, Rent and Additional Charges shall be prorated as to any partial months at the beginning and end of the Term. Rent payable during any Lease Year consisting of more or less than twelve (12) calendar months shall be adjusted such that the portion of the Rent for each calendar month in any such Lease Year is equal to the Rent divided by twelve (12).

3.2Late Payment of Rent. Tenant hereby acknowledges that late payment by Tenant to Landlord of Rent or Additional Charges will cause Landlord to incur costs not contemplated hereunder, the exact amount of which is presently anticipated to be extremely difficult to ascertain. Accordingly, if any installment of Rent or Additional Charges (other than Additional Charges payable to a Person other than Landlord) shall not be paid within five (5) days after its due date, Tenant will pay Landlord on demand a late charge equal to the lesser of (a) five percent (5%) of the amount of such installment or (b) the maximum amount permitted by law; provided, however, that in no event shall any late charge be assessed on the full amount of Rent due pursuant to Section 16.3. The parties agree that this late charge represents a fair and reasonable estimate of the costs that Landlord will incur by reason of late payment by Tenant. The parties further agree that such late charge is Rent and not interest and such assessment does not constitute a lender or borrower/creditor relationship between Landlord and Tenant. Thereafter, if any installment of Rent other than Additional Charges payable to a Person other than Landlord shall not be paid within ten (10) days after its due date, the amount unpaid, including any late charges previously accrued, shall bear interest at the Overdue Rate from the due date of such installment to the date of payment thereof, and Tenant shall pay such interest to Landlord on demand. The payment of such late charge or such interest shall not constitute waiver of, nor excuse or cure, any default under this Lease, nor prevent Landlord from exercising any other rights and remedies available to Landlord.
3.3Method of Payment of Rent. Rent and Additional Charges to be paid to Landlord shall be paid by electronic funds transfer debit transactions through wire transfer of immediately available funds and shall be initiated by Tenant for settlement on or before the Payment Date; provided, however, if the Payment Date is not a Business Day, then settlement shall be made on the next succeeding day which is a Business Day. Landlord shall provide Tenant with appropriate wire transfer information in a Notice from Landlord to Tenant. If

Landlord directs Tenant to pay any Rent to any party other than Landlord, Tenant shall send to Landlord, simultaneously with such payment, a copy of the transmittal letter or invoice and a check whereby such payment is made or such other evidence of payment as Landlord may reasonably require.
3.4Net Lease. Landlord and Tenant acknowledge and agree that (i) this Lease is and is intended to be what is commonly referred to as a “net, net, net” or “triple net” lease, and (ii) the Rent shall be paid absolutely net to Landlord, so that this Lease shall yield to Landlord the full amount or benefit of the installments of Rent and Additional Charges throughout the Term with respect to the Facility, all as more fully set forth in Article IV and subject to any other provisions of this Lease which expressly provide for adjustment or abatement of Rent or other charges. If Landlord commences any proceedings for non-payment of Rent, Tenant will not interpose any counterclaim or cross complaint or similar pleading of any nature or description in such proceedings unless Tenant would lose or waive such claim by the failure to assert it. This shall not, however, be construed as a waiver of Tenant’s right to assert such claims in a separate action brought by Tenant. The covenants to pay Rent and other amounts hereunder are independent covenants, and Tenant shall have no right to hold back, offset or fail to pay any such amounts for default by Landlord or for any other reason whatsoever, except as provided in Section 3.1.
3.5Expansion Option.
(a)Tenant, at Tenant’s sole cost and expense, may develop the Tenant’s Work on the Expansion Property.
(b)At any time prior to the sixth (6th) anniversary of the Commencement Date, Tenant shall have the right to sell the Expansion Property to the Landlord and amend the Lease (the “Lease Amendment”) to add the Expansion Property to the Lease as part of the Leased Property (the “Expansion Option”), for an amount equal to the Expansion Property Value (the “Expansion Property Purchase Price”), which in no event shall exceed Two Hundred Eighty Five Million Seven Hundred Fourteen Thousand Two Hundred Eighty Five and 71/100 Dollars ($285,714,285.71). Upon payment of the Expansion Property Purchase Price and the closing of the Expansion Option, the Lease Amendment will provide that the Rent currently payable hereunder will increase by an annual amount equal to the product of (x) the Expansion Property Purchase Price multiplied by (y) 0.07 (the “Expansion Rent”), which in no event shall exceed Twenty Million Dollars ($20,000,000); provided that, if such increase occurs after the payment of any installment of Rent in the applicable Lease Year, then the Expansion Rent shall be prorated and payable only with respect to the remaining installments of Rent in such Lease Year; provided, further, that notwithstanding the immediately preceding proviso, for purposes of calculating the Escalation in the immediately succeeding Lease Year, Rent in the Lease Year in which such increase occurs shall be deemed to include the entire amount of the Expansion Rent (without proration).
(c)Landlord’s obligation to purchase the Expansion Property is expressly conditioned upon each of the following: (i) no Event of Default shall have occurred and be continuing, (ii) a Wynn Tenant Transfer shall not have occurred, (iii) the EBITDAR to Rent Ratio determined on the last day of the most recently ended fiscal quarter on a cumulative basis for the preceding Test Period shall have been at least 1.9:1.0 on a pro forma basis (giving effect to the Expansion Rent and the EBITDAR reasonably anticipated by the Tenant after the stabilization of Tenant’s Work, in each case, as if commencing on the first day of the relevant Test Period) and (iv) Tenant shall have delivered to Landlord the Expansion Option Notice, with all required Expansion Documents, in form and substance reasonably acceptable to Landlord.
(d)In order to exercise the Expansion Option, Tenant shall deliver to Landlord a written notice (the “Expansion Option Notice”) of Tenant’s election to exercise the Expansion Option, which shall be accompanied by (i) a certificate, executed by a Responsible Officer of the Tenant’s Parent, setting forth the calculation of the EBITDAR to Rent Ratio described in Section 3.5(c)(iii) in reasonable detail, (ii) copies of all inspection reports, permits, final unconditional lien releases from the general contractor and, to the extent received, all subcontractors, in each case, performing the Tenant’s Work, (iii) as-built survey for the Expansion Property, including the Tenant’s Work, (iv) a title policy for the Expansion Property naming Landlord as the named insured, in the amount of the Expansion Property Purchase Price, confirming that the Expansion Property is free and clear of all liens and others encumbrances other than encumbrances approved by Landlord in its reasonable discretion, and containing such endorsements reasonably requested by Landlord (and in no event in excess of such endorsements provided to Landlord with respect to the Leased Property on or about the Commencement Date), (v) to the extent available, a customary zoning report with respect to the Expansion Property, (vi) a property condition report with respect to the Expansion Property, including Tenant’s Work, (vii) a certificate of occupancy for improvements on the Expansion Property, (viii) available plans and specifications with respect to the Tenant’s Work, (ix) a construction expenditure report detailing the construction related expenditures incurred in connection with the Tenant’s Work, together with reasonable backup documentation, evidencing the value of the land and improvements (such value, the “Expansion Property Value”), and (x) reasonable evidence that the Tenant’s Work was built in material compliance with all applicable codes, ordinances, rules and regulations of applicable governmental authorities, with all applicable material approvals, permits, and licenses, including, without limitation, a building permit, (collectively, the “Expansion Documents”).
(e)Within ten (10) days after Landlord’s receipt of the Expansion Option Notice and each of the Expansion Documents, Landlord shall provide Tenant: (i) a written notice (“Expansion Option Acceptance”) notifying Tenant that Landlord is satisfied with the Expansion Documents, including Tenant’s calculation of the EBITDAR to Rent Ratio, and notify Tenant as to the date on the closing of the Expansion Option transaction, which date shall not be more than thirty (30) days after Landlord’s receipt of the Expansion Option Notice, or (ii) written notice notifying Tenant of any missing or deficient Expansion Documents, in which case, Tenant shall thereafter work in good faith to promptly remedy any such deficiencies.
(f)On the date of closing referenced in the Expansion Option Acceptance, Landlord shall deposit with Fidelity National Title Company or such other nationally recognized title company as selected by the Landlord (the “Title Company”): (i) an amount equal to the Expansion Property Purchase Price, (ii) the Lease Amendment, and (iii) such other documents reasonably requested by the Title Company. Tenant shall deposit with the Title Company: (1) the Lease Amendment, (2) a special warranty deed from Tenant’s Affiliate to Landlord, granting fee title to the Expansion Property to Landlord, in form and substance reasonably acceptable to Landlord, (3) a bill of sale for the Expansion Property, and (4) such other documents reasonably requested by the title company. Upon satisfaction or completion of all closing conditions set forth in this Section 3.5 and deliveries required by this Section 3.5(f), the Landlord and Tenant shall instruct the Title Company to record and deliver the deed to Landlord, deliver the closing documents to the appropriate parties and make disbursements according to the closing statements executed by Landlord and Tenant. Tenant shall be responsible for all costs and expenses in connection with the Expansion Option and the transfer of the Expansion Property to Landlord.
ARTICLE IV
4.1Impositions.
(a)Subject to Article XII relating to permitted contests, Tenant shall pay, or cause to be paid, all Impositions that apply or are otherwise allocable to any period before or during the Term of this Lease before any fine, penalty, interest or cost may be added for non-payment. Tenant shall make such payments directly to the taxing authorities where feasible, and promptly furnish to Landlord copies of official receipts or other satisfactory proof evidencing such payments. If any Imposition may, at the option of the taxpayer, lawfully be paid in installments, whether or not interest shall accrue on the unpaid balance of such Imposition, Tenant may pay the same, and any accrued interest on the unpaid balance of such Imposition, in installments as the same respectively become due and before any fine, penalty, premium, further interest or cost may be added thereto. For the avoidance of doubt, Tenant shall be responsible for the payment of all Impositions that are due and payable as of the Commencement Date (regardless as to whether such Impositions are attributable to a period preceding the Commencement Date).
(b)Landlord or Landlord’s Parent shall prepare and file all tax returns and reports as may be required by Legal Requirements with respect to Landlord’s net income, gross receipts, franchise taxes and taxes on its capital stock and any other returns required to be filed by or in the name of Landlord with respect to or relating to the Leased Property (the “Landlord Tax Returns”), and Tenant or Tenant’s Parent shall prepare and file all other tax returns and reports as may be required by Legal Requirements with respect to or relating to the Leased Property (including all Capital Improvements), and Tenant’s Property.
(c)Any refund due from any taxing authority in respect of any Imposition paid by or on behalf of Tenant or Tenant’s Affiliates shall be paid over to or retained by Tenant.
(d)Landlord and Tenant shall, upon request of the other, provide such data as is maintained by the party to whom the request is made with respect to the Leased Property as may be necessary to prepare any required returns and reports. If any property covered by this Lease is classified as personal property for tax purposes, Tenant shall file all personal property tax returns in such jurisdictions where it must legally so file. Landlord, to the extent it possesses the same, and Tenant, to the extent it possesses the same, shall provide the other party, upon request, with cost and depreciation records necessary for filing returns for any property so classified as personal property. Where Landlord is legally required to file personal property tax returns, Tenant shall be provided with copies of assessment notices indicating a value in excess of the reported value in sufficient time for Tenant to file a protest.

(e)Billings for reimbursement by Tenant to Landlord of personal property or real property taxes and any taxes due under the Landlord Tax Returns, if and to the extent Tenant is responsible for such taxes under the terms of this Section 4.1, shall be accompanied by copies of a bill therefor and payments thereof which identify the personal property or real property or other tax obligations of Landlord with respect to which such payments are made.
(f)Impositions imposed or assessed in respect of the tax-fiscal period during which the Term terminates shall be adjusted and prorated between Landlord and Tenant, whether or not such Imposition is imposed or assessed before or after such termination, and Tenant’s obligation to pay its prorated share thereof in respect of a tax-fiscal period during the Term shall survive such termination. Landlord will not voluntarily enter into agreements that will result in additional Impositions without Tenant’s consent, which shall not be unreasonably withheld, conditioned or delayed (it being understood that it shall not be reasonable to withhold consent to customary additional Impositions that other property owners of properties similar to the Leased Property customarily consent to in the ordinary course of business); provided Tenant is given reasonable opportunity to participate in the process leading to such agreement. Impositions imposed or assessed in respect of any tax fiscal period occurring (in whole or in part) prior to the Commencement Date shall be Tenant’s obligation to pay or cause to be paid.
4.2Utilities. Tenant shall pay or cause to be paid all charges for electricity, power, gas, oil, water and other utilities used in the Leased Property (including all Capital Improvements). Tenant shall also pay or promptly reimburse Landlord for all costs and expenses of any kind whatsoever with respect to the Facility and with respect to any period before and during the Term hereof which at any time may be imposed against Landlord by reason of any of the Property Documents, including any and all costs and expenses associated with any utility, drainage and parking easements. Landlord will not enter into agreements that will encumber the Leased Property without Tenant’s consent, which shall not be unreasonably withheld (it being understood that it shall not be reasonable to withhold consent to encumbrances that do not adversely affect the use or future development of the Facility as a Gaming Facility or increase Additional Charges payable under this Lease); provided Tenant is given reasonable opportunity to participate in the process leading to such agreement. Tenant will not enter into agreements that will encumber the Leased Property after the expiration of the Term without Landlord’s consent, which shall not be unreasonably withheld (it being understood that it shall not be reasonable to withhold consent to encumbrances that do not adversely affect the value of the Leased Property or the Facility); provided Landlord is given reasonable opportunity to participate in the process leading to such agreement. At Landlord’s request, Tenant hereby agrees to provide energy and water consumption data (the “Utility Data”) annually in a format deemed reasonably acceptable by Landlord.  For example, if Tenant is actively benchmarking the Leased Property through ENERGY STAR Portfolio Manager® or a similar benchmarking program, Landlord may request that Tenant share energy and water consumption data through the program directly. If requested by Landlord, Tenant shall provide Landlord copies of Tenant’s utility bills and such other Utility Data reasonably requested by Landlord for purposes of benchmarking, environmental performance labeling, energy management, and other related purposes. Landlord’s sustainability contact email is sustainability@realtyincome.com.
4.3Impound Account. At Landlord’s option following the occurrence and during the continuation of an Event of Default (to be exercised by thirty (30) days’ prior written notice to Tenant), Tenant shall be required to deposit with Landlord, at the time of any payment of Rent, an amount equal to one-twelfth of the sum of (i) Tenant’s estimated annual real and personal property taxes required pursuant to Section 4.1 hereof (as reasonably determined by Landlord), and (ii) Tenant’s estimated annual maintenance expenses and insurance premium costs pursuant to Articles IX and XIII hereof (as reasonably determined by Landlord). Such amounts shall be applied to the payment of the obligations in respect of which said amounts were deposited in such order of priority as Landlord shall reasonably determine, on or before the respective dates on which the same or any of them would become delinquent. Such amount shall be deposited in an interest-bearing segregated account with a banking institution and the reasonable cost of such bank for administering such impound account shall be paid by Tenant. Nothing in this Section 4.3 shall be deemed to affect any right or remedy of Landlord hereunder.
ARTICLE V
5.1No Termination, Abatement, etc. Except as otherwise specifically provided in this Lease, Tenant shall remain bound by this Lease in accordance with its terms and shall not seek or be entitled to any abatement, deduction, deferment or reduction of Rent, or set-off against the Rent. Except as may be otherwise specifically provided in this Lease, the respective obligations of Landlord and Tenant shall not be affected by reason of (i) any damage to or destruction of the Leased Property or any portion thereof from whatever cause or any Condemnation of the Leased Property, any Capital Improvement or any portion thereof; (ii) other than as a result of Landlord’s willful misconduct or gross negligence, the lawful or unlawful prohibition of, or restriction upon, Tenant’s use of the Leased Property, any Capital Improvement or any portion thereof, the interference with such use by any Person or by reason of eviction by paramount title; (iii) any claim that Tenant has or might have against Landlord by reason of any default or breach of any warranty by Landlord hereunder or under any other agreement between Landlord and Tenant or to which Landlord and Tenant are parties; (iv) any bankruptcy, insolvency, reorganization, consolidation, readjustment, liquidation, dissolution, winding up or other proceedings affecting Landlord or any assignee or transferee of Landlord; or (v) for any other cause, whether similar or dissimilar to any of the foregoing, other than a discharge of Tenant from any such obligations as a matter of law. Tenant hereby specifically waives all rights arising from any occurrence whatsoever which may now or hereafter be conferred upon it by law (a) to modify, surrender or terminate this Lease or quit or surrender the Leased Property or any portion thereof, or (b) which may entitle Tenant to any abatement, deduction, reduction, suspension or deferment of or defense, counterclaim, claim or set off against the Rent or other sums payable by Tenant hereunder except in each case as may be otherwise specifically provided in this Lease. Notwithstanding the foregoing, nothing in this Article V shall preclude Tenant from bringing a separate action against Landlord for any matter described in the foregoing clauses (ii), (iii) or (v) and Tenant is not waiving other rights and remedies not expressly waived herein subject to Tenant’s indemnification obligations expressly set forth in this Lease and Section 41.3 of this Lease. The obligations of Landlord and Tenant hereunder shall be separate and independent covenants and agreements and the Rent and all other sums payable by Tenant hereunder shall continue to be payable in all events unless the obligations to pay the same shall be terminated pursuant to the express provisions of this Lease or by termination of this Lease as to all or any portion of the Leased Property other than by reason of an Event of Default. Tenant’s agreement that, except as may be otherwise specifically provided in this Lease, any eviction by paramount title as described in item (ii) above shall not affect Tenant’s obligations under this Lease, shall not in any way discharge or diminish any obligation of any insurer under any policy of title or other insurance and, to the extent the recovery thereof is not necessary to compensate Landlord for any damages incurred by any such eviction, Tenant shall be entitled to a credit for any sums recovered by Landlord under any such policy of title or other insurance up to the maximum amount paid by Tenant to Landlord under this Section 5.1, and Landlord, upon request by Tenant, shall assign Landlord’s rights under such policies to Tenant; provided that such assignment does not adversely affect Landlord’s rights under any such policy and provided, further, that Tenant shall indemnify, defend, protect and save Landlord harmless from and against any liability, cost or expense of any kind that may be imposed upon Landlord in connection with any such assignment except to the extent such liability, cost or expense arises from the gross negligence or willful misconduct of Landlord.
ARTICLE VI
6.1Ownership of the Leased Property.
(a)Landlord and Tenant acknowledge and agree that they have executed and delivered this Lease with the understanding that (i) the Leased Property is the property of Landlord, (ii) Tenant has only the right to the possession and use of the Leased Property upon the terms and conditions of this Lease, (iii) this Lease is a “true lease” for all applicable legal and federal state and local tax purposes and is not a financing lease, capital lease, mortgage, equitable mortgage, deed of trust, trust agreement, security agreement or other financing or trust arrangement, and the economic realities of this Lease are those of a true lease, (iv) the business relationship created by this Lease and any related documents is and at all times shall remain that of landlord and tenant, (v) this Lease has been entered into by each party in reliance upon the mutual covenants, conditions and agreements contained herein, and (vi) none of the agreements contained herein is intended, nor shall the same be deemed or construed, to create a partnership between Landlord and Tenant, to make them joint venturers, to make Tenant an agent, legal representative, partner, subsidiary or employee of Landlord, or to make Landlord in any way responsible for the debts, obligations or losses of Tenant.
(b)Each of the parties hereto covenants and agrees not to (i) file any income tax return or other associated documents; (ii) file any other document with or submit any document to any governmental body or authority; (iii) enter into any written contractual arrangement with any Person; or (iv) release any financial statements of Tenant, in each case that takes a position other than that this Lease is a “true lease” for federal, state and local tax purposes with Landlord as owner of the Leased Property. The parties agree that the foregoing includes the agreement of the parties that (x) Landlord will be treated as the owner of such Leased Property eligible to claim depreciation deductions under Sections 167 or 168 of the Code with respect to such Leased Property, (y) Tenant will report its Rent payments as rent expense under Section 162 of the Code, and (z) Landlord will report the Rent payments as rental income under Section 61 of the Code, in each case except as otherwise required by a change in law or a “determination” within the meaning of Section 1313(a) of the Code (or similar provision of state or local law).
(c)Landlord and Tenant acknowledge and agree that the Rent is the fair market rent for the use of the Leased Property and was agreed to by Landlord and Tenant on that basis, and the execution and delivery of, and the performance by Tenant of its obligations under, this Lease does not constitute a transfer of all or any part of the Leased Property but rather the creation of the Leasehold Estate subject to the terms and conditions of this Lease.
(d)Tenant waives any claim or defense based upon the characterization of this Lease as anything other than a true lease for all applicable legal and federal, state and local tax purposes and as a lease of all of the Leased Property. Tenant stipulates and agrees (1) not to challenge the validity, enforceability or characterization of the lease of the Leased Property as a true lease and/or as a single, unseverable instrument pertaining to the lease of all, but not less than all, of the Leased Property, and (2) not to assert or take or omit to take any action inconsistent with the agreements and understandings set forth in Section 3.4 or this Section 6.1, in each case except as otherwise required by a change in law or a “determination” within the meaning of Section 1313(a) of the Code (or similar provision of state or local law). The expressions of intent, the waivers, the representations and warranties, the covenants, the agreements and the stipulations set forth in this Section 6.1 are a material inducement to Landlord and Tenant entering into this Lease.
6.2Tenant’s Property. Tenant shall, during the entire Term, own (or lease) and maintain (or cause its Subsidiaries to own (or lease) and maintain) on the Leased Property adequate and sufficient Tenant’s Property, and shall maintain (or cause its Subsidiaries to maintain) all of such Tenant’s Property in good order, condition and repair, in all cases as shall be necessary and appropriate in order to operate the Facility for the Primary Intended Use in compliance with all applicable licensure and certification requirements and in compliance with all applicable Legal Requirements, Insurance Requirements, and Gaming Regulations. If any of Tenant’s Property requires replacement in order to comply with the foregoing, Tenant shall replace (or cause a Subsidiary to replace) it with similar property of the same or better quality at Tenant’s (or such Subsidiary’s) sole cost and expense. Subject to the foregoing, Tenant and its Subsidiaries may sell, transfer, convey or otherwise dispose of Tenant’s Property (other than Gaming Licenses and subject to Section 6.3) in their discretion in the ordinary course of its business and Landlord shall have no rights to such Tenant’s Property in a manner that does not impair the compliance of the Facility with the Operating Standard. Tenant shall, upon Landlord’s request, from time to time but not more frequently than one time per Lease Year, provide Landlord with a list of the material Tenant’s Property located at the Facility. In the case of any such Tenant’s Property that is leased (rather than owned) by Tenant (or its Subsidiaries), Tenant shall use commercially reasonable efforts to ensure that the lease agreements pursuant to which Tenant (or its Subsidiaries) leases such Tenant’s Property are assignable to third parties in connection with any transfer by Tenant (or its Subsidiaries) to a replacement lessee or operator at the end of the Term. Tenant shall remove all of Tenant’s Property from the Leased Property at the end of the Term, except to the extent Tenant has transferred ownership of such Tenant’s Property to a Successor Tenant or Landlord. Any Tenant’s Property left on the Leased Property at the end of the Term whose ownership was not transferred to a Successor Tenant shall be deemed abandoned by Tenant and shall become the property of Landlord.
6.3Guarantors; Tenant’s Property. Each of Tenant’s Parent and each of Tenant’s Subsidiaries set forth on Schedule 6.3 shall be a Guarantor under this Lease and shall execute and deliver to the Landlord the Guaranty attached hereto as Exhibit D. In addition, if any material Gaming License or other license or other material asset necessary to operate any portion of the Leased Property is owned by a Subsidiary, Tenant shall within two (2) Business

Days after the date such Subsidiary acquires such Gaming License, other license or other material asset, (a) notify the Landlord thereof and (b) cause such Subsidiary (if it is not already a Guarantor) to become a Guarantor by executing the Guaranty in form and substance reasonably satisfactory to Landlord.
ARTICLE VII
7.1Condition of the Leased Property. Tenant acknowledges receipt and delivery of possession of the Leased Property and confirms that Tenant has examined and otherwise has knowledge of the condition of the Leased Property prior to the execution and delivery of this Lease and has found the same (except as included in the disclosures on Schedule A) to be in good order and repair and, to the best of Tenant’s knowledge, free from Hazardous Substances not in compliance with Legal Requirements and satisfactory for its purposes hereunder, it being understood and acknowledged by Tenant that, immediately prior to Landlord’s Parent acquisition of the ownership interest in Everett Landlord and contemporaneous entry into this Lease, Tenant (or its Affiliates) was the owner of all of Landlord’s interest in and to the Leased Property and, accordingly, Tenant is charged with, and deemed to have, full and complete knowledge of all aspects of the condition and state of the Leased Property as of the Commencement Date. Regardless, however, of any examination or inspection made by Tenant and whether or not any patent or latent defect or condition was revealed or discovered thereby, Tenant is leasing the Leased Property “as is” in its present condition. Tenant waives any claim or action against Landlord in respect of the condition of the Leased Property including any defects or adverse conditions not discovered or otherwise known by Tenant as of the Commencement Date. LANDLORD MAKES NO WARRANTY OR REPRESENTATION OF ANY KIND, EXPRESS OR IMPLIED, IN RESPECT OF THE LEASED PROPERTY OR ANY PART THEREOF, INCLUDING AS TO ITS FITNESS FOR USE, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE OR OTHERWISE, OR AS TO THE NATURE OR QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, OR THE STATUS OF TITLE TO THE LEASED PROPERTY OR THE PHYSICAL CONDITION OR STATE OF REPAIR THEREOF, OR THE ZONING OR OTHER LAWS, ORDINANCES, BUILDING CODES, REGULATIONS, RULES AND ORDERS APPLICABLE THERETO OR TO ANY CAPITAL IMPROVEMENTS WHICH MAY BE NOW OR HEREAFTER CONTEMPLATED, THE IMPOSITIONS LEVIED IN RESPECT OF THE LEASED PROPERTY OR ANY PART THEREOF, OR THE USE THAT MAY BE MADE OF THE LEASED PROPERTY OR ANY PART THEREOF, THE INCOME TO BE DERIVED FROM THE FACILITY OR THE EXPENSE OF OPERATING THE SAME, OR THE EXISTENCE OF ANY HAZARDOUS SUBSTANCE ON THE LEASED PROPERTY OR ANY PART THEREOF, IT BEING AGREED THAT ALL SUCH RISKS, LATENT OR PATENT, ARE TO BE BORNE SOLELY BY TENANT INCLUDING ALL RESPONSIBILITY AND LIABILITY FOR ANY ENVIRONMENTAL REMEDIATION AND COMPLIANCE WITH ALL ENVIRONMENTAL LAWS.
7.2Use of the Leased Property.
(a)Tenant shall use or cause to be used the Leased Property and the improvements thereon of the Facility for its Primary Intended Use in accordance with the

Operating Standard. Tenant shall not use the Leased Property or any portion thereof or any Capital Improvement thereto for any other use without the prior written consent of Landlord, which consent Landlord may withhold in its sole discretion. Landlord acknowledges that operation of the Facility for its Primary Intended Use generally requires a Gaming License under applicable Gaming Regulations and that without such a license neither Landlord nor Landlord’s Parent may operate, control or participate in the conduct of the gaming and/or racing operations at the Facility.
(b)Tenant shall not commit or suffer to be committed any material waste on the Leased Property (including any Capital Improvement thereto) or cause or permit any material nuisance thereon or to, except as required by law, take or suffer any material action or condition that will materially diminish the ability of the Leased Property to be used as a Gaming Facility after the expiration or earlier termination of the Term.
(c)Tenant shall neither suffer nor permit the Leased Property or any portion thereof to be used in such a manner as (i) might reasonably tend to impair Landlord’s title thereto or to any portion thereof or (ii) may make possible a claim of adverse use or possession, or an implied dedication of the Leased Property or any portion thereof.
(d)Except as a result of a Casualty Event, other Unavoidable Delay or a Discretionary Closure, Tenant shall continuously operate the Facility for the Primary Intended Use in accordance with the Operating Standard. Tenant in its discretion shall be permitted to cease operations at the Facility (a “Discretionary Closure”), provided that during any consecutive five-year period during the Term the aggregate number of days during which operations at the Facility have ceased due to a Discretionary Closure shall not exceed 365 days in the aggregate. Notwithstanding the foregoing, no Discretionary Closure shall be permitted to commence or continue if such Discretionary Closure is primarily intended to frustrate Landlord’s ability to operate the Leased Property for its Primary Intended Use at the end of the Term. Notwithstanding anything to the contrary contained herein, in the event there is a Discretionary Closure, (1) Rent under this Lease will not be subject to abatement in any respect as a result of such Discretionary Closure, (2) Tenant will still be required to perform its other obligations under this Lease, including maintaining the Leased Property and providing reasonably sufficient security to protect the Leased Property, and (3) from and after a Wynn Tenant Transfer, solely for purposes of calculating the Required CapEx and the FF&E Reserve Funds, Net Revenue for the period of such Discretionary Closure shall instead be deemed to include an amount calculated based on the average monthly Net Revenue for the preceding twelve (12) month period (excluding any other periods of Discretionary Closure) ending on the last day of the last full calendar month immediately preceding the period of such Discretionary Closure.
(e)Tenant shall comply with, and perform and satisfy all of the obligations of Landlord under, all Property Documents and all PILOT and Community Documents (including all requirements, terms and conditions thereof) (i) that exist on the date hereof, or (ii) that are made after the date hereof in accordance with the terms of this Lease or as may otherwise be agreed to in writing by Tenant; provided that, Tenant shall not be required to comply with the provisions of any Property Document or any PILOT and Community Document to the extent that the required counterparty(ies) to such Property Document or such PILOT and Community Document have waived Tenant’s compliance therewith in writing. Landlord shall not enter into, amend or otherwise modify any easement, instrument or agreement that encumbers the Leased Property (including any Property Documents or any PILOT and Community Document) without Tenant’s consent, which shall not be unreasonably withheld, conditioned or delayed; provided, that, Tenant is given reasonable opportunity to participate in the process leading to such agreement, amendment or other modification; provided, further, that it is understood and agreed that it is reasonable for Tenant to withhold its consent to any such action if it will impose any material obligation on Tenant or materially reduce the value of Tenant’s interest in the Leased Property.
ARTICLE VIII
8.1Representations and Warranties. Each party represents and warrants to the other that: (i) this Lease and all other documents executed or to be executed by it in connection herewith have been duly authorized and shall be binding upon it; (ii) it is duly organized, validly existing and in good standing under the laws of the state of its formation and is duly authorized and qualified to perform this Lease within the Commonwealth of Massachusetts; and (iii) neither this Lease nor any other document executed or to be executed in connection herewith violates the terms of any other agreement of such party.
8.2Compliance with Legal and Insurance Requirements, etc.
(a)Subject to Article XII regarding permitted contests, Tenant, at its expense, shall promptly (i) comply in all material respects with all Legal Requirements and Insurance Requirements regarding the use, operation, maintenance, repair and restoration of the Leased Property (including all Capital Improvements thereto) and Tenant’s Property whether or not compliance therewith may require structural changes in any of the Leased Improvements or interfere with the use and enjoyment of the Leased Property and (ii) procure, maintain and comply in all material respects with all Gaming Regulations and Gaming Licenses, and other authorizations required for the use of the Leased Property (including all Capital Improvements) and Tenant’s Property for the applicable Primary Intended Use and any other use of the Leased Property (including Capital Improvements then being made) and Tenant’s Property, and for the proper erection, installation, operation and maintenance of the Leased Property and Tenant’s Property. In an emergency or in the event of a breach by Tenant of its obligations under this Section 8.2 which is not cured within any applicable cure period, Landlord may, but shall not be obligated to, enter upon the Leased Property and take such reasonable actions and incur such reasonable costs and expenses to effect such compliance as it deems advisable to protect its interest in the Leased Property, and Tenant shall reimburse Landlord for all such reasonable costs and expenses incurred by Landlord in connection with such actions. Tenant covenants and agrees that the Leased Property and Tenant’s Property shall not be used for any unlawful purpose. In the event that a Gaming Authority, regulatory agency, commission, board or other governmental body notifies Tenant in writing that it is in jeopardy of losing a Gaming License material to this Lease or the continued operation of the Facility, Tenant shall promptly notify Landlord. In such event, Tenant shall have the option to (i) sell or transfer, if permitted by applicable law, the Gaming License, and (ii) sell Tenant’s Property related to the Facility (other than Tenant FF&E, which shall become Leased Property and shall cease to constitute Tenant’s Property) to a successor operator of the Facility determined by Landlord choosing one and Tenant choosing three (for a total of four) potential operators and Landlord indicating the reasonable, market terms under which it would agree to lease the Facility to such potential operators, which in Landlord’s reasonable discretion may contain reasonable variations in terms to the extent required to account for credit quality differences among the potential operators (e.g., Landlord may require different letter of credit terms and amounts, but may not set different rent terms) and may require that in no event shall any such market terms be less than the market terms of this Lease. Tenant will then be entitled to auction off Tenant’s Property (other than Tenant FF&E, which shall become Leased Property and shall cease to constitute Tenant’s Property) relating to the Facility and Landlord will thereafter be entitled to lease the Facility to the potential successor that is the successful bidder. In the event such operator satisfies the requirements of a Qualified Transferee, this Lease shall automatically terminate.
(b)Landlord shall comply with any Gaming Regulations or other regulatory requirements required of it as owner of the Facility taking into account its Primary Intended Use (except to the extent Tenant fulfills or is required to fulfill any such requirements hereunder). In the event that a regulatory agency, commission, board or other governmental body notifies Landlord that it is in jeopardy of failing to comply with any such Gaming Regulation or other regulatory requirements material to the continued operation of the Facility for its Primary Intended Use, Landlord shall be given reasonable time to address the regulatory issue, after which period (but in all events prior to an actual cessation of the use of the Facility for its Primary Intended Use as a result of the failure by Landlord to comply with such regulatory requirements) Landlord shall be required to sell the Leased Property to a buyer that is in compliance with all Gaming Regulations (and Tenant shall be entitled to be one of the bidders) and this Lease will remain in effect. In the event during the period in which Landlord conducts such auction such regulatory agency notifies Landlord and Tenant that Tenant may not pay any portion of the Rent to Landlord, Tenant shall be entitled to fund such amount into an escrow account, to be released to Landlord or the party legally entitled thereto at or upon resolution of such regulatory issues and otherwise on terms reasonably satisfactory to the parties. Notwithstanding anything in the foregoing to the contrary, no transfer of Tenant’s Property used in the conduct of gaming (including the purported or attempted transfer of a Gaming License) or the operation of a Gaming Facility for its Primary Intended Use shall be effected or permitted without receipt of all necessary approvals and/or Gaming Licenses in accordance with applicable Gaming Regulations.
(c)In connection with this Agreement, Tenant shall not take any action, directly or indirectly, that would result in a material violation of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “U.S.A. Patriot Act”), the Bank Secrecy Act of 1970 (the “Bank Secrecy Act”), or the regulations or orders issued by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”).
8.3Zoning and Uses. Without the prior written consent of Landlord, which shall not be unreasonably withheld unless the action for which consent is sought could adversely affect the Primary Intended Use of the Facility (in which event Landlord may withhold its consent in its sole and absolute discretion), Tenant shall not (i) initiate or support any limiting change in the permitted uses of the Leased Property (or to the extent applicable, limiting zoning reclassification of the Leased Property); (ii) seek any variance under existing land use restrictions, laws, rules or regulations (or, to the extent applicable, zoning ordinances) applicable to the Leased Property or use or permit the use of the Leased Property; (iii) impose or permit or suffer the imposition of any restrictive covenants, easements or encumbrances (other than Permitted Leasehold Mortgages) upon the Leased Property in any manner that adversely affects in any material respect the value or utility of the Leased Property, or cause Landlord to incur any material incremental cost that would survive the expiration or termination of this Lease; (iv) execute or file any subdivision plat affecting the Leased Property, or institute, or permit the institution of, proceedings to alter any tax lot comprising the Leased Property; or (v) permit or suffer the Leased Property to be used by the public or any Person in such manner as might make possible a claim of adverse usage or possession or of any implied dedication or easement (provided that the proscription in this clause (v) is not intended to and shall not restrict Tenant in any way from complying with any obligation it may have under applicable Legal Requirements, including, without limitation, Gaming Regulations, to afford to the public access to the Leased Property).
8.4Compliance with Ground Leases.
(a)This Lease, to the extent affecting and solely with respect to the Ground Leased Property, is and shall be subject and subordinate to all of the terms and conditions of the Ground Lease. Tenant hereby acknowledges that Tenant has reviewed and agreed to all of the terms and conditions of the Ground Lease. Tenant hereby agrees that Tenant shall not do, or fail to do, anything that would cause any violation of the Ground Lease. Without limiting the foregoing, (i) Tenant shall pay Landlord on demand as an Additional Charge hereunder all rent required to be paid by, and other monetary obligations of, Landlord as tenant under the Ground Lease (and, at Landlord’s option, Tenant shall make such payments directly to the Ground Lessor); provided, however, such Additional Charges payable by Tenant shall exclude any additional costs under the Ground Lease which are caused solely by Landlord’s default under the Ground Lease or modification of any terms of the Ground Lease after the Commencement Date without consent or fault of or omission by Tenant, (ii) perform all obligations of the Landlord under the Ground Lease as if it was the lessee thereto; (iii) to the extent Landlord is required to obtain the written consent of the lessor under the Ground Lease (the “Ground Lessor”) to alterations of or the subleasing of all or any portion of the Ground Leased Property pursuant to the Ground Lease, Tenant shall likewise obtain Ground Lessor’s written consent to alterations of or the subleasing of all or any portion of the Ground Leased Property (and Landlord will use commercially reasonable efforts to submit such requests to Ground Lessor and cooperate, at no cost or expense to Landlord, with the reasonable requests of Tenant and Ground Lessor to facilitate such requests), and (iv) Tenant shall carry and maintain general liability, automobile liability, property and casualty, worker’s compensation and employer’s liability insurance in amounts and with policy provisions, coverages and certificates as required of Landlord as tenant under the Ground Lease.
(b)In the event of cancellation or termination of the Ground Lease for any reason whatsoever whether voluntary or involuntary (by operation of law or otherwise) prior to the expiration date of this Lease, including extensions and renewals granted thereunder, then, at Ground Lessor’s option, Tenant shall make full and complete attornment to Ground Lessor with respect to the obligations of Landlord to Ground Lessor in connection with the Ground Leased Property for the balance of the term of the Ground Lease (notwithstanding that this Lease shall have expired with respect to the Ground Leased Property as a result of the cancellation or termination of the Ground Lease). Tenant’s attornment shall be evidenced by a written agreement which shall provide that the Tenant is in direct privity of contract with Ground Lessor (i.e., that all obligations previously owed to Landlord under this Lease with respect to the Ground Lease or the Ground Leased Property shall be obligations owed to Ground Lessor for the balance of the term of this Lease, notwithstanding that this Lease shall have expired with respect to the Ground Leased Property as a result of the cancellation or termination of the Ground Lease) and which shall otherwise be in form and substance reasonably satisfactory to Ground Lessor. Tenant shall execute and deliver such written attornment within thirty (30) days after request by Ground Lessor. Unless and until such time as an attornment agreement is executed by Tenant pursuant to this Section 8.4(b), nothing contained in this Lease shall create, or be construed as creating, any privity of contract or privity of estate between Ground Lessor and Tenant.
(c)Nothing contained in this Lease amends, or shall be construed to amend, any provision of the Ground Lease.
8.5Third-Party Reports. Upon Landlord’s reasonable request from time to time, but not more frequently than once each year in connection with the Annual Certificate, Tenant shall provide Landlord with copies of any final third-party surveys, environmental, engineering, zoning, seismic or property condition reports (other than any which are subject to confidentiality or privilege) obtained by Tenant with respect to the Leased Property.
ARTICLE IX
9.1Maintenance and Repair.
(a)Tenant, at its expense and without the prior consent of Landlord, shall (i) maintain the Leased Property and Tenant’s Property, and every portion thereof, and all private roadways, sidewalks and curbs appurtenant to the Leased Property, and which are under Tenant’s control in good order and repair whether or not the need for such repairs occurs as a result of Tenant’s use, any prior use, the elements or the age of the Leased Property and Tenant’s Property, and, with reasonable promptness, make all reasonably necessary and appropriate repairs thereto of every kind and nature, including those necessary to ensure continuing compliance with all Legal Requirements, whether interior or exterior, structural or non-structural, ordinary or extraordinary, foreseen or unforeseen or arising by reason of a condition existing prior to the Commencement Date and (ii) make capital expenditures with respect to the Leased Property and Tenant’s Property constituting the installation or restoration and repair or other improvement of items, which installations, restorations and repairs and other improvements are capitalized in accordance with GAAP, in each case, on a cycle consistent with Tenant’s past practices; provided that, in the event an Unavoidable Delay occurs during the time during which Tenant is required to make the foregoing expenditures and such Unavoidable Delay actually prevents or delays Tenant’s performance of such installations, restorations, repairs or other improvements, then the relevant period in which Tenant was obligated to perform such installations, restorations, repairs or other improvements shall be extended, on a day-for-day basis, for the same amount of time that such Unavoidable Delay actually delayed Tenant’s ability to perform such installations, restorations, repairs or other improvements. All repairs shall be at least equivalent in quality to the quality of the Facility as of the Effective Date. Tenant agrees to update and refresh the Facility on a cycle consistent with past practices at the Facility. Tenant will not take or omit to take any action the taking or omission of which would reasonably be expected to materially impair the value or the usefulness of the Leased Property or any part thereof or any Capital Improvement thereto for its Primary Intended Use.
(b)Landlord shall not under any circumstances be required to (i) build or rebuild any improvements on the Leased Property; (ii) make any repairs, replacements, alterations, restorations or renewals of any nature to the Leased Property, whether ordinary or extraordinary, structural or non-structural, foreseen or unforeseen, or to make any expenditure whatsoever with respect thereto; or (iii) maintain the Leased Property in any way. Tenant hereby waives, to the extent permitted by law, the right to make repairs at the expense of Landlord pursuant to any law in effect at the time of the execution of this Lease or hereafter enacted.
(c)Nothing contained in this Lease and no action or inaction by Landlord shall be construed as (i) constituting the consent or request of Landlord, expressed or implied, to any contractor, subcontractor, laborer, materialman or vendor to or for the performance of any labor or services or the furnishing of any materials or other property for the construction, alteration, addition, repair or demolition of or to the Leased Property or any part thereof or any Capital Improvement thereto; or (ii) giving Tenant any right, power or permission to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against Landlord in respect thereof or to make any agreement that may create, or in any way be the basis for, any right, title, interest, lien, claim or other encumbrance upon the estate of Landlord in the Leased Property, or any portion thereof or upon the estate of Landlord in any Capital Improvement thereto.
(d)Tenant shall, upon the expiration or earlier termination of the Term, vacate and surrender and relinquish in favor of Landlord all rights to the Leased Property (including all Capital Improvements, subject to the provisions of Article X), in each case with respect to the Facility, to Landlord in the condition in which such Leased Property was originally received from Landlord and Capital Improvements were originally introduced to the Facility, except as repaired, rebuilt, restored, altered or added to as permitted or required by the provisions of this Lease (including Section 14.2 and 15.1) and except for ordinary wear and tear.
(e)From and after a Wynn Tenant Transfer, and without limiting Tenant’s obligations to maintain the Leased Property and Tenant’s Property under this Lease:
(i)Tenant is required to expend the Required CapEx during each CapEx Testing Period. To enable Landlord to monitor and confirm compliance with the foregoing within thirty (30) days after the end of each calendar year (the “CapEx Certification Date”), commencing with the first full calendar year ending after the Wynn Tenant Transfer occurs, Tenant shall provide Landlord with an Officer’s Certificate (a “CapEx Testing Period Certificate”) certifying in reasonable detail to (A) the aggregate amount expended by Tenant on Qualifying CapEx during the immediately preceding CapEx Testing Period and (B) the actual Net Revenue of the Leased Property during such CapEx Testing Period, together with evidence reasonably satisfactory to Landlord documenting the amount of the Qualifying CapEx during the CapEx Testing Period.
(ii)Tenant shall be required to deposit, or cause to be deposited, additional funds into the CapEx Reserve in an amount equal to the deficiency between the

Required CapEx for a CapEx Testing Period and the aggregate amount expended on Qualifying CapEx during such CapEx Testing Period, with such deposit to occur no later than the date (the “Required CapEx Funding Deadline”) which is the earliest to occur of (x) the date that Tenant delivers a CapEx Testing Period Certificate indicating a deficiency, (y) the CapEx Certification Date if Tenant fails to timely deliver the CapEx Testing Period Certificate, in which event, until a CapEx Testing Period Certificate is actually delivered, Landlord shall determine the deficiency (and the Qualifying CapEx for any period for which a CapEx Testing Period Certificate has not previously been delivered shall be deemed to equal zero), and (z) after delivery of a CapEx Testing Period Certificate, the date that it is reasonably determined by the parties that a CapEx Testing Period Certificate inaccurately reflected that a deficiency did not exist (and in the event of any dispute regarding an alleged deficiency, either party shall be entitled to submit such dispute to the Experts for determination).
(iii)The Parties acknowledge that Tenant’s agreement to satisfy the Required CapEx during the CapEx Testing Period as required in this Lease is a material inducement to Landlord’s agreement to enter into this Lease, and, accordingly, if Tenant fails to expend Qualifying CapEx (or deposit the required funds into the CapEx Reserve) as and when required by this Lease (including for the avoidance of doubt, any failure to expend funds in the CapEx Reserve on Qualifying CapEx by the CapEx Grace Period as provided in Section 9.1(e)(iv)), then the same shall constitute an Event of Default hereunder subject to the notice and cure rights specified in Section 16.1(m), and without limitation of any of Landlord’s other rights and remedies, Landlord shall have the right in its discretion to exercise its rights and remedies under this Lease, including without limitation, (x) seek the remedy of specific performance to require Tenant to expend the Required CapEx (or to deposit funds into the CapEx Reserve and to utilize funds in the CapEx Reserve on Qualifying CapEx) and (y) upon the occurrence and during the continuance of an Event of Default, withdraw funds from the CapEx Reserve and apply such funds to the satisfaction of Tenant’s obligations under this Lease. Furthermore, for the avoidance of doubt, and without limitation of Guarantor’s obligations under the Guaranty, Tenant acknowledges and agrees that the obligation of Tenant to expend the Required CapEx (or deposit, or cause to be deposited, funds into the CapEx Reserve) as provided in this Lease in each case constitutes a part of the monetary obligations of Tenant under this Lease and shall be guaranteed by the Guarantor under the Guaranty (together with all other obligations of Tenant under this Lease).
(iv)Notwithstanding anything to the contrary set forth in this Lease, if Tenant fails to make at least the amount of expenditures required by this Section 9.1(e), then, so long as, as of the Required CapEx Funding Deadline, there are CapEx Reserve Funds on deposit in the CapEx Reserve in an aggregate amount at least equal to such deficiency, then Tenant shall not be deemed to be in breach or default of its obligations hereunder to satisfy the Required CapEx, provided that Tenant shall spend such amounts so deposited in the CapEx Reserve on Qualifying CapEx within six (6) months after the Required CapEx Funding Deadline (subject to extension in the event of an Unavoidable Delay during such six (6) month period, on a day-for-day basis, for the same amount of time that such Unavoidable Delay affects Tenant’s ability to perform the required Qualifying CapEx and subject further to any extension as provided for in Section 7.2(d)) (the “CapEx Grace Period”). For the avoidance of doubt, any funds disbursed from the CapEx Reserve and spent on required Qualifying CapEx as described in this Section shall be applied to the Required CapEx for the period for which such funds were deposited (and shall be deemed to be the funds that have been in the CapEx Reserve for the longest period of time) and shall not be applied to the Required CapEx for the subsequent period in which they are actually spent.
(v)Tenant (x) shall, if required by this Section 9.1(e)(v) and (y) may, at its election, at any other time, deposit, or cause to be deposited, funds (the “CapEx Reserve Funds”) into a segregated eligible account held by an eligible institution (the “CapEx Reserve”). All interest on CapEx Reserve Funds shall be for the benefit of Tenant and added to and become a part of the CapEx Reserve and shall be disbursed in the same manner as other monies deposited in the CapEx Reserve. Tenant shall be responsible for payment of any federal, state or local income or other tax applicable to the interest earned on the CapEx Reserve Funds credited or paid to Tenant.
(vi)Tenant shall be entitled to use CapEx Reserve Funds solely for the purpose of paying for (or reimbursing Tenant for) the cost of Qualifying CapEx. So long as no Event of Default exists, Tenant shall be entitled to receive within ten (10) days of submitting a request in writing directly to Landlord a disbursement of CapEx Reserve Funds from the CapEx Reserve to pay for Qualifying CapEx or a reimbursement for Qualifying CapEx, and any such request shall specify the amount of the requested disbursement and a general description of the type of Qualifying CapEx to be paid or reimbursed using such CapEx Reserve Funds. So long as no Event of Default exists, any CapEx Reserve Funds remaining in the CapEx Reserve following the satisfaction of the Required CapEx for which such CapEx Reserve Funds were deposited shall be returned by Landlord or the eligible institution to Tenant. In the event that as of the expiration or earlier termination of the Lease the Required CapEx for which such CapEx Reserve Funds were deposited has not be satisfied, then Landlord shall be entitled to receive and retain such CapEx Reserve Funds to the extent not satisfied and any remainder shall be released to and retained by Tenant.
(vii)This Section 9.1(e) shall have no force or effect prior to a Wynn Tenant Transfer.
9.2FF&E Reserve.
(a)From and after a Wynn Tenant Transfer, Tenant shall establish a reserve account (the “FF&E Reserve Account”), with a bank or similar institution reasonably acceptable to Landlord, to cover the cost of replacements, renewals and additions to the FF&E at the Facility. Within thirty (30) days after the end of each calendar year (commencing with the first full calendar year ending after a Wynn Tenant Transfer), Tenant shall provide Landlord with evidence satisfactory to Landlord in the reasonable exercise of Landlord’s discretion that Tenant has in such calendar year transferred into the FF&E Reserve Account an aggregate amount equal to at least 1.5% of its actual Net Revenue from the Facility for such calendar year (the “FF&E Reserve Funds”). If Tenant fails to so transfer such amount and fails within sixty (60) days after receipt of a written demand from Landlord to cure such deficiency, then the same shall be deemed an Event of Default hereunder.
(b)Tenant shall prepare an annual estimate (the “FF&E Estimate”) of the expenditures necessary for replacements, renewals and additions to the FF&E of the Facility during the ensuing calendar year and shall deliver the FF&E Estimate to Landlord concurrently with the delivery of the annual capital and operating budget as described in Section 23.1(b)(vi). The FF&E Estimate shall also indicate the estimated time schedule for making such replacements, renewals and additions.
(c)Tenant shall use funds contained in the FF&E Reserve Account to undertake replacements, renewals and additions to the Facility’s FF&E. At the end of each calendar year, any amounts remaining in the FF&E Reserve Account shall be carried forward to the next calendar year. Proceeds from the sale of FF&E no longer necessary to the operation of the Facility shall be transferred to the FF&E Reserve Account. The FF&E Reserve Account shall be an interest-bearing account, and any interest that accrues thereon shall be retained in the FF&E Reserve Account. Neither (i) the proceeds from the disposition of FF&E nor (ii) interest that accrues on amounts held in the FF&E Reserve Account shall result in any reduction in the required transfers to the FF&E Reserve Account set forth in Section 9.2(a). Concurrently with the Financial Statements delivered pursuant to Section 23.1(b)(i) and Section 23.1(b)(ii), Tenant shall provide Landlord with copies of the bank generated account statements received by Tenant with respect to the FF&E Reserve Account for the most recently ended calendar month for which account statements are available.
(d)Tenant grants to Landlord a first-priority security interest in the CapEx Reserve and all CapEx Reserve Funds and the FF&E Reserve Account and all FF&E Reserve Funds in each case as additional security for performance of Tenant’s obligations under this Lease during the existence of an Event of Default. Landlord shall have the right to collaterally assign the security interest granted to Landlord in the CapEx Reserve and CapEx Reserve Funds and FF&E Reserve Account and FF&E Reserve Funds to any Facility Mortgagee. Notwithstanding anything to the contrary contained in Section 9.1(e)(v) and Section 9.1(e)(vi), following the execution of this Lease, Landlord, Tenant and the applicable account holding institution (the “Eligible Institution”) shall promptly enter into a customary and reasonable deposit account control agreement with respect to the FF&E Reserve Account and the CapEx Reserve (the “Restricted Reserve Accounts”) which shall provide that (x) Landlord has “control” over the account within the meaning of Section 9-104 of the New York Uniform Commercial Code, (y) the Eligible Institution shall disburse funds to Tenant pursuant to a request provided (as applicable) in accordance with Section 9.1(e)(v) and Section 9.1(e)(vi) (as applicable) except during a Reserve Control Trigger Period and (z) during the Reserve Control Trigger Period, Eligible Institution shall only make disbursements from the account upon written direction from Landlord. During the Reserve Control Trigger Period, unless the Landlord is otherwise exercising remedies with respect to any Event of Default hereunder, Landlord shall request disbursements of funds from the Restricted Reserve Accounts to Tenant within five (5) Business Days of (i) Tenant’s delivery of such request(as applicable) in connection with Section 9.1(e)(vi) and Section 9.1(e)(vii) (as applicable) and (ii) Tenant’s satisfaction of its obligations hereunder.
(e)This Section 9.2 shall have no force or effect prior to a Wynn Tenant Transfer.
9.3Encroachments, Restrictions, Mineral Leases, etc. If any of the Leased Improvements shall, at any time, encroach upon any property, street or right-of-way, or shall violate any restrictive covenant or other agreement affecting the Leased Property, or any part thereof or any Capital Improvement thereto, or shall impair the rights of others under any easement or right-of-way to which the Leased Property is subject, or the use of the Leased Property or any Capital Improvement thereto is impaired, limited or interfered with by reason of the exercise of the right of surface entry or any other provision of a lease or reservation of any oil, gas, water or other minerals, then promptly upon the request of Landlord or any Person affected by any such encroachment, violation or impairment, Tenant shall, subject to its right to contest the existence of any such encroachment, violation or impairment, protect, indemnify, save harmless and defend Landlord from and against, all losses, liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including reasonable attorneys’, consultants’ and experts’ fees and expenses) based on or arising by reason of any such encroachment, violation or impairment. In the event of an adverse final determination with respect to any such encroachment, violation or impairment, either (a) each of Tenant and Landlord shall be entitled to obtain valid and effective waivers or settlements of all claims, liabilities and damages resulting from each such encroachment, violation or impairment, whether the same shall affect Landlord or Tenant or (b) Tenant shall (i) make such changes in the Leased Improvements, and take such other actions, as Tenant in the good faith exercise of its judgment deems reasonably practicable, to remove such encroachment or to end such violation or impairment, including, if necessary, the alteration of any of the Leased Improvements, and (ii) in any event take all such actions as may be necessary in order to be able to continue the operation of the Leased Improvements for the Primary Intended Use substantially in the manner and to the extent the Leased Improvements were operated prior to the assertion of such encroachment, violation or impairment. Tenant’s obligations under this Section 9.3 shall be in addition to and shall in no way discharge or diminish any obligation of any insurer under any policy of title or other insurance and, to the extent the recovery thereof is not necessary to compensate Landlord for any damages incurred by any such encroachment, violation or impairment. Landlord agrees to use reasonable efforts to seek recovery under any policy of title or other insurance under which Landlord is an insured party for all losses, liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including reasonable attorneys’, consultants’ and experts’ fees and expenses) based on or arising by reason of any such encroachment, violation or impairment as set forth in this Section 9.3; provided, however, that in no event shall Landlord be obligated to institute any litigation, arbitration or other legal proceedings in connection therewith unless Landlord is reasonably satisfied that Tenant has the financial resources needed to fund such litigation and Tenant and Landlord have agreed upon the terms and conditions on which such funding will be made available by Tenant, including, but not limited to, the mutual approval of a litigation budget.
ARTICLE X
10.1Construction of Capital Improvements to the Leased Property.
(a)Tenant shall, with respect to the Facility, have the right to make a Capital Improvement, including, without limitation, any Capital Improvement required by Section 8.2 or Section 9.1(a) or (e), without the consent of Landlord if the Capital Improvement (i) does not involve the removal of any material existing structures (unless Tenant reasonably promptly proceeds to replace such removed structures with structures of at least reasonably comparable value or utility), (ii) does not have a material adverse effect on the structural integrity of any existing Leased Improvements (other than as contemplated to be maintained or improved in connection with such Capital Improvement), (iii) is not reasonably likely, in the reasonable opinion of Tenant, to reduce the value of the Facility when completed, (iv) is consistent with the Primary Intended Use and (v) does not have a total budgeted cost (excluding furniture, trade fixtures and equipment (including Gaming equipment)) in excess of One Hundred Fifty Million and No/100 Dollars ($150,000,000) (subject to adjustment for the CPI Increase). Any Capital Improvement described satisfying the requirements of clause (i) through (v) above are referred to as “Permitted Capital Improvements”. For any Permitted Capital Improvement, Tenant shall, prior to commencing construction of such Capital Improvement, provide to Landlord a written description of such Capital Improvement and on an ongoing basis supply Landlord with related documentation and information as Landlord may reasonably request (including plans and specifications of any such Capital Improvements (excluding Cosmetic Alterations)).
(b)Any Capital Improvement that is not a Permitted Capital Improvement (“Landlord Approved Capital Improvement”), shall be subject to Landlord’s review and approval, which approval shall not be unreasonably withheld, conditioned or delayed. If Tenant desires to make any Landlord Approved Capital Improvement, Tenant shall submit to Landlord in reasonable detail a general description of the proposal, the projected cost of construction and, other than with respect to Cosmetic Alterations, plans and specifications (which plans and specifications shall be prepared in a high-grade professional manner), permits, licenses, contracts and other information concerning the proposal as Landlord may reasonably request. Such description shall indicate the use or uses to which such Capital Improvement will be put and the impact, if any, on current and forecasted gross revenues and operating income attributable thereto. It shall be reasonable for Landlord to condition its approval of any Landlord Approved Capital Improvement upon any or all of the following terms and conditions:
(i)In the case of Capital Improvements other than Cosmetic Alterations, such construction shall be effected pursuant to detailed plans and specifications approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed;
(ii)In the case of Capital Improvements other than Cosmetic Alterations, such construction shall be conducted under the supervision of a licensed architect or engineer selected by Tenant and approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed;
(iii)Landlord’s receipt, from the general contractor and, if reasonably requested by Landlord, a major subcontractor(s) of a performance and payment bond (or, if Tenant elects in lieu of performance and payment bond covering any major subcontractor, Sub-guard insurance, which policy shall be in form reasonably satisfactory to Landlord and which shall include a financial interest endorsement naming Landlord as a beneficiary) for the full value of such construction, which such bond shall name Landlord as an additional obligee and otherwise be in form and substance and issued by a Person reasonably satisfactory to Landlord;
(iv)Such construction shall not be undertaken unless Tenant demonstrates to the reasonable satisfaction of Landlord the financial ability to complete the construction without materially adversely affecting its cash flow position or financial viability; and
(v)No Capital Improvement will result in the Leased Property becoming a “limited use” property for purposes of United States federal income taxes.
10.2Construction Requirements for All Capital Improvements. Whether or not Landlord’s review and approval is required, for all Capital Improvements:
(a)Such construction shall not be commenced until Tenant shall have procured and paid for all municipal and other governmental permits and authorizations required to be obtained prior to such commencement (if any), including those permits and authorizations required pursuant to any Gaming Regulations, and Landlord shall join in the application for such permits or authorizations whenever such action is necessary; provided, however, that (i) any such joinder shall be at no cost or expense to Landlord; and (ii) any plans required to be filed in connection with any such application in respect of any Landlord Approved Capital Improvement have been so approved by Landlord;
(b)In the case of any Capital Improvements that consist of adding new structures or enlarging existing structures or cost more than Seventy Five Million Dollars ($75,000,000) (subject to adjustment for the CPI Increase), (i) such construction shall not, and Tenant’s licensed architect or engineer shall certify to Landlord that such architect or engineer believes that the design of such construction (as illustrated through the applicable corresponding construction documents) shall not, impair the structural strength of any component of the Facility or overburden the electrical, water, plumbing, HVAC or other building systems of any such component in a manner that would violate applicable building codes or prudent industry practices, and (ii) (x) for each Landlord Approved Capital Improvement, Tenant’s general contractor shall certify to Landlord that such general contractor believes that such construction is in compliance with such design and corresponding construction documents and (y) for each Permitted Capital Improvement, Tenant shall certify to Landlord that Tenant believes that such construction is in compliance with such design and corresponding construction documents;
(c)In the case of Permitted Capital Improvements (excluding Cosmetic Alterations), (i) such construction shall not, and Tenant shall certify to Landlord that Tenant believes that the design of such construction (as illustrated through the applicable corresponding construction documents) shall not, impair the structural strength of any component of the Facility or overburden the electrical, water, plumbing, HVAC or other building systems of any such component in a manner that would violate applicable building codes or prudent industry practices, and (ii) Tenant shall certify to Landlord that Tenant believes that such construction is in compliance with such design and corresponding construction documents;
(d)(i) In the case of Landlord Approved Capital Improvements (excluding Cosmetic Alterations), Tenant’s licensed architect or engineer shall certify to Landlord that such architect or engineer believes, to the best of such architect’s or engineer’s knowledge, and (ii) in the case of Permitted Capital Improvements (excluding Cosmetic Alterations), Tenant shall certify to Landlord that Tenant believes, to the best of Tenant’s knowledge, that the detailed plans and specifications conform to, and comply with, in all material respects all applicable building, subdivision and zoning codes, laws, ordinances and regulations imposed by all governmental authorities having jurisdiction over the Leased Property of the Facility;
(e)During and following completion of such construction, the parking and other amenities which are located in the Facility or on the Land of the Facility shall remain adequate for the operation of the Facility for its Primary Intended Use and in no event shall such parking be less than that which is required by law (including any variances with respect thereto); provided, however, (i) to the extent additional parking is not already a part of a Capital Improvement, Tenant may construct additional parking on the Land; or (ii) Tenant may acquire or lease off-site parking to serve the Facility as long as such parking shall be reasonably proximate to, and dedicated to, or otherwise made available to serve, the Facility;
(f)All work done in connection with such construction shall be done (i) promptly, (ii) using materials and in a manner that results in such Capital Improvement being in a condition and of a quality that is at least as good as the remaining areas of the Facility and (iii) in conformity with all Legal Requirements, including, without limitation, any applicable minority or women owned business requirements; and

(g)If applicable in accordance with customary and prudent industry standards or otherwise obtained by Tenant in connection with such construction, promptly following the completion of any Landlord Approved Capital Improvement, Tenant shall deliver to Landlord “as built” drawings of such addition (or written confirmation from the relevant general contractor or architect that such Capital Improvement has been built in accordance with the plans and specifications), certified as accurate by the licensed architect or engineer selected by Tenant to supervise such work, and copies of any new or revised certificates of occupancy.
10.3Landlord’s Right of First Offer to Fund. Tenant shall have the option to request that Landlord fund or finance the construction and acquisition of any Capital Improvement that includes Long-Lived Assets (along with reasonably related fees and expenses, such as title fees, costs of permits, legal fees and other similar transaction related costs) if the cost of such Capital Improvements constituting Long-Lived Assets is expected to be in excess of Fifty Million Dollars ($50,000,000) (subject to the CPI Increase), and Tenant shall provide to Landlord (i) a reasonably detailed description of the proposed Capital Improvement, (ii) the then-projected cost of construction of the proposed Capital Improvement, (iii) copies of the plans and specifications, permits, licenses, contracts and preliminary studies concerning the proposed Capital Improvement, to the extent then-available, and (iv) reasonable evidence that such proposed Capital Improvement will, upon completion, comply with all applicable Legal Requirements, and (v) such other information reasonably requested by Landlord. Landlord may, but shall be under no obligation to, provide the funds necessary to meet the request. Within thirty (30) days of receipt of a request to fund a proposed Capital Improvement pursuant to this Section 10.3, Landlord shall notify Tenant as to whether it will fund all or a portion of such proposed Capital Improvement and, if so, the terms and conditions upon which it would do so (including the terms with respect to any increases in Rent hereunder due to such Capital Improvements). If Landlord agrees to fund such proposed Capital Improvement, Tenant shall have twenty (20) Business Days to accept or reject Landlord’s funding proposal. If Landlord declines to fund a proposed Capital Improvement (or declines to provide Tenant written notice within such twenty (20) Business Day period of the terms of its proposal to fund such Capital Improvements), Tenant shall be permitted to secure outside financing or utilize then existing available financing for such Capital Improvement for a six-month period, after which six-month period (if Tenant has not secured outside financing or determined to utilize then existing available financing) Tenant shall again be required to first seek funding from Landlord. If Landlord agrees to fund all or a portion of a proposed Capital Improvement and Tenant rejects the terms thereof, Tenant shall be permitted to either use then existing available financing or seek outside financing for such Capital Improvement for a six-month period. If Tenant constructs a Capital Improvement with its then existing available financing or outside financing obtained in accordance with this Section 10.3, except as may otherwise be expressly provided in this Lease to the contrary, (A) during the Term, such Capital Improvements shall be deemed part of the Leased Property and the Facility solely for the purpose of calculating Net Income and Net Revenue hereunder and shall for all other purposes be Tenant’s Property and (B) following expiration or termination of the Term, shall be either, at the option of Landlord, purchased by Landlord for fair market value or, if not purchased by Landlord, Tenant shall be entitled to either remove such Tenant Capital Improvements, provided that the Leased Property is restored in a manner reasonably satisfactory to Landlord, or receive fair value for such Tenant Capital Improvements in accordance with Article XXXVI. If Landlord agrees to fund a proposed Capital Improvement and Tenant accepts the terms thereof, such Capital Improvements shall be deemed part of the Leased Property and the Facility for all purposes and Tenant shall provide Landlord with the following prior to any advance of funds:
(a)any information, certificates, licenses, permits or documents reasonably requested by Landlord which are necessary and obtainable to confirm that Tenant will be able to use the Capital Improvement upon completion thereof in accordance with the Primary Intended Use, including all required federal, state or local government licenses and approvals;
(b)an Officer’s Certificate and, if requested, a certificate from Tenant’s architect providing appropriate backup information, setting forth in reasonable detail the projected or actual costs related to such Capital Improvements;
(c)an amendment to this Lease (and any development or funding agreement agreed to in accordance with this Section 10.3), in a form reasonably agreed to by Landlord and Tenant, which may include, among other things, an increase in the Rent in amounts as agreed upon by the parties hereto pursuant to the agreed funding proposal terms described above and other provisions as may be necessary or appropriate;
(d)a deed conveying title to Landlord to any land acquired for the purpose of constructing the Capital Improvement free and clear of any liens or encumbrances except those approved by Landlord, and accompanied by an ALTA survey thereof satisfactory to Landlord;
(e)for each advance, endorsements to any outstanding policy of title insurance covering the Leased Property or commitments therefor reasonably satisfactory in form and substance to Landlord (i) updating the same without any additional exception except those that do not materially affect the value of such land and do not interfere with the use of the Leased Property or as may be approved by Landlord, which approval shall not be unreasonably withheld, and (ii) increasing the coverage thereof by an amount equal to the cost of the Capital Improvement, except to the extent covered by the owner’s policy of title insurance referred to in paragraph (f) below;
(f)if appropriate, an owner’s policy of title insurance insuring the fair market value of fee simple title to any land and improvements conveyed to Landlord free and clear of all liens and encumbrances except those that do not materially affect the value of such land and do not interfere with the use of the Leased Property or are approved by Landlord, which approval shall not be unreasonably withheld, provided that if the requirement in this paragraph (f) is not satisfied (or waived by Landlord), Tenant shall be entitled to seek third party financing or use available financing in lieu of seeking such advance from Landlord;
(g)if requested by Landlord, an appraisal by a member of the Appraisal Institute of the Leased Property indicating that the fair market value of the Leased Property upon completion of the Capital Improvement will exceed the fair market value of the Leased Property immediately prior thereto by an amount not less than ninety-five percent (95%) of the cost of the Capital Improvement, provided that if the requirement in this paragraph (g) is not satisfied (or waived by Landlord), Tenant shall be entitled to seek third party financing or use available financing in lieu of seeking such advance from Landlord; and
(h)such other billing statements, invoices, certificates, endorsements, opinions, site assessments, surveys, resolutions, ratifications, lien releases and waivers and other instruments and information reasonably required by Landlord.
ARTICLE XI
11.1Liens. Subject to the provisions of Article XII relating to permitted contests, Tenant will not directly or indirectly create or allow to remain and will promptly discharge at its expense any lien, encumbrance, attachment, title retention agreement or claim upon the Leased Property or any Capital Improvement thereto or any attachment, levy, claim or encumbrance in respect of the Rent, excluding, however, (i) this Lease; (ii) the matters that existed as of the Commencement Date with respect to the Facility and disclosed on Schedule A; (iii) restrictions, liens and other encumbrances which are consented to in writing by Landlord (such consent not to be unreasonably withheld, conditioned or delayed); (iv) the Property Documents; (v) subleases permitted by Article XXII; (vi) liens for Impositions not yet delinquent or being contested in accordance with Article XII, provided that Tenant has provided appropriate reserves as required under GAAP and any foreclosure or similar remedies with respect to such Impositions have not been instituted and no notice as to the institution or commencement thereof has been issued except to the extent such institution or commencement is stayed no later than the earlier of (x) ten (10) Business Days after such notice is issued or (y) five (5) Business Days prior to the institution or commencement thereof; (vii) liens of mechanics, laborers, materialmen, suppliers or vendors for sums either disputed or not yet due, provided that (1) the payment of such sums shall not be postponed under any related contract for more than sixty (60) days after the completion of the action giving rise to such lien unless being contested in accordance with

Article XII and such reserve or other appropriate provisions as shall be required by law or GAAP shall have been made therefor and no foreclosure or similar remedies with respect to such liens has been instituted and no notice as to the institution or commencement thereof have been issued except to the extent such institution or commencement is stayed no later than the earlier of (x) ten (10) Business Days after such notice is issued or (y) five (5) Business Days prior to the institution or commencement thereof; or (2) any such liens are in the process of being contested as permitted by Article XII; (viii) any liens created by Landlord; (ix) liens related to equipment leases or equipment financing for Tenant’s Property which are used or useful in Tenant’s business on the Leased Property and consistent with the Operating Standard, and do not impair in any material respect Landlord’s rights under Section 36.1, provided that the payment of any sums due under such equipment leases or equipment financing shall either (1) be paid as and when due in accordance with the terms thereof, or (2) be in the process of being contested as permitted by Article XII and provided that a lien holder’s removal of any such Tenant’s Property from the Leased Property shall be made in accordance with the requirements set forth in this Section 11.1; (x) liens granted as security for the obligations of Tenant and its Affiliates under a Debt Agreement; provided, however, in no event shall the foregoing be deemed or construed to permit Tenant to encumber its leasehold interest (or a subtenant to encumber its subleasehold interest) in the Leased Property (other than, in each case, to a Permitted Leasehold Mortgagee, for which no consent shall be required), without the prior written consent of Landlord, which consent may be granted or withheld in Landlord’s sole discretion; and provided, further, that Tenant shall be required to provide Landlord with fully executed copies of any and all Permitted Leasehold Mortgages and related principal Debt Agreements; (xi) easements, rights-of-way, restrictions (including zoning restrictions), covenants, encroachments, protrusions and other similar charges or encumbrances, and minor title deficiencies on or with respect to any Leased Property, in each case whether now or hereafter in existence, not individually or in the aggregate materially interfering with the conduct of the business on the Leased Property, taken as a whole; and (xii) liens granted as security for the obligations of Landlord and its Affiliates under any Facility Mortgage. For the avoidance of doubt, the parties acknowledge and agree that Tenant has not granted any liens in favor of Landlord as security for its obligations hereunder (except to the extent contemplated in the final paragraph of this Section 11.1) and nothing contained herein shall be deemed or construed to prohibit the issuance of a lien on the Equity Interests in Tenant (it being agreed that any foreclosure by a lien holder on such interests in Tenant shall be subject to the restriction on Change in Control set forth in Article XXII) or to prohibit Tenant from pledging its Accounts and other Tenant’s Property and other property of Tenant, including fixtures and equipment installed by Tenant at the Facility, as collateral in connection with financings from equipment lenders (or to Permitted Leasehold Mortgagees); provided that Tenant shall in no event pledge to any Person that is not granted a Permitted Leasehold Mortgage hereunder any of the Gaming Licenses or other of Tenant’s Property to the extent that such Tenant’s Property cannot be removed from the Leased Property without damaging or impairing the Leased Property (other than in a de minimis manner). For the further avoidance of doubt, by way of example, Tenant shall not grant to any lender (other than a Permitted Leasehold Mortgagee) a lien on, and any and all lien holders (including a Permitted Leasehold Mortgagee) shall not have the right to remove, carpeting, internal wiring, elevators, or escalators at the Leased Property, but lien holders may have the right to remove (and Tenant shall have the right to grant a lien on) manual or electronic gaming machines and other Gaming Equipment (including, without limitation, electronic equipment used to monitor and/or operate gaming machines and other gaming equipment) and electronic or other equipment used to operate player affinity systems, even if the removal thereof from the Leased Property could result in damage; provided any such damage is repaired by the lien holder or Tenant in accordance with the terms of this Lease.
Landlord and Tenant intend that this Lease be an indivisible true lease that affords the parties hereto the rights and remedies of landlord and tenant hereunder and does not represent a financing arrangement. This Lease is not an attempt by Landlord or Tenant to evade the operation of any aspect of the law applicable to any of the Leased Property. Except as otherwise required by a change in tax law or any change in accounting rules or regulations or a “determination” within the meaning of Section 1313(a) of the Code (or similar provision of state or local law), Landlord and Tenant hereby acknowledge and agree that this Lease shall be treated as an operating lease for all purposes and not as a synthetic lease, financing lease or loan and that Landlord shall be entitled to all the benefits of ownership of the Leased Property, including depreciation for all federal, state and local tax purposes.
If, notwithstanding (a) the form and substance of this Lease and (b) the intent of the parties, and the language contained herein providing that this Lease shall at all times be construed, interpreted and applied to create an indivisible lease of all of the Leased Property, any court of competent jurisdiction finds that this Lease is a financing arrangement, this Lease shall be considered a secured financing agreement and Landlord’s title to the Leased Property shall constitute a perfected first priority lien in Landlord’s favor on the Leased Property to secure the payment and performance of all the obligations of Tenant hereunder (and to that end, Tenant hereby grants, assigns, transfers, conveys and confirms to the Landlord a security interest in all of Tenant’s right, title and interest in or to any and all of the Leased Property, as security for the prompt and complete payment and performance when due of Tenant’s obligations hereunder). Tenant authorizes Landlord, at the expense of Tenant, to make any filings or take other actions as Landlord reasonably determines are necessary or advisable in order to effect fully this Lease or to more fully perfect or renew the rights of the Landlord, including, without limitation, irrevocably authorizing Landlord to file in any UCC jurisdiction any initial financial statements and amendments thereto that indicate collateral as being the Leased Property, and to subordinate to the Landlord the lien of any Permitted Leasehold Mortgagee, with respect to the Leased Property (it being understood that nothing herein shall affect the rights of a Permitted Leasehold Mortgagee under Article XVII hereof). At any time and from time to time upon the request of the Landlord, and at the expense of the Tenant, Tenant shall promptly execute, acknowledge and deliver such further documents and do such other acts as the Landlord may reasonably request in order to effect fully this Lease or to more fully perfect or renew the rights of the Landlord with respect to the Leased Property. Upon the exercise by the Landlord of any power, right, privilege or remedy pursuant to this Lease which requires any consent, approval, recording, qualification or authorization of any governmental authority, Tenant will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that Landlord may be required to obtain from Tenant for such consent, approval, recording, qualification or authorization.
ARTICLE XII
12.1Permitted Contests. Tenant, upon prior written notice to Landlord, on its own or in Landlord’s name, at Tenant’s expense, may contest, by appropriate legal proceedings conducted in good faith and with due diligence, the amount, validity or application, in whole or in part, of any licensure or certification decision (including pursuant to any Gaming Regulation), Imposition, Legal Requirement, Insurance Requirement, lien (but not liens granted to Landlord pursuant to this Lease), attachment, levy, encumbrance, charge or claim; provided, however, that (i) in the case of an unpaid Imposition, lien, attachment, levy, encumbrance, charge or claim, the commencement and continuation of such proceedings shall suspend the collection thereof from Landlord and from the Leased Property or any Capital Improvement thereto; (ii) neither the Leased Property or any Capital Improvement thereto, the Rent therefrom nor any part or interest in either thereof would be in any danger of being sold, forfeited, attached or lost pending the outcome of such proceedings; (iii) in the case of a Legal Requirement, neither Landlord nor Tenant would be in any danger of civil or criminal liability for failure to comply therewith pending the outcome of such proceedings; (iv) if any such contest shall involve a sum of money or potential loss in excess of Two Million Five Hundred Thousand Dollars ($2,500,000), upon request of Landlord, Tenant shall deliver to Landlord an opinion of counsel reasonably acceptable to Landlord to the effect set forth in clauses (i), (ii) and (iii) above, to the extent applicable (it being agreed that the matters set forth in clause (i) can be addressed by Tenant paying the contested amount prior to any such contest); (v) in the case of a Legal Requirement, Imposition, lien, encumbrance or charge, Tenant shall give such reasonable security as may be required by Landlord to prevent any sale or forfeiture of the Leased Property or any Capital Improvement thereto or the Rent by reason of such non-payment or noncompliance; (vi) in the case of an Insurance Requirement, the coverage required by Article XIII shall be maintained; (vii) Tenant shall keep Landlord reasonably informed as to the status of the proceedings; and (viii) if such contest be finally resolved against Landlord or Tenant, Tenant shall promptly pay the amount required to be paid, together with all interest and penalties accrued thereon, or comply with the applicable Legal Requirement or Insurance Requirement. Landlord, at Tenant’s expense, shall execute and deliver to Tenant such authorizations and other documents as may reasonably be required in any such contest, and, if reasonably requested by Tenant or if Landlord so desires, Landlord shall join as a party therein. The provisions of this Article XII shall not be construed to permit Tenant to contest the payment of Rent or any other amount (other than Impositions or Additional Charges which Tenant may from time to time be required to impound with Landlord) payable by Tenant to Landlord hereunder. Tenant shall indemnify, defend, protect and save Landlord harmless from and against any liability, cost or expense of any kind that may be imposed upon Landlord in connection with any such contest and any loss resulting therefrom, except in any instance where Landlord opted to join and joined as a party in the proceeding despite Tenant’s having sent written notice to Landlord of Tenant’s preference that Landlord not join in such proceeding.
ARTICLE XIII
13.1General Insurance Requirements. During the Term, Tenant shall at all times keep the Leased Property, and all property located in or on the Leased Property, including Capital Improvements, the Fixtures and Tenant’s Property, insured with the kinds and amounts of insurance described below. Each element of insurance described in this Article XIII shall be maintained with respect to the Leased Property and Tenant’s Property and operations thereon. Such insurance shall be written by companies permitted to conduct business in the Commonwealth of Massachusetts. All third party liability type policies must name Landlord as an “additional insured.” All property policies shall name Landlord as “loss payee” for its interests in the Facility. All business interruption policies shall name Landlord as “loss payee” with respect to Rent only. Property losses shall be payable to Landlord and/or Tenant as provided in Article XIV. In addition, the policies, as appropriate, shall name as an “additional insured” and/or “loss payee” each Permitted Leasehold Mortgagee and as an “additional insured” or “loss payee” the holder of any mortgage, deed of trust or other security agreement (“Facility Mortgagee”) securing any indebtedness or any other Encumbrance placed on the Leased Property in accordance with the provisions of Article XXXI (“Facility Mortgage”) by way of a standard form of mortgagee’s loss payable endorsement. Except as otherwise set forth herein, any property insurance loss adjustment settlement with respect to the Leased Property shall require the written consent of Landlord and Tenant unless the amount of the loss net of the applicable deductible is less than Twenty Million Dollars ($20,000,000.00) in which event no consent of Landlord shall be required. Evidence of insurance shall be deposited with Landlord and, if requested, with any Facility Mortgagee(s). The insurance policies required to be carried by Tenant hereunder shall insure against all the following risks with respect to the Facility:
(a)Loss or damage by fire, vandalism, collapse and malicious mischief, extended coverage perils commonly known as “All Risk,” and all physical loss perils normally included in such All Risk insurance, including, but not limited to, sprinkler leakage and windstorm (including named storm) and terrorism, in an amount not less than the insurable value on a Maximum Foreseeable Loss (as defined below in Section 13.2) basis and including a building ordinance coverage endorsement; provided, that Tenant shall have the right (i) to limit maximum insurance coverage for loss or damage by earthquake (including earth movement) to a minimum amount of One Hundred Million Dollars ($100,000,000) or as may be reasonably requested by Landlord and commercially available, and (ii) to limit maximum insurance coverage for loss or damage by windstorm (including but not limited to named windstorms) to a minimum amount of One Hundred Million Dollars ($100,000,000) or as may be reasonably requested by Landlord and commercially available; provided, further, that in the event the premium cost of any or all of earthquake, flood, windstorm (including named windstorm) or terrorism coverages are available only for a premium that is more than 2.5 times the average premium paid by Tenant (or prior operator of Facility) over the preceding three years for the insurance policy contemplated by this Section 13.1(a), then Tenant shall be entitled and required to purchase the maximum insurance coverage it reasonably deems most efficient and prudent to purchase and Tenant shall not be required to spend additional funds to purchase additional coverages insuring against such risks; and provided, further, that some property coverages might be sub-limited in an amount less than the Maximum Foreseeable Loss as long as the sub-limits are commercially reasonable and prudent as reasonably deemed by Tenant;
(b)Loss or damage by explosion of steam boilers, pressure vessels or similar apparatus, now or hereafter installed in the Facility, in such limits with respect to any one accident as may be reasonably requested by Landlord from time to time;
(c)Flood (when any of the improvements comprising the Leased Property of the Facility is located in whole or in part within a designated 100-year flood plain area) in an amount not less than the lesser of (i) probable maximum loss of a 250 year event, and (ii) One Hundred Million Dollars ($100,000,000), and such other hazards and in such amounts as may be customary for comparable properties in the area;
(d)Loss of rental value in an amount not less than twelve (12) months’ Rent payable hereunder or business interruption in an amount not less than twelve (12) months of income and normal operating expenses including 90-days ordinary payroll and Rent payable hereunder with an extended period of indemnity coverage of at least ninety (90) days necessitated by the occurrence of any of the hazards described in Sections 13.1(a), 13.1(b) or 13.1(c);
(e)Claims for personal injury or property damage under a policy of comprehensive general public liability insurance including but not limited to coverage for terrorism, premises/operations, blanket contractual liability, liquor liability, special events or activities to the extent insurable, independent contractors and personal injury with amounts not less than One Hundred Million Dollars ($100,000,000) each occurrence and One Hundred Million Dollars ($100,000,000) in the annual aggregate, provided that such requirements may be satisfied through the purchase of a primary general liability policy and excess liability policies;
(f)Claims for bodily injury and property damage under a policy of business automobile liability including garage and garage keepers liability and containing provisions and endorsements in accordance with state legal requirements, with primary limits not less than One Million Dollars ($1,000,000) per accident and excess limits provided in the excess liability policies referred to above;
(g)During such time as Tenant is constructing any improvements, Tenant, at its sole cost and expense, shall carry, or cause to be carried (i) workers’ compensation insurance and employers’ liability insurance covering all persons employed in connection with the improvements in statutory limits, (ii) a completed operations endorsement to the commercial general liability insurance policy referred to above, and (iii) builder’s risk insurance, completed value form (or its equivalent), covering all physical loss, in an amount and subject to policy conditions satisfactory to Landlord;
(h)During the Term, Tenant shall maintain or cause to be maintained environmental impairment liability (“EIL”) pollution liability insurance on the Leased Property in the form of a pollution legal liability or pollution and remedial legal liability (or similar product) (“PLL”) insurance policy. Such PLL insurance shall cover the Facility and provide coverage for on and off site cleanup costs for new and historical pollution conditions, and shall include coverage for first- and third- party bodily injury and property damage claims related to pollution conditions. The PLL policy in effect on the date hereof shall run to expiration and shall be renewed (or replaced with a policy of similar or superior terms and conditions as the existing policy) in five (5) year policy period intervals. The PLL policy will have a per claim limit of no less than Fifteen Million Dollars ($15,000,000) and an aggregate policy limit of no less than Fifteen Million Dollars ($15,000,000), with a self-insured retention or deductible of no greater than One Hundred Thousand Dollars ($100,000). Such policy shall include coverage for claims for microbial matter and legionella, with the same combined single limits as referenced above, with a self-insured retention or deductible of no greater than One Million Dollars ($1,000,000). Any Underground Storage Tanks (USTs) located on the Leased Property shall be covered on the PLL policy, or be covered as a separate UST policy that shall be maintained during the Term; and
(i)During the Term, Tenant shall maintain or cause to be maintained cyber liability insurance, with limits not less than Fifty Million Dollars ($50,000,000) per claim.
13.2Maximum Foreseeable Loss. The term “Maximum Foreseeable Loss” shall mean the largest monetary loss within one area that may be expected to result from a single fire with protection impaired, the control of the fire mainly dependent on physical barriers or separations and a delayed manual firefighting by public and/or private fire brigades. If Landlord reasonably believes that the Maximum Foreseeable Loss has increased at any time during the Term, it shall have the right (unless Tenant and Landlord agree otherwise) to have such Maximum Foreseeable Loss redetermined by an impartial national insurance company reasonably acceptable to both parties (the “Impartial Appraiser”), or, if the parties cannot agree on an Impartial Appraiser, then by an Expert appointed in accordance with Section 34.1 hereof. The determination of the Impartial Appraiser (or the Expert, as the case may be) shall be final and binding on the parties hereto, and Tenant shall forthwith adjust the amount of the insurance carried pursuant to this Article XIII to the amount so determined by the Impartial Appraiser (or the Expert, as the case may be). Each party shall pay one-half (1/2) of the fee, if any, of the Impartial Appraiser. If Landlord pays the Impartial Appraiser, fifty percent (50%) of such costs shall be Additional Charges hereunder and if Tenant pays such Impartial Appraiser, fifty percent (50%) of such costs shall be a credit against the next Rent payment hereunder. If Tenant has undertaken any structural alterations or additions to the Leased Property having a cost or value in excess of One Hundred Million Dollars ($100,000,000), Landlord may at Tenant’s expense have the Maximum Foreseeable Loss redetermined at any time after such improvements are made, regardless of when the Maximum Foreseeable Loss was last determined.
13.3Additional Insurance. In addition to the insurance described above, Tenant shall at all times maintain adequate workers’ compensation coverage and any other coverage required by Legal Requirements for all Persons employed by Tenant on the Leased Property in accordance with Legal Requirements.
13.4Waiver of Subrogation. All insurance policies carried by either party covering the Leased Property or Tenant’s Property, including, without limitation, contents, fire and liability insurance, shall expressly waive any right of subrogation on the part of the insurer against the other party. Each party, respectively, shall pay any additional costs or charges for obtaining such waiver.
13.5Policy Requirements. All of the policies of insurance referred to in this Article XIII shall be written in form reasonably satisfactory to Landlord and issued by insurance companies qualified and authorized to do business in Massachusetts with a minimum policyholder rating of “A-” and a financial rating of “VII” in the most recent version of Best’s Key Rating Guide, or a minimum rating of “BBB” from Standard & Poor’s or equivalent. Tenant shall pay all of the premiums therefor, and deliver certificates thereof to Landlord prior to their effective date (and with respect to any renewal policy, prior to the expiration of the existing policy), and in the event of the failure of Tenant either to effect such insurance in the names herein called for or to pay the premiums therefor, or to deliver such certificates thereof to Landlord, at the times required, Landlord shall be entitled, but shall have no obligation, to effect such insurance and pay the premiums therefor, in which event the cost thereof, together with interest thereon at the Overdue Rate, shall be repayable to Landlord upon demand therefor. Tenant shall obtain, to the extent available on commercially reasonable terms, the agreement of each insurer, by endorsement on the policy or policies issued by it, or by independent instrument furnished to Landlord, that it will give to Landlord thirty (30) days’ (or ten (10) days’ in the case of non-payment of premium) written notice before the policy or policies in question shall be altered, allowed to expire or cancelled. Notwithstanding any provision of this Article XIII to the contrary, Landlord acknowledges and agrees that the coverage required to be maintained by Tenant may be provided under one or more policies with various deductibles or self-insurance retentions by Tenant or its Affiliates, subject to Landlord’s approval not to be unreasonably withheld. Upon written request by Landlord, Tenant shall provide Landlord copies of the property insurance policies when issued by the insurers providing such coverage.
13.6Increase in Limits. If, from time to time after the Commencement Date, Landlord determines in the exercise of its reasonable business judgment that the limits of the personal injury or property damage-public liability insurance then carried pursuant to Section 13.1(e) hereof are insufficient, Landlord may give Tenant Notice of acceptable limits for the insurance to be carried; provided that in no event will Tenant be required to carry insurance in an amount which exceeds the product of (i) the amounts set forth in Section 13.1(e) hereof and (ii) the CPI Increase; and subject to the foregoing limitation, within ninety (90) days after the receipt of such Notice, the insurance shall thereafter be carried with limits as prescribed by Landlord until further increase pursuant to the provisions of this Section 13.6.
13.7Blanket Policy. Any blanket insurance policy shall specifically allocate to the Leased Property the amount of coverage from time to time required hereunder or shall otherwise provide similar protection as would a separate policy insuring only the Leased Property hereof, subject to review and reasonable approval by Landlord based on the schedule of locations and values, and such other documentation reasonably requested by Landlord. Further, to the extent the policies are maintained pursuant to a blanket insurance policy that covers more than one location within a one thousand foot radius of the Leased Property (the “Radius”), the limits of such blanket insurance policy shall be sufficient to maintain property and terrorism coverage as set forth in this Section for the Leased Property and any and all other locations combined within the Radius that are covered by such blanket insurance policy calculated on a total insured value basis.
13.8No Separate Insurance. Tenant shall not, on Tenant’s own initiative or pursuant to the request or requirement of any third party, (i) take out separate insurance concurrent in form or contributing in the event of loss with that required in this Article XIII to be furnished by, or which may reasonably be required to be furnished by, Tenant or (ii) increase the amounts of any then-existing insurance by securing an additional policy or additional policies, unless all parties having an insurable interest in the subject matter of the insurance, including in all cases Landlord and all Facility Mortgagees, are included therein as additional insureds and the loss is payable under such insurance in the same manner as losses are payable under this Lease.

Notwithstanding the foregoing, nothing herein shall prohibit Tenant from insuring against risks not required to be insured hereby, and as to such insurance, Landlord and any Facility Mortgagee need not be included therein as additional insureds, nor must the loss thereunder be payable in the same manner as losses are payable hereunder.
13.9Captive Insurance Company Requirements. With respect to any captive insurance company providing the terrorism insurance required pursuant to Section 13.1 above, such captive insurance company must meet the requirements set forth on Exhibit H attached hereto.
ARTICLE XIV
14.1Property Insurance Proceeds. All proceeds (except business interruption insurance proceeds not allocated to rent expenses) payable by reason of any property loss or damage to the Leased Property, or any portion thereof, under any property policy of insurance required to be carried hereunder shall be paid to an escrow account held by a third party depositary reasonably acceptable to Landlord and Tenant (pursuant to an escrow agreement acceptable to the parties and intended to implement the terms hereof) and made available to Tenant upon request for the reasonable out-of-pocket costs of preservation, stabilization, emergency restoration, business interruption, reconstruction and repair, as the case may be, of any damage to or destruction of the Leased Property, or any portion thereof; provided, however, that the portion of such proceeds that are attributable to Tenant’s obligation to pay Rent and Additional Charges shall be applied against Rents and Additional Charges due and payable by Tenant hereunder as Rent and Additional Charges become due and payable; and provided, further, that if the total amount of proceeds payable net of the applicable deductibles is Twenty Five Million Dollars ($25,000,000) or less, and if no Event of Default has occurred and is continuing, the proceeds shall be paid directly to Tenant and, subject to the limitations set forth in this Article XIV used for the repair of any damage to the Leased Property, it being understood and agreed that Tenant shall have no obligation to rebuild any Tenant Capital Improvement, provided that the Leased Property is rebuilt in a manner at least substantially similar to the condition of the Leased Property that existed prior to the related casualty and with materials and workmanship of like kind and quality or as otherwise in a manner reasonably satisfactory to Landlord. Any excess proceeds of insurance remaining after the completion of the restoration or reconstruction of the Leased Property as described in the preceding sentence shall be provided to Tenant. Tenant shall have the right to prosecute and settle insurance claims, provided that Tenant shall consult with and involve Landlord in the process of adjusting any insurance claims under this Article XIV and any final settlement with the insurance company shall be subject to Landlord’s consent, such consent not to be unreasonably withheld.
14.2Tenant’s Obligations Following Casualty.
(a)If the Facility and/or any Tenant Capital Improvements to the Facility are damaged, whether or not from a risk covered by insurance carried by Tenant, except as otherwise provided herein, (i) Tenant shall restore such Leased Property (excluding any Tenant Capital Improvement, it being understood and agreed that Tenant shall not be required to repair any Tenant Capital Improvement, provided that the Leased Property is rebuilt in a manner reasonably satisfactory to Landlord), to substantially the same condition as existed immediately before such damage and (ii) such damage shall not terminate this Lease.

(b)If Tenant restores the affected Leased Property and the cost of the repair or restoration exceeds the amount of proceeds received from the insurance required to be carried hereunder, Tenant shall provide Landlord with evidence reasonably acceptable to Landlord that Tenant has available to it any excess amounts needed to restore the Facility. Such excess amounts necessary to restore the Facility shall be paid by Tenant.
(c)If Tenant has not restored the affected Leased Property and gaming operations have not recommenced by the date that is the third anniversary of the date of any casualty, all remaining insurance proceeds shall be paid to and retained by Landlord free and clear of any claim by or through Tenant.
(d)In the event neither Landlord nor Tenant is required or elects to repair and restore the Leased Property, all insurance proceeds, other than proceeds reasonably attributed to any Tenant Capital Improvements (and, subject to no Event of Default having occurred and being continuing, any business interruption proceeds in excess of Tenant’s Rent and Additional Charges obligations hereunder), which proceeds shall be and remain the property of Tenant, shall be paid to and retained by Landlord free and clear of any claim by or through Tenant except as otherwise specifically provided below in this Article XIV.
14.3No Abatement of Rent. This Lease shall remain in full force and effect and Tenant’s obligation to pay the Rent, Additional Charges and all other charges required by this Lease shall remain unabated during the period required for adjusting insurance, satisfying Legal Requirements, repair and restoration.
14.4Waiver. Tenant waives any statutory rights of termination which may arise by reason of any damage or destruction of the Leased Property but such waiver shall not affect any contractual rights granted to Tenant under this Article XIV.
14.5Insurance Proceeds Paid to Facility Mortgagee. Notwithstanding anything herein to the contrary, in the event that Landlord obtains any Facility Mortgage, the terms of such Facility Mortgage shall provide that any insurance proceeds (excluding business interruption proceeds, which shall continue to be payable to Landlord in payment of Rent) may be held by such Facility Mortgagee and shall be applied to the restoration of the Leased Property and/or disbursed to Tenant to permit Tenant to restore the Leased Property, in the manner required by Section 14.2 and other applicable provisions of this Lease and may not be applied by such Facility Mortgagee to the indebtedness secured by the Facility Mortgage, provided that Tenant satisfies each of the following conditions to the reasonable satisfaction of Landlord and such Facility Mortgagee: (a) at the time of the related casualty, there shall exist no Event of Default; (b) the Leased Property affected by such casualty shall be capable of being restored to the condition required by Section 14.2; (c) Tenant shall demonstrate to Landlord’s and such Facility Mortgagee’s reasonable satisfaction Tenant’s ability to pay the Rent coming due during such repair or restoration period (after taking into account proceeds from business interruption insurance carried by Tenant); (d) Tenant shall have provided to Landlord and such Facility Mortgagee all of the following: (i) an architect’s contract with an architect reasonably acceptable to Landlord and such Facility Mortgagee; (ii) complete plans and specifications for the restoration of the affected portions of the Leased Property, which plans and specifications shall cause the Leased Property to be restored or reconstructed to the condition required under Section

14.2; provided, however, Tenant agrees to incorporate Landlord’s reasonable comments to such plans and specifications; (iii) fixed-price or guaranteed maximum cost construction contracts with contractors reasonably acceptable to Landlord and such Facility Mortgagee for completion of the restoration work in accordance with the aforementioned plans and specifications; (iv) such additional funds (if any) as are necessary from time to time, in Landlord’s and such Facility Mortgagee’s reasonable opinion, to complete the restoration pursuant to the plans and specifications and in the condition required under Section 14.2; and (v) copies of all permits, licenses and approvals necessary to complete the restoration in accordance with the plans and specifications and all Legal Requirements; (e) Tenant shall, promptly following the related casualty, diligently pursue all items required pursuant to clause (d) above and, after obtaining and providing the same to Landlord and any Facility Mortgagee, shall promptly commence and diligently pursue such work to completion; (f) Tenant shall complete (and shall provide to Landlord and any Facility Mortgagee such documentation evidencing the same) the restoration on or before the earliest to occur of (i) three (3) years after the date of the related casualty, and (ii) the expiration of the Term (provided, however, in the event that such restoration or reconstruction cannot be reasonably completed prior to the expiration of the Term, the deadline imposed under this subclause (iii) shall include the properly exercised Renewal Term); (g) the Property and the use thereof after the restoration will be in compliance with all applicable Legal Requirements; (h) Tenant shall promptly deliver to Landlord and any Facility Mortgagee all certificates of occupancy, lien waivers and such other documentation reasonably requested by Landlord or any Facility Mortgagee in connection with the restoration and reconstruction of the Leased Property; and (i) Tenant agrees to comply with any commercially reasonable draw or other disbursement requirements imposed by any such Facility Mortgagee.
ARTICLE XV
15.1Condemnation.
(a)Total Taking. If the Leased Property of the Facility is totally and permanently taken by Condemnation (a “Taking”), this Lease shall terminate as of the day before the Date of Taking.
(b)Partial Taking. If a portion of the Leased Property of, and any Tenant Capital Improvements to, the Facility are taken by Condemnation, this Lease shall remain in effect if the Facility is not thereby rendered Unsuitable for Its Primary Intended Use, but if the Facility is thereby rendered Unsuitable for Its Primary Intended Use, this Lease shall terminate as of the day before the Date of Taking.
(c)Restoration. If there is a partial Taking of the Leased Property of, and any Tenant Capital Improvements to, the Facility and this Lease remains in full force and effect with respect to the Facility, Landlord shall make available to Tenant the portion of the Award applicable to restoration of the Leased Property (excluding any Tenant Capital Improvements, it being understood and agreed that Tenant shall not be required to repair or restore any Tenant Capital Improvements, provided that the Leased Property is restored in a manner reasonably satisfactory to Landlord and, whether or not Tenant elects to restore such Tenant Capital Improvements, the portion of such Award attributable thereto shall also be paid to Tenant), and Tenant shall accomplish all necessary restoration whether or not the amount provided by the Condemnor for restoration is sufficient and the Rent shall be reduced by such amount as may be agreed upon by Landlord and Tenant or, if they are unable to reach such an agreement within a period of thirty (30) days after the occurrence of the Taking, unless such Taking is with respect to de minimis Leased Property, then the Rent for the Facility shall be proportionately reduced, based on the proportion of the Facility that was subject to the partial Taking. Tenant shall restore such Leased Property (as nearly as possible under the circumstances) to a complete architectural unit of the same general character and condition as such Leased Property existing immediately prior to such Taking.
15.2Award Distribution. Except as set forth below and except to the extent of restoration proceeds to be made available to Tenant as provided in Section 15.1(c) hereof, the entire Award shall belong to and be paid to Landlord. Tenant shall, however, be entitled to pursue its own claim with respect to the Taking for Tenant’s lost profits value and moving expenses and, the portion of the Award, if any, allocated to any Tenant Capital Improvements (subject to Tenant’s restoring the Leased Property not subject to a Taking in a manner reasonably satisfactory to Landlord) and Tenant’s Property shall be and remain the property of Tenant free of any claim thereto by Landlord.
15.3Temporary Taking. The taking of the Leased Property, or any part thereof, shall constitute a taking by Condemnation only when the use and occupancy by the taking authority has continued for longer than 180 consecutive days. During any shorter period, which shall be a temporary taking, all the provisions of this Lease shall remain in full force and effect and the Award allocable to the Term shall be paid to Tenant.
15.4No Abatement of Rent. Except as expressly stated to the contrary in this Lease, this Lease shall remain in full force and effect and Tenant’s obligation to pay the Rent, Additional Charges and all other charges required by this Lease shall remain unabated during the period required for claiming an Award, satisfying Legal Requirements and restoration.
15.5Waiver. Tenant waives any statutory rights of termination which may arise by reason of any Condemnation of the Leased Property but such waiver shall not affect any contractual rights granted to Tenant pursuant to this Lease.
15.6Condemnation Awards Paid to Facility Mortgagee. Notwithstanding anything herein to the contrary, in the event that any Facility Mortgagee is entitled to any Award, or any portion thereof, under the terms of any Facility Mortgage or related financing agreement, such Award shall be applied, held and/or disbursed in accordance with the terms of the Facility Mortgage or related financing agreement. In the event that the Facility Mortgagee elects to apply the Award to the indebtedness secured by the Facility Mortgage in the case of a Taking as to which the restoration provisions apply (or the related financing agreement requires such application), Landlord shall either: (i) within ninety (90) days of the notice from the Facility Mortgagee make available to Tenant for restoration of such Leased Property funds (either through refinance or otherwise) equal to the amount applied by the Facility Mortgagee or applicable to restoration of the Leased Property and shall pay to Tenant any amount of the Award allocated to Tenant Capital Improvements, or (ii) sell to Tenant the portion of the Leased Property consisting of the Facility that is not subject to the Taking in exchange for a payment equal to the greater of (1) the difference between (a) the value of the Facility immediately prior to such Taking, based on the average fair market value of similar real estate in the areas surrounding the Facility and (b) the amount of the Award retained by the Facility Mortgagee, and (2) the value of the remaining portion of the Facility after such Taking, based on the average fair market value of similar real estate in the areas surrounding the Facility.
ARTICLE XVI
16.1Events of Default. Any one or more of the following shall constitute an “Event of Default”:
(a)
(i)Tenant shall fail to pay any installment of Rent within five (5) Business Days of when due and such failure is not cured by Tenant within three (3) Business Days after notice from Landlord of Tenant’s failure to pay such installment of Rent when due (and such notice of failure from Landlord may be given any time after such installment is five (5) Business Days late); or
(ii)Tenant shall fail to pay any Additional Charge within five (5) Business Days after notice from Landlord of Tenant’s failure to make such payment of such Additional Charge when due (and such notice of failure from Landlord may be given any time after such payment is more than one (1) Business Day late);

(b)a default shall occur under any Guaranty, where the default is not cured within any applicable grace period set forth therein or, if no cure periods are provided, within fifteen (15) days after notice from Landlord (or in the case of a breach of Paragraph 8 of the Guaranty, the cure periods provided herein with respect to such action or omission);
(c)Tenant or any Guarantor shall:
(i)admit in writing in a legal proceeding its inability to pay its debts generally as they become due;
(ii)file a petition in bankruptcy or a petition to take advantage of any insolvency law or act;
(iii)make an assignment for the benefit of its creditors;
(iv)consent to the appointment of a receiver of itself or of the whole or any substantial part of its property; or
(v)file a petition or answer seeking reorganization or arrangement under the United States bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof pertaining to debtor relief or insolvency;
(d)Tenant or any Guarantor (other than an Immaterial Subsidiary Guarantor) shall be adjudicated as bankrupt or a court of competent jurisdiction shall enter an order or decree appointing, without the consent of Tenant or any Guarantor (other than an Immaterial Subsidiary Guarantor), a receiver of Tenant or any Guarantor (other than an Immaterial Subsidiary Guarantor) or of the whole or substantially all of the Tenant’s or any Guarantor’s

(other than an Immaterial Subsidiary Guarantor’s) property, or approving a petition filed against Tenant or any Guarantor (other than an Immaterial Subsidiary Guarantor) seeking reorganization or arrangement of Tenant or any Guarantor (other than an Immaterial Subsidiary Guarantor) under the United States bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof, and such judgment, order or decree shall not be vacated or set aside or stayed within sixty (60) days from the date of the entry thereof;
(e)Tenant or any Guarantor (other than an Immaterial Subsidiary Guarantor) shall be liquidated or dissolved (except that any Guarantor may be liquidated or dissolved into another Guarantor or the Tenant or so long as its assets are distributed following such liquidation or dissolution to another Guarantor or Tenant);
(f)the estate or interest of Tenant in the Leased Property or any part thereof shall be levied upon or attached in any proceeding relating to more than Twenty-Five Million Dollars ($25,000,000) and the same shall not be vacated, discharged (or bonded) or stayed pending appeal (or bonded or otherwise similarly secured payment) within the later of ninety (90) days after commencement thereof or thirty (30) days after receipt by Tenant of notice thereof from Landlord; provided, however, that such notice shall be in lieu of and not in addition to any notice required under applicable law and the foregoing shall not apply to the lien of real estate taxes on the Leased Property to the extent that such taxes are not delinquent or are being contested in accordance with the provisions of Section 12.1 of this Lease;
(g)Tenant voluntarily ceases operations for its Primary Intended Use at the Facility (except as a result of a Discretionary Closure, an Unavoidable Delay, material damage, destruction or Condemnation that affects the Facility) and such event would reasonably be expected to have a material adverse effect on Tenant, the Facility, or on the Leased Property, in each case, taken as a whole;
(h)any of the representations or warranties made by Tenant hereunder or by any Guarantor in a Guaranty proves to be untrue when made in any material respect which materially and adversely affects Landlord and Tenant does not remedy the same within thirty (30) days following receipt by Tenant of written notice from Landlord;
(i)any applicable license (including any Gaming License) or other agreements material to the Facility’s operation for its Primary Intended Use are at any time terminated or revoked or suspended for more than thirty (30) days (and causes cessation of gaming activity at the Facility) and such termination, revocation or suspension is not stayed pending appeal and would reasonably be expected to have a material adverse effect on Tenant, the Facility, or on the Leased Property, taken as a whole;
(j)except to a permitted assignee pursuant to Section 22.2 or a permitted subtenant or Subsidiary that joins as a Guarantor to the Guaranty pursuant to Section 22.3, or with respect to the granting of a permitted pledge hereunder to a Permitted Leasehold Mortgagee, the sale or transfer, without Landlord’s consent, of all or any portion of any Gaming License or similar certificate or license relating to the Leased Property;
(k)[reserved];

(l)subject to Tenant’s right to cure set forth in Section 23.3(b), a breach by Tenant of Section 23.3(a) hereof for four consecutive Test Periods ending on the last day of four consecutive fiscal quarters;
(m)if Tenant shall fail to observe or perform any other term, covenant or condition of this Lease (other than as described elsewhere in this Section 16.1) and such failure is not cured by Tenant within thirty (30) days after written notice thereof from Landlord, unless such failure cannot with due diligence be cured within a period of thirty (30) days, in which case such failure shall not be deemed to be an Event of Default if Tenant proceeds promptly and with due diligence to cure the failure and diligently completes the curing thereof within one hundred twenty (120) days after such notice from Landlord; provided, however, that such notice shall be in lieu of and not in addition to any notice required under applicable law;
(n)if Tenant shall fail to pay, bond, escrow or otherwise similarly secure payment of one or more final judgments aggregating in excess of the product of (i) One Hundred Million Dollars ($100,000,000) and (ii) the CPI Increase (and only to the extent not covered by insurance), which judgments are not discharged or effectively waived or stayed for a period of 45 consecutive days; and
(o)an assignment of Tenant’s interest in this Lease (including pursuant to a Change in Control) shall have occurred without the consent of Landlord to the extent such consent is required under Article XXII or Tenant is otherwise in default of the provisions set forth in Section 22.1 below.
No Event of Default (other than a failure to make payment of money) shall be deemed to exist under this Section 16.1 during any time the curing thereof is prevented by an Unavoidable Delay, provided that upon the cessation of the Unavoidable Delay, Tenant remedies the default without further delay.
16.2Certain Remedies. If an Event of Default shall have occurred and be continuing, Landlord may (a) terminate this Lease by giving Tenant no less than ten (10) days’ notice of such termination and the Term shall terminate and all rights of Tenant under this Lease shall cease, (b) seek damages as provided in Section 16.3 hereof, and/or (c) exercise any other right or remedy at law or in equity available to Landlord as a result of any Event of Default. Tenant shall pay as Additional Charges all costs and expenses incurred by or on behalf of Landlord, including reasonable attorneys’ fees and expenses, as a result of any Event of Default hereunder. If an Event of Default shall have occurred and be continuing, whether or not this Lease has been terminated pursuant to the first sentence of this Section 16.2, Tenant shall, to the extent permitted by law (including applicable Gaming Regulations), if required by Landlord to do so, immediately surrender to Landlord possession of all or any portion of the Leased Property (including any Tenant Capital Improvements of the Facility) as to which Landlord has so demanded and quit the same and Landlord may, to the extent permitted by law (including applicable Gaming Regulations), enter upon and repossess such Leased Property and any Capital Improvement thereto by reasonable force, summary proceedings, ejectment or otherwise, and, to the extent permitted by law (including applicable Gaming Regulations), may remove Tenant and all other Persons and any of Tenant’s Property from such Leased Property (including any such Tenant Capital Improvement thereto).

16.3Damages. (a) None of (i) the termination of this Lease, (ii) the repossession of the Leased Property (including any Capital Improvements to the Facility), (iii) the failure of Landlord to relet the Leased Property or any portion thereof, (iv) the reletting of all or any portion of the Leased Property, or (v) the inability of Landlord to collect or receive any rentals due upon any such reletting, shall relieve Tenant of its liabilities and obligations hereunder, all of which shall survive any such termination, repossession or reletting. Landlord and Tenant agree that Landlord shall have no obligation to mitigate Landlord’s damages under this Lease, and Tenant hereby waives any duty of Landlord to mitigate damages under any Legal Requirements to the full extent that such duty may be waived. If any such termination of this Lease occurs (whether or not Landlord terminates Tenant’s right to possession of the Leased Property), Tenant shall forthwith pay to Landlord all Rent due and payable under this Lease to and including the date of such termination (together with interest thereon at the Overdue Rate from the date the applicable amount was due). Thereafter, Tenant shall forthwith pay to Landlord, at Landlord’s option, as and for liquidated and agreed current damages for the occurrence of an Event of Default, either:
(A)the sum of:
(i)the worth at the time of award of the unpaid Rent which had been earned at the time of termination to the extent not previously paid by Tenant under this Section 16.3;
(ii)the worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves was in fact avoided or could have been reasonably avoided;
(iii)the worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such rental loss that Tenant proves was in fact avoided or could be reasonably avoided; plus
(iv)any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom; provided, however, no compensation shall be due for consequential damages or diminution in value of the Land or the buildings resulting from the Event of Default; provided, further, that Tenant shall be responsible for consequential damages resulting solely from Tenant’s holding over and remaining in all or any portion of the Leased Property following the expiration or earlier termination of this Lease and first accruing after the date that is six (6) months following such termination.
As used in clauses (i) and (ii) above, the “worth at the time of award” shall be computed by allowing interest at the Overdue Rate. As used in clause (iii) above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of New York at the time of award plus one percent (1%) and reducing such amount by the portion of the unpaid Rent that Tenant proves could be reasonably avoided.
or
(B)    if Landlord chooses not to terminate Tenant’s right to possession of the Leased Property (whether or not Landlord terminates the Lease), each installment of said Rent and other sums payable by Tenant to Landlord under this Lease as the same becomes due and payable, together with interest at the Overdue Rate from the date when due until paid, and Landlord may enforce, by action or otherwise, any other term or covenant of this Lease (and Landlord may at any time thereafter terminate Tenant’s right to possession of the Leased Property and seek damages under subparagraph (A) hereof, to the extent not already paid for by Tenant under this subparagraph (B)).
(b)    If, as of the date of any termination of this Lease pursuant to Section 16.2, the Leased Property shall not be in the condition in which Tenant has agreed to surrender the same to Landlord at the expiration or earlier termination of this Lease pursuant to Section 9.1(d), then Tenant shall be obligated to place the Leased Property in the condition in which Tenant is required to surrender the same hereunder; provided that if the Tenant does not do so in a time period necessary and practicable to accomplish the foregoing, then Tenant shall pay, as damages therefor, the cost (as reasonably estimated by a nationally recognized independent contractor reasonably selected by Landlord) of placing the Leased Property in the condition in which Tenant is required to surrender the same hereunder.
16.4Receiver. Upon the occurrence and continuance of an Event of Default, and upon commencement of proceedings to enforce the rights of Landlord hereunder, but subject to any limitations of applicable law, Landlord shall be entitled, as a matter of right, to the appointment of a receiver or receivers acceptable to Landlord of the Leased Property and of the revenues, earnings, income, products and profits thereof, pending the outcome of such proceedings, with such powers as the court making such appointment shall confer.
16.5Waiver. If Landlord initiates judicial proceedings or if this Lease is terminated by Landlord pursuant to this Article XVI, Tenant waives, to the extent permitted by applicable law, (i) any right of redemption, re-entry or repossession; (ii) the benefit of any laws now or hereafter in force exempting property from liability for rent or for debt; and (iii) any duty of Landlord to mitigate damages to the extent such duty may legally be waived.
16.6Application of Funds. Any payments received by Landlord under any of the provisions of this Lease during the existence or continuance of any Event of Default which are made to Landlord rather than Tenant due to the existence of an Event of Default shall be applied to Tenant’s obligations in the order which Landlord may reasonably determine or as may be prescribed by the laws of the Commonwealth of Massachusetts.
16.7Landlord’s Right to Cure Tenant’s Defaults. If Tenant shall fail to make any payment or to perform any act required to be made or performed hereunder when due including, without limitation, if Tenant fails to complete any work or restoration or replacement of any nature as required hereunder, or, if, after a Wynn Tenant Transfer, Tenant fails to expend any

Required CapEx, or if Tenant shall take any action prohibited hereunder, and such failure shall have resulted in an Event of Default, Landlord and/or its Affiliates, without waiving or releasing any obligation or default, may, but shall be under no obligation to, make such payment or perform such act (or reimburse any Facility Mortgagee for making such payment or performing such act) for the account and at the expense of Tenant (including, in the event of a breach of any such representation or warranty, taking actions to cause such representation or warranty to be true), and may, to the extent permitted by law, after an Event of Default, enter upon the Leased Property for such purpose and take all such action thereon as, in Landlord’s reasonable opinion, may be necessary or appropriate therefor provided same is undertaken in accordance with the applicable law; provided, however, this right under this Section 16.7 shall only be exercised by Landlord if such failure is a breach of Legal Requirements where such failure continues after: (i) fifteen (15) days after a first notice delivered by Landlord to Tenant informing Tenant of its failure to comply with such Legal Requirement, and (ii) if the fifteen (15) day period in clause (i) has elapsed and Tenant has not taken actions to cure such breach, fifteen (15) days after a second notice delivered by Landlord to Tenant informing Tenant of its failure to comply with such Legal Requirement, in each case, with a subject line that in all caps saying “FAILURE TO COMPLY WITH THE LEGAL REQUIREMENT WILL RESULT IN LANDLORD CURING SUCH FAILURE AT TENANT’S COST”. All sums so paid (or reimbursed) by Landlord and/or any of its Affiliates and all costs and expenses, including reasonable attorneys’ fees and expenses, so incurred, together with interest thereon at the Overdue Rate from the date on which such sums or expenses are paid or incurred by Landlord and/or any of its Affiliates, shall be paid by Tenant to Landlord on demand as an Additional Charge.
ARTICLE XVII
17.1Permitted Leasehold Mortgagees.
(a)On one or more occasions without Landlord’s prior consent Tenant may mortgage or otherwise encumber Tenant’s estate in and to the Leased Property (the “Leasehold Estate”) to one or more Permitted Leasehold Mortgagees under one or more Permitted Leasehold Mortgages and pledge its right, title and interest under this Lease as security for such Permitted Leasehold Mortgages or any Debt Agreement secured thereby; provided that, except as provided in Section 17.1(b)(i)(3), no Person shall be considered a Permitted Leasehold Mortgagee unless (1) such Person delivers to Landlord a written agreement (in form and substance reasonably satisfactory to Landlord) providing (i) that such Permitted Leasehold Mortgagee and any lenders for whom it acts as representative, agent or trustee, will not use or dispose of any Gaming License for use at a location other than at the Facility to which such Gaming License relates as of the date such Person becomes a Permitted Leasehold Mortgagee, and (ii) an express acknowledgement that, in the event of the exercise by the Permitted Leasehold Mortgagee of its rights under the Permitted Leasehold Mortgage, the Permitted Leasehold Mortgagee shall be required to (except for a transfer that meets the requirements of Section 22.2(iii)) secure the approval of Landlord for the replacement of Tenant with respect to the affected portion of the Leased Property and contain the Permitted Leasehold Mortgagee’s acknowledgment that such approval may be granted or withheld by Landlord in accordance with the provisions of Article XXII of this Lease, and (iii) an express acknowledgment, on behalf of itself, its successors and assigns and all beneficiaries of the Permitted Leasehold Mortgage of the priorities and waivers described in Section 17.1(n), and (2) the underlying Permitted Leasehold

Mortgage includes an express acknowledgement that (A) any exercise of remedies thereunder that would affect the Leasehold Estate shall be subject and subordinate to the terms of the Lease, and (B) that any foreclosure or realization by any Permitted Leasehold Mortgagee pursuant to a Permitted Leasehold Mortgage or upon Tenant’s interest under this Lease or that would result in a transfer of all or any portion of Tenant’s interest in the Leased Property or this Lease shall in any case be subject to the applicable provisions, terms and conditions of Article XXII hereof. Any Facility Mortgagee and its successors and assigns, by accepting any Facility Mortgage, shall be deemed without executing any further document or instrument, to have also agreed to recognize the rights of any Permitted Leasehold Mortgagee as provided in this Article XVII and to have agreed not to disturb such rights in any way except through the exercise of the rights expressly granted to Landlord in this Lease or available at law or in equity to Landlord by reason of the default by Tenant under this Lease.
(b)Notice to Landlord.
(i)
(1)If Tenant shall, on one or more occasions, mortgage Tenant’s Leasehold Estate pursuant to a Permitted Leasehold Mortgage and if the holder of such Permitted Leasehold Mortgage shall provide Landlord with written notice of such Permitted Leasehold Mortgage together with a true copy of such Permitted Leasehold Mortgage and the name and address of the Permitted Leasehold Mortgagee, Landlord and Tenant agree that, following receipt of such written notice by Landlord, the provisions of this Section 17.1 shall apply in respect to each such Permitted Leasehold Mortgage and the Permitted Leasehold Mortgagee with respect thereto.
(2)In the event of any assignment of a Permitted Leasehold Mortgage or in the event of a change of address of a Permitted Leasehold Mortgagee or of an assignee of such Mortgage, written notice of the new name and address shall be provided to Landlord.

(3)Landlord hereby acknowledges and agrees that the Collateral Agent has satisfied all conditions precedent set forth in this Section 17.1 to be, and for all purposes under this Lease is, a Permitted Leasehold Mortgagee.
(ii)Landlord shall promptly upon receipt of a communication purporting to constitute the notice provided for by subsection (b)(i) above acknowledge by an executed and notarized instrument receipt of such communication as constituting the notice provided for by subsection (b)(i) above and confirming the status of the Permitted Leasehold Mortgagee as such or, in the alternative, notify the Tenant and the Permitted Leasehold Mortgagee of the rejection of such communication as not conforming with the provisions of this Section 17.1 and specify the specific basis of such rejection.
(iii)After Landlord has received the notice provided for by subsection (b)(i) above, the Tenant, upon being requested to do so by Landlord, shall with reasonable promptness provide Landlord with copies of the note or other obligation secured by such Permitted Leasehold Mortgage and of any other documents pertinent to the Permitted Leasehold Mortgage as specified by the Landlord. If requested to do so by Landlord, Tenant shall thereafter also provide the Landlord from time to time with a copy of each amendment or other modification or supplement to such instruments. All recorded documents shall be accompanied by the appropriate recording stamp or other certification of the custodian of the relevant recording office as to their authenticity as true and correct copies of official records and all nonrecorded documents shall be accompanied by a certification by Tenant that such documents are true and correct copies of the originals. From time to time upon being requested to do so by Landlord, Tenant shall also notify Landlord of the date and place of recording and other pertinent recording data with respect to such instruments as have been recorded.
(c)Default Notice. Landlord, upon providing Tenant any notice of: (i) default under this Lease or (ii) a termination of this Lease, shall at the same time provide a copy of such notice to every Permitted Leasehold Mortgagee for which notice has been properly provided to Landlord pursuant to Section 17.1(b) hereof. No such notice by Landlord to Tenant shall be deemed to have been duly given unless and until a copy thereof has been sent, in the manner prescribed in Section 35.1 of this Lease, to every Permitted Leasehold Mortgagee for which notice has been properly provided to Landlord pursuant to Section 17.1(b) hereof. From and after such notice has been sent to a Permitted Leasehold Mortgagee, such Permitted Leasehold Mortgagee shall have the same period, with respect to its remedying any default or acts or omissions which are the subject matter of such notice or causing the same to be remedied, as is given Tenant after the giving of such notice to Tenant, plus in each instance, the additional periods of time specified in subsections (d) and (e) of this Section 17.1 to remedy, commence remedying or cause to be remedied the defaults or acts or omissions which are the subject matter of such notice specified in any such notice. Landlord shall accept such performance by or at the instigation of such Permitted Leasehold Mortgagee as if the same had been done by Tenant. Tenant authorizes each Permitted Leasehold Mortgagee (to the extent such action is authorized under the applicable Debt Agreement) to take any such action at such Permitted Leasehold Mortgagee’s option and does hereby authorize entry upon the premises by the Permitted Leasehold Mortgagee for such purpose.
(d)Notice to Permitted Leasehold Mortgagee. Anything contained in this Lease to the contrary notwithstanding, if any default shall occur which entitles Landlord to terminate this Lease, Landlord shall have no right to terminate this Lease on account of such default unless, following the expiration of the period of time given Tenant to cure such default or the act or omission which gave rise to such default, Landlord shall notify every Permitted Leasehold Mortgagee for which notice has been properly provided to Landlord pursuant to Section 17.1(b) hereof of Landlord’s intent to so terminate at least thirty (30) days in advance of the proposed effective date of such termination if such default is capable of being cured by the payment of money, and at least ninety (90) days in advance of the proposed effective date of such termination if such default is not capable of being cured by the payment of money (“Termination Notice”). The provisions of subsection (e) below of this Section 17.1 shall apply if, during such thirty (30) or ninety (90) days (as the case may be) Termination Notice period, any Permitted Leasehold Mortgagee shall:
(i)notify Landlord of such Permitted Leasehold Mortgagee’s desire to nullify such Termination Notice; and
(ii)pay or cause to be paid all Rent, Additional Charges, and other payments (i) then due and in arrears as specified in the Termination Notice to such Permitted Leasehold Mortgagee and (ii) which may become due during such thirty (30) or ninety (90) day (as the case may be) period (as the same may become due) (in each case, regardless of whether such amount is allowed under any insolvency or bankruptcy law); and
(iii)comply or in good faith, with reasonable diligence and continuity, commence to comply with all nonmonetary requirements of this Lease then in default and reasonably susceptible of being complied with by such Permitted Leasehold Mortgagee, provided, however, that such Permitted Leasehold Mortgagee shall not be required during such ninety (90) day period to cure or commence to cure any default consisting of Tenant’s failure to satisfy and discharge any lien, charge or encumbrance against the Tenant’s interest in this Lease or the Leased Property, or any of Tenant’s other assets junior in priority to the lien of the mortgage or other security documents held by such Permitted Leasehold Mortgagee or any matter which Permitted Leasehold Mortgagee is prevented from performing because of any injunction or stay applicable during any bankruptcy or other judicial proceeding; and
(iv)during such thirty (30) or ninety (90) day period, the Permitted Leasehold Mortgagee shall respond, with reasonable diligence, to requests for information from Landlord as to the Permitted Leasehold Mortgagee’s (and related lenders’) intent to pay such Rent and other charges and comply with this Lease.
(e)Procedure on Default.
(i)If Landlord shall elect to terminate this Lease by reason of any Event of Default of Tenant that has occurred and is continuing, and a Permitted Leasehold Mortgagee shall have proceeded in the manner provided for by subsection (d) of this Section 17.1, the specified date for the termination of this Lease as fixed by Landlord in its Termination Notice shall be extended for a period of four (4) months; provided that such Permitted Leasehold Mortgagee shall, during such four-month period (and during the period of any continuance referred to in subsection (e)(ii) below):
(1)pay or cause to be paid the Rent, Additional Charges and other monetary obligations of Tenant under this Lease as the same become due (in each case, regardless of whether such amount is allowed under any insolvency or bankruptcy law), and continue its good faith efforts to perform or cause to be performed all of Tenant’s other obligations under this Lease, excepting (A) obligations of Tenant to satisfy or otherwise discharge any lien, charge or encumbrance against Tenant’s interest in this Lease or the Leased Property or any of Tenant’s other assets junior in priority to the lien of the mortgage or other security documents held by such Permitted Leasehold Mortgagee and (B) past nonmonetary obligations then in default and not reasonably susceptible of being cured by such Permitted Leasehold Mortgagee; and
(2)if not enjoined or stayed pursuant to a bankruptcy or insolvency proceeding or other judicial order, diligently continue to pursue acquiring or selling Tenant’s interest in this Lease and the Leased Property by foreclosure of the Permitted Leasehold Mortgage or other appropriate means and diligently prosecute the same to completion.
(ii)If at the end of such four (4) - month period such Permitted Leasehold Mortgagee is complying with subsection (e)(i) above, this Lease shall not then terminate, and the time for completion by such Permitted Leasehold Mortgagee of its proceedings shall continue (provided that for the time of such continuance, such Permitted Leasehold Mortgagee is in compliance with subsection (e)(i) above) (x) so long as such Permitted Leasehold Mortgagee is enjoined or stayed pursuant to a bankruptcy or insolvency proceeding or other judicial order and if so enjoined or stayed, thereafter for so long as such Permitted Leasehold Mortgagee proceeds to complete steps to acquire or sell Tenant’s interest in this Lease by foreclosure of the Permitted Leasehold Mortgage or by other appropriate means with reasonable diligence and continuity but not to exceed twelve (12) months after the Permitted Leasehold Mortgagee is no longer so enjoined or stayed from prosecuting the same and in no event longer than twenty-four (24) months from the date of Landlord’s initial notification to Permitted Leasehold Mortgagee pursuant to Section 17.1(d) hereof, and (y) if such Permitted Leasehold Mortgagee is not so enjoined or stayed, thereafter for so long as such Permitted Leasehold Mortgagee proceeds to complete steps to acquire or sell Tenant’s interests in this Lease by foreclosure of the Permitted Leasehold Mortgage or by other appropriate means with reasonable diligence and continuity but not to exceed twelve (12) months from the date of Landlord’s initial notification to Permitted Leasehold Mortgagee pursuant to Section 17.1(d) hereof. Nothing in this subsection (e) of this Section 17.1, however, shall be construed to extend this Lease beyond the original term thereof as extended by any options to extend the term of this Lease properly exercised by Tenant or a Permitted Leasehold Mortgagee in accordance with Section 1.4, nor to require a Permitted Leasehold Mortgagee to continue such foreclosure proceeding after the default has been cured. If the default shall be cured pursuant to the terms and within the time periods allowed in subsections (d) and (e) of this Section 17.1 and the Permitted Leasehold Mortgagee shall discontinue such foreclosure proceedings, this Lease shall continue in full force and effect as if Tenant had not defaulted under this Lease.
(iii)If a Permitted Leasehold Mortgagee is complying with subsection (e)(i) of this Section 17.1, upon the acquisition of Tenant’s Leasehold Estate herein by a Qualified Transferee this Lease shall continue in full force and effect as if Tenant had not defaulted under this Lease, provided that such Qualified Transferee cures all outstanding defaults that can be cured through the payment of money and all other defaults that are reasonably susceptible of being cured.
(iv)For the purposes of this Section 17.1, the making of a Permitted Leasehold Mortgage shall not be deemed to constitute an assignment or transfer of this Lease nor of the Leasehold Estate hereby created, nor shall any Permitted Leasehold Mortgagee, as such, be deemed to be an assignee or transferee of this Lease or of the Leasehold Estate hereby created so as to require such Permitted Leasehold Mortgagee, as such, to assume the performance of any of the terms, covenants or conditions on the part of the Tenant to be performed hereunder; but the purchaser at any sale of this Lease (including a Permitted Leasehold Mortgagee if it is the purchaser at foreclosure) and of the Leasehold Estate hereby created in any proceedings for the foreclosure of any Permitted Leasehold Mortgage, or the assignee or transferee of this Lease and of the Leasehold Estate hereby created under any instrument of assignment or transfer in lieu of the foreclosure of any Permitted Leasehold Mortgage, shall be subject to Article XXII hereof (including the requirement that such purchaser assume the performance of the terms, covenants or conditions on the part of the Tenant to be performed hereunder and meet the qualifications of Qualified Transferee or be reasonably consented to by Landlord in accordance with Section 22.2(i) hereof).
(v)Any Permitted Leasehold Mortgagee or other acquirer of the Leasehold Estate of Tenant pursuant to foreclosure, assignment in lieu of foreclosure or other proceedings in accordance with the requirements of Section 22.2(iii) of this Lease may, upon acquiring Tenant’s Leasehold Estate, sell and assign the Leasehold Estate in accordance with the requirements of Section 22.2(iii) of this Lease and enter into Permitted Leasehold Mortgages in the same manner as the original Tenant, subject to the terms hereof.
(vi)Notwithstanding any other provisions of this Lease, any sale of this Lease and of the Leasehold Estate hereby created in any proceedings for the foreclosure of any Permitted Leasehold Mortgage, or the assignment or transfer of this Lease and of the Leasehold Estate hereby created in lieu of the foreclosure of any Permitted Leasehold Mortgage, shall be deemed to be a permitted sale, transfer or assignment of this Lease and of the Leasehold Estate hereby created to the extent that the successor tenant under this Lease is a Qualified Transferee and the transfer otherwise complies with the requirements of Section 22.2(iii) of this Lease or the transferee is consented to by Landlord in accordance with Section 22.2(i) hereof.
(f)New Lease. In the event of the termination of this Lease other than due to a default as to which the Permitted Leasehold Mortgagee had the opportunity (without legal impediment) to, but did not, cure the default as set forth in Sections 17.1(d) and 17.1(e) above, including pursuant to the disaffirmance or rejection of this Lease by Tenant in a bankruptcy, Landlord shall provide each Permitted Leasehold Mortgagee with written notice that this Lease has been terminated (“Notice of Termination”), together with a statement of all sums which would at that time be due under this Lease but for such termination, and of all other defaults, if any, then known to Landlord. Landlord agrees to enter into a new lease (“New Lease”) of the Leased Property with such Permitted Leasehold Mortgagee or its Permitted Leasehold Mortgagee Designee (in each case if a Qualified Transferee) or any other transferee permitted to be assigned this Lease without consent of the Landlord pursuant to Section 22.2(iii)(z), for the remainder of the term of this Lease, effective as of the date of termination, at the rent and additional rent, and upon the terms, covenants and conditions (including all options to renew but excluding requirements which have already been fulfilled) of this Lease, provided:
(i)Such Permitted Leasehold Mortgagee or its Permitted Leasehold Mortgagee Designee shall make a binding, written, irrevocable commitment to Landlord for such New Lease within thirty (30) days after the date such Permitted Leasehold Mortgagee receives Landlord’s Notice of Termination of this Lease given pursuant to this Section 17.1(f);
(ii)Such Permitted Leasehold Mortgagee or its Permitted Leasehold Mortgagee Designee shall pay or cause to be paid to Landlord at the time of the execution and delivery of such New Lease, any and all sums which would at the time of execution and delivery thereof be due pursuant to this Lease but for such termination and, in addition thereto, all reasonable expenses, including reasonable attorney’s fees, which Landlord shall have incurred by reason of such termination and the execution and delivery of the New Lease and which have not otherwise been received by Landlord from Tenant or other party in interest under Tenant; and
(iii)Such Permitted Leasehold Mortgagee or its Permitted Leasehold Mortgagee Designee shall agree to remedy any of Tenant’s defaults of which said Permitted Leasehold Mortgagee was notified by Landlord’s Notice of Termination (or in any subsequent notice) and which can be cured through the payment of money or are reasonably susceptible of being cured by Permitted Leasehold Mortgagee or its Permitted Leasehold Mortgagee Designee.
(g)New Lease Priorities. It is the intention of the parties that such New Lease shall continue to maintain the same priority as this Lease with regard to any Facility Mortgage or any other lien, charge or encumbrance created by the acts of Landlord on the Leased Property or any part thereof or this Lease (but Landlord shall not be deemed to make any representation or warranty to that effect). If more than one Permitted Leasehold Mortgagee shall request a New Lease pursuant to subsection (f)(i) of this Section 17.1, Landlord shall enter into such New Lease with the Permitted Leasehold Mortgagee whose mortgage is senior in lien, or with its Permitted Leasehold Mortgagee Designee acting for the benefit of such Permitted Leasehold Mortgagee prior in lien foreclosing on Tenant’s interest in this Lease. Landlord, without liability to Tenant or any Permitted Leasehold Mortgagee with an adverse claim, may rely upon a title insurance policy issued by a reputable title insurance company as the basis for determining the appropriate Permitted Leasehold Mortgagee who is entitled to such New Lease.
(h)Permitted Leasehold Mortgagee Need Not Cure Specified Defaults. Nothing herein contained shall require any Permitted Leasehold Mortgagee as a condition to its exercise of the right hereunder to cure any default of Tenant not reasonably susceptible of being cured by such Permitted Leasehold Mortgagee or its Permitted Leasehold Mortgagee Designee (including but not limited to the default referred to in Section 16.1(c), (d), (e), (f) (if the levy or attachment is in favor of such Permitted Leasehold Mortgagee (provided such levy is extinguished upon foreclosure or similar proceeding or in a transfer in lieu of any such foreclosure) or is junior to the lien of such Permitted Leasehold Mortgagee and would be extinguished by the foreclosure of the Permitted Leasehold Mortgage that is held by such Permitted Leasehold Mortgagee) or (i) (if the judgment is in favor of a Permitted Leasehold Mortgagee other than a Permitted Leasehold Mortgagee holding a Permitted Leasehold Mortgage that is senior to the lien of such Permitted Leasehold Mortgagee) and any other sections of this Lease which may impose conditions of default not susceptible to being cured by a Permitted Leasehold Mortgagee or a subsequent owner of the Leasehold Estate through foreclosure hereof), in order to comply with the provisions of Sections 17.1(d) and 17.1(e), or as a condition of entering into the New Lease provided for by Section 17.1(f).
(i)Casualty Loss. A standard mortgagee clause naming each Permitted Leasehold Mortgagee for which notice has been properly provided to Landlord pursuant to Section 17.1(b) hereof may be added to any and all insurance policies required to be carried by Tenant hereunder on condition that the insurance proceeds are to be applied in the manner specified in this Lease and the Permitted Leasehold Mortgage shall so provide; except that the Permitted Leasehold Mortgage may provide a manner for the disposition of such proceeds, if any, otherwise payable directly to the Tenant (but not such proceeds, if any, payable jointly to the Landlord and the Tenant or to the Landlord, to the Facility Mortgagee or to a third-party escrowee) pursuant to the provisions of this Lease.
(j)Arbitration; Legal Proceedings. Landlord shall give prompt notice to each Permitted Leasehold Mortgagee (for which notice has been properly provided to Landlord pursuant to Section 17.1(b) hereof) of any arbitration or legal proceedings between Landlord and Tenant involving obligations under this Lease.
(k)No Merger. The fee title to the Leased Property and the Leasehold Estate of Tenant therein created by this Lease shall not merge but shall remain separate and distinct, notwithstanding the acquisition of said fee title and said Leasehold Estate by Landlord or by Tenant or by a third party, by purchase or otherwise.
(l)Notices. Notices from Landlord to the Permitted Leasehold Mortgagee for which notice has been properly provided to Landlord pursuant to Section 17.1(b) hereof shall be provided in the method provided in Section 35.1 hereof to the address or fax number furnished Landlord pursuant to subsection (b) of this Section 17.1, and those from the Permitted Leasehold Mortgagee to Landlord shall be mailed to the address designated pursuant to the provisions of Section 35.1 hereof. Such notices, demands and requests shall be given in the manner described in this Section 17.1 and in Section 35.1 and shall in all respects be governed by the provisions of those sections.
(m)Limitation of Liability; Rights as to Collateral. Notwithstanding any other provision hereof to the contrary, (i) Landlord agrees that any Permitted Leasehold Mortgagee’s liability to Landlord in its capacity as Permitted Leasehold Mortgagee hereunder howsoever arising shall be limited to and enforceable only against such Permitted Leasehold Mortgagee’s interest in the Leasehold Estate and such Permitted Leasehold Mortgagee’s interest in such other collateral granted to such Permitted Leasehold Mortgagee to secure the obligations under its Debt Agreement to the extent such other collateral is acquired by such Permitted Leasehold Mortgagee by foreclosure or in lieu of foreclosure; provided, however, if necessary to satisfy the Landlord’s claim the Permitted Leasehold Mortgagee shall use diligent efforts to foreclose or acquire by a deed in lieu of such foreclosure such other collateral granted to such Permitted Leasehold Mortgagee, and (ii) each Permitted Leasehold Mortgagee agrees that (1) Landlord’s liability to such Permitted Leasehold Mortgagee hereunder howsoever arising shall be limited to and enforceable only against Landlord’s interest in the Leased Property, and no recourse against Landlord shall be had against any other assets of Landlord whatsoever; and (2) (A) the Permitted Leasehold Mortgagee does not have a lien on, and the applicable Permitted Leasehold Mortgage does not encumber, the CapEx Reserve, or the FF&E Reserve Account (the “Permitted Leasehold Mortgage Excluded Collateral”) and (B) the Permitted Leasehold Mortgage include an express exclusion of the Permitted Leasehold Mortgage Excluded Collateral from the assets on which liens are granted thereunder.
(n)Sale Procedure. If an Event of Default shall have occurred and be continuing, the Permitted Leasehold Mortgagee for which notice has been properly provided to Landlord pursuant to Section 17.1(b) hereof with the most senior lien on the Leasehold Estate shall release any security interests it may have with respect to Tenant FF&E that is to be transferred to Landlord under Article XXXVI (and this Section 17.1(n) shall expressly authorize Tenant (or Landlord on Tenant’s behalf) to file any UCC-3 termination statements with respect to any such assets to be transferred to Landlord) but such Permitted Leasehold Mortgagee shall have the right to make any determinations and agreements on behalf of Tenant under Article XXXVI (including, without limitation, requesting that the sale process described in Article XXXVI be commenced, the determination and agreement of the Gaming Assets FMV, the Successor Tenant Rent, and the potential Successor Tenants that should be included in the process, and negotiation with such Successor Tenants), in each case, in accordance with and subject to the terms and provisions of Article XXXVI, including without limitation the requirement that Successor Tenant meet the qualifications of Qualified Transferee; provided, however, in no event shall the foregoing diminish the obligations of Tenant or rights of Landlord under Article XXXVI.
(o)Third Party Beneficiary. Each Permitted Leasehold Mortgagee (for so long as such Permitted Leasehold Mortgagee holds a Permitted Leasehold Mortgage) is an intended third-party beneficiary of this Article XVII entitled to enforce the same as if a party to this Lease.
17.2Landlord’s Right to Cure Tenant’s Default. If Tenant shall fail to make any payment or to perform any act required to be made or performed hereunder when due or within any cure period provided for herein, Landlord, without waiving or releasing any obligation or default, may, but shall be under no obligation to, upon prior written notice to Tenant specifying the default to be cured and that it is curing such default under this Section 17.2, make such payment or perform such act for the account and at the expense of Tenant, and may, to the extent permitted by law, enter upon the Leased Property for such purpose and take all such action thereon as, in Landlord’s opinion, may be necessary or appropriate therefor. No such entry shall be deemed an eviction of Tenant. All sums so paid by Landlord and all costs and expenses, including reasonable attorneys’ fees and expenses, so incurred, together with interest thereon at the Overdue Rate from the date on which such sums or expenses are paid or incurred by Landlord, shall be paid by Tenant to Landlord on demand as an Additional Charge.
17.3Landlord’s Right to Cure Debt Agreement. Tenant agrees to use commercially reasonable efforts to include in any agreement related to Material Indebtedness and any Debt Agreement (or the principal or controlling agreement relating to such Material Indebtedness or series of related Debt Agreements) obtained by or entered into by Tenant after the Commencement Date a provision requiring the lender or lenders thereunder (or the Representatives of such lenders) to provide a copy to Landlord of any notices issued by such lender or lenders thereunder or the Representative of such lenders to Tenant of a Specified Debt Agreement Default. In addition, Tenant agrees to use commercially reasonable efforts to include in any such agreement related to Material Indebtedness and any Debt Agreement (or the principal or controlling agreement relating to such Material Indebtedness or series of related Debt Agreements) a provision with the effect that should Tenant shall fail to make any payment or to perform any act required to be made or performed under an agreement related to Material Indebtedness or under the Debt Agreement when due or within any cure period provided for therein (if any), Landlord may, subject to applicable Gaming Regulations and the terms hereof, upon prior written notice to Tenant specifying the default and that it is curing such default under this Section 17.3, cure any such default by making such payment to the applicable lenders or Representative or otherwise performing such acts within the cure period thereunder (if any) for the account of Tenant, to the extent such default is susceptible to cure by Landlord; provided that Landlord’s right to cure such default shall not be any greater than the rights of the obligors under such Material Indebtedness or Debt Agreement to cure such default. Landlord and Tenant agree that all sums so paid by Landlord and all costs and expenses, including reasonable attorneys’ fees and expenses, so incurred, together with interest thereon at the Overdue Rate from the date on which such sums or expenses are paid or incurred by Landlord, shall be for the account of Tenant and paid by Tenant to Landlord on demand.
ARTICLE XVIII
18.1Sale of the Leased Property. Except as provided in this Section 18.1, Landlord shall not be limited or restricted in any manner whatsoever from selling or transferring all or any portion of the Leased Property; provided, Landlord shall not directly or indirectly sell or otherwise transfer all or any portion of the Leased Property during the Term (and shall not permit any Affiliate to so sell or otherwise transfer) (i) on or before a Wynn Tenant Transfer, to a Tenant Competitor without the prior written consent of Tenant, which consent may be given or withheld in Tenant’s sole discretion or (ii) if such sale or other transfer shall violate or otherwise reduce the benefits provided to Tenant under the PILOT and Community Documents. Except as provided in this Section 18.1, transfers of interests, directly or indirectly, in Landlord shall not be limited or restricted in any manner whatsoever. In connection with any sale or other transfer by Landlord of the Leased Property as permitted herein, Landlord shall be subject in each instance to all of the rights of Tenant under this Lease, and Landlord’s successor or purchaser and/or other controlling persons must comply with all applicable Gaming Regulations with respect to such sale or transfer to ensure that there is not reasonably likely to be any material impact on the validity of any of the Gaming Licenses or the ability of Tenant to continue to use the Facility for gaming activities in substantially the same manner as immediately prior to Landlord’s sale or other transfer. Upon any transfer or conveyance permitted under this Section 18.1, at Landlord’s reasonable request, Tenant shall cooperate with Landlord to modify any specific references in this Lease to Landlord’s direct or indirect owners (e.g., “Landlords’ Parent”) which would no longer be accurate following such transfer and substitute therein references to the appropriate direct or indirect owners of the transferee with any such modifications to be approved by Landlord and Tenant, each in its reasonable discretion.
18.2Tenant ROFO. In advance of Landlord marketing for sale Landlord’s fee interest in all of the Leased Property in a single transaction or a series of related transactions, Landlord shall provide written notice (the “Landlord ROFO Notice”) of Landlord’s intent to do so, and such notice shall include the general price and terms Landlord is willing to accept for the sale of such property. Within fifteen (15) Business Days after Tenant receives the Landlord ROFO Notice, Tenant shall notify Landlord in writing (the “Tenant ROFO Acceptance”) as to whether or not Tenant desires to exercise its right of first offer with respect to such sale (the “Tenant ROFO”) (it being understood that if Tenant fails to deliver such Tenant ROFO Acceptance within such fifteen (15) Business Day period, the Tenant ROFO shall terminate with respect to such sale of the Leased Property). Upon Landlord’s receipt of the Tenant ROFO Acceptance, Landlord and Tenant shall have a period of forty-five (45) days to negotiate in good faith a definitive purchase and sale agreement for the Leased Property. If Landlord and Tenant are not able to reach agreement during such forty five (45) day period on the terms of a purchase and sale agreement, then Landlord shall be free to market the Leased Property for sale; provided that if Landlord intends to enter into a contract on terms materially more favorable than those offered in the Landlord ROFO Notice, then (i) the Tenant ROFO shall be reinstated, (ii) Landlord shall be required to deliver written notice to Tenant setting forth such more favorable terms and (iii) Tenant shall then have thirty (30) days to finalize and execute a definitive purchase and sale agreement for the Leased Property with Landlord (each of Tenant and Landlord agree to negotiate such documentation in good faith) on such more favorable terms (but if such purchase agreement is not finalized and executed within such thirty (30) day period, the Tenant ROFO shall be terminated). As used herein “terms materially more favorable” shall mean a total consideration of less than ninety-five percent (95%) of the consideration at which such sale or other transfer was offered to Tenant in the Landlord ROFO Notice. If Landlord has not consummated a sale of the Leased Property in accordance with this Section 18.2 within one hundred eighty (180) days after Tenant has failed to timely provide a Tenant ROFO Acceptance or the parties have failed to enter into a purchase and sale agreement within the applicable period described above, as applicable, then the provisions of this Section 18.2 must again be complied with in respect of any proposed transaction; provided that, if Landlord has not consummated a sale of the Leased Property in accordance with this Section 18.2 within such one hundred eighty (180) day period solely as a result of the failure to obtain all licenses, qualifications or approvals that are necessary to consummate such sale from all necessary governmental authorities, then such one hundred eighty (180) day period shall be extended by and additional ninety (90) days, provided Landlord is exercising commercially reasonable efforts to obtain the same. This Section 18.2 shall apply to any transfer of the direct or indirect equity interests in Landlord that would have the effect of, and the primary purpose of which is, an indirect transfer of all or substantially all of the Leased Property, mutatis mutandis.

ARTICLE XIX
19.1Holding Over. If Tenant shall for any reason remain in possession of all or any part of the Leased Property of the Facility after the expiration or earlier termination of the Term without the consent, or other than at the request, of Landlord, such possession shall be as a month-to-month tenant during which time Tenant shall pay as the Rent each month the monthly Rent applicable to the prior Lease Year for the Facility multiplied by (A) 150% for the first three months of such holdover and (B) 200% for any succeeding months of such holdover, together with all Additional Charges and all other sums payable by Tenant pursuant to this Lease. During such period of month-to-month tenancy, Tenant shall be obligated to perform and observe all of the terms, covenants and conditions of this Lease, but shall have no rights hereunder other than the right, to the extent given by law to month-to-month tenancies, to continue its occupancy and use of the Leased Property of, and/or any Tenant Capital Improvements to, the Facility. Nothing contained herein shall constitute the consent, express or implied, of Landlord to the holding over of Tenant after the expiration or earlier termination of this Lease.
ARTICLE XX
20.1Risk of Loss. The risk of loss or of decrease in the enjoyment and beneficial use of the Leased Property as a consequence of the damage or destruction thereof by fire, the elements, casualties, thefts, riots, wars or otherwise, or in consequence of foreclosures, attachments, levies or executions (other than by Landlord and Persons claiming from, through or under Landlord) is assumed by Tenant, and except as otherwise provided herein no such event shall entitle Tenant to any abatement of Rent.
ARTICLE XXI
21.1General Indemnification. In addition to the other indemnities contained herein, and notwithstanding the existence of any insurance carried by or for the benefit of Landlord or Tenant, and without regard to the policy limits of any such insurance, Tenant shall protect, indemnify, save harmless and defend Landlord and its principals, partners, officers, members, directors, shareholders, employees, managers and agents (collectively, the “Landlord Indemnified Parties”), from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses, including reasonable attorneys’, consultants’ and experts’ fees and expenses, imposed upon or incurred by or asserted against a Landlord Indemnified Party by reason of: (i) except to the extent caused solely as a result of such Landlord Indemnified Party’s gross negligence or willful misconduct, any accident, injury to or death of Persons or loss of or damage to property occurring on or about the Leased Property or adjoining sidewalks under the control of Tenant; (ii) any use, misuse, non-use, condition, maintenance or repair by Tenant of the Leased Property; (iii) any failure on the part of Tenant to perform or comply with any of the terms of this Lease; (iv) the non-performance of any of the terms and provisions of any Property Document that Tenant is required to perform pursuant to this Lease and all existing and future subleases or management agreements of the Leased Property to be performed by any party thereunder; (v) any claim for malpractice, negligence or misconduct committed by any Person on or working from the Leased Property; and (vi) the violation by Tenant of any Legal Requirement or Insurance Requirement, including all Gaming Regulations and any other payment or other obligations Tenant has with the Gaming Authorities; (vii) the non-performance of any contractual obligation, express or implied, assumed or undertaken by Tenant with respect to the

Facility (or any part thereof) or any business or other activity carried on in relation to the Facility (or any part thereof) by Tenant, including contractual obligations arising from any collective bargaining agreement; (viii) any lien or claim that may be asserted against the Facility (or any part thereof) arising from the acts or omissions of Tenant, including without limitation liens (A) being contested by Tenant pursuant to Article XII or (B) arising out of any failure by Tenant to perform its obligations hereunder or under any instrument or agreement affecting the Facility (or any part thereof); (ix) any litigation brought against Tenant, the Leased Property, or a Landlord Indemnified Party in connection with Leased Property for any reason other than such Landlord Indemnified Party’s gross negligence, and (x) arising under any collective bargaining agreements affecting the Leased Property or the employees of Tenant, including all amounts of withdrawal liability, in each case, whether incurred prior to, at, or following the Commencement Date. Any amounts which become payable by Tenant under this Article XXI shall be paid within ten (10) days after liability therefor is determined by a final non-appealable judgment or settlement or other agreement of the parties, and if not timely paid shall bear interest at the Overdue Rate from the date of such determination to the date of payment. Tenant, at its sole cost and expense, shall contest, resist and defend any such claim, action or proceeding asserted or instituted against a Landlord Indemnified Party. For purposes of this Article XXI, any acts or omissions of Tenant, or by employees, agents, assignees, contractors, subcontractors or others acting for or on behalf of Tenant (whether or not they are negligent, intentional, willful or unlawful), shall be strictly attributable to Tenant.
ARTICLE XXII
22.1Subletting and Assignment. Except as specifically set forth herein, Tenant shall not, without Landlord’s prior written consent, which, except as specifically set forth herein, may be withheld in Landlord’s sole and absolute discretion, voluntarily or by operation of law assign (which term includes any transfer, sale, encumbering, pledge or other transfer or hypothecation and undergoing any Change in Control but excludes any subletting) this Lease. Except as specifically set forth herein, Tenant shall not, without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, voluntarily or by operation of law sublet all or any part of the Leased Property of the Facility. Any Change in Control shall constitute an assignment of Tenant’s interest in this Lease within the meaning of this Article XXII and the provisions requiring consent contained herein shall apply.
22.2Permitted Assignments. Notwithstanding the foregoing, Tenant may:
(i)with Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, allow to occur or undergo a Change in Control (including without limitation a transfer or assignment of this Lease to any third party in conjunction with a sale by Tenant of all or substantially all of Tenant’s assets relating to the Facility); provided however, it shall be reasonable for Landlord to withhold its consent in connection with any transfer where such transferee does not satisfy each of the requirements of a Qualified Transferee hereunder;
(ii)without Landlord’s prior written consent, assign this Lease or sublease the Leased Property to Tenant’s Parent, a wholly-owned Subsidiary of Tenant’s Parent or a wholly-owned Subsidiary of Tenant if all of the following are first satisfied: (w) such Affiliate becomes an additional party to the Guaranty as a Guarantor and in the case of an assignment of this Lease, becomes party to and bound by this Lease; (x) Tenant remains fully liable hereunder; (y) the use of the Leased Property continues to comply with the requirements of this Lease; and (z) Landlord in its reasonable discretion shall have approved the form and content of all documents for such assignment or sublease and received an executed counterpart thereof;
(iii)without Landlord’s prior written consent:
(w) undergo a Change in Control of the type referred to in clause (i) of the definition of Change in Control (such Change in Control, a “Tenant Parent COC”) if (1) a Person acquiring such beneficial ownership or control is a Qualified Transferee, (2) the Parent Company of such Qualified Transferee, if any, has become a Guarantor and provided a Guaranty on terms substantially similar to the Guaranty or otherwise reasonably satisfactory to Landlord or, if such Qualified Transferee does not have a Parent Company, such Qualified Transferee has become a Guarantor and provided a Guaranty on terms substantially similar to the Guaranty or otherwise reasonably satisfactory to Landlord and (3) Tenant remains obligated under the Lease and the Guaranty remains in effect except with respect to any release of Tenant’s Parent permitted thereunder;
(x) undergo a Change in Control whereby a Person acquires beneficial ownership and control of 100% of the Equity Interests in Tenant in connection with a Change in Control that does not constitute a Tenant Parent COC or a Foreclosure COC (such Change in Control, a “Tenant COC”) if (1) such Person is a Qualified Transferee, (2) the Parent Company of such Qualified Transferee, if any, has become a Guarantor and provided a Guaranty on terms substantially similar to the Guaranty or otherwise reasonably satisfactory to Landlord or, if such Qualified Transferee does not have a Parent Company, such Qualified Transferee has become a Guarantor and provided a Guaranty on terms substantially similar to the Guaranty or otherwise reasonably satisfactory to Landlord, (3) the EBITDAR to Rent Ratio with respect to the Facility (determined at the proposed effective time of the Change in Control) for the then most recently preceding four (4) fiscal quarters for which financial statements are available is at least 1.40:1 and (4) Tenant remains obligated under the Lease and the Guaranty remains in effect except with respect to any release of Tenant’s Parent permitted thereunder;
(y) assign this Lease to any Person in an assignment that does not constitute a Foreclosure Assignment if (1) such Person is a Qualified Transferee, (2) such Qualified Transferee agrees in writing to assume the obligations of the Tenant under this Lease without amendment or modification other than as provided below, (3) the Parent Company of such Qualified Transferee, if any, has become a Guarantor and provided a Guaranty on terms substantially similar to the Guaranty or otherwise reasonably satisfactory to Landlord or, if such Qualified Transferee does not have a Parent Company, such Qualified Transferee has become a Guarantor and provided a Guaranty on terms substantially similar to the Guaranty or otherwise reasonably satisfactory to Landlord, (4) the EBITDAR to

Rent Ratio with respect to the Facility (determined at the proposed effective time of the assignment) for the then most recently preceding four (4) fiscal quarters for which financial statements are available is at least 1.40:1 and (5) the form and content of all documents for such assignment and assumption are customary and Landlord has received executed counterparts thereof; or
(z)    (i) assign this Lease by way of foreclosure of the Leasehold Estate or an assignment-in-lieu of foreclosure to any Person or an assignment (by sale or through a plan of reorganization) pursuant to any applicable bankruptcy or insolvency law to any Person, (any such assignment, a “Foreclosure Assignment”) or (ii) undergo a Change in Control whereby a Person acquires beneficial ownership and control of 100% of the Equity Interests in Tenant as a result of the purchase at a foreclosure on a permitted pledge of, or an assignment (by sale or through a plan of reorganization) pursuant to any applicable bankruptcy or insolvency law to any Person of, the Equity Interests in Tenant or an assignment in lieu of such foreclosure (a “Foreclosure COC”) or (iii) effect the first subsequent sale or assignment of the Leasehold Estate or Change in Control after a Foreclosure Assignment or a Foreclosure COC whereby a Person so acquires the Leasehold Estate or beneficial ownership and control of 100% of the Equity Interests in Tenant or the Person who acquired the Leasehold Estate in connection with the Foreclosure Assignment, in each case, effected by a Permitted Leasehold Mortgagee or a Permitted Leasehold Mortgagee Foreclosing Party, to the extent such Permitted Leasehold Mortgagee or Permitted Leasehold Mortgagee Designee has been diligently attempting to expedite such first subsequent sale from the time it has initiated foreclosure proceedings taking into account the interest of such Permitted Leasehold Mortgagee or Permitted Leasehold Mortgagee Designee in maximizing the proceeds of such disposition if (1) in connection with all assignments referenced in clauses (i) through (iii) above other than a Change in Control, such Person must satisfy each of the requirements of a Qualified Transferee, (2) in the case of any Foreclosure Assignment, if such Qualified Transferee is not a Permitted Leasehold Mortgagee Designee such Qualified Transferee agrees in writing to assume the obligations of the Tenant under this Lease without amendment or modification other than as provided below (which written assumption, in the case of a Permitted Leasehold Mortgagee Foreclosing Party, may be made by a Subsidiary of a Permitted Leasehold Mortgagee or a Permitted Leasehold Mortgagee Designee), (3) if such Qualified Transferee is not a Permitted Leasehold Mortgagee Foreclosing Party, the Parent Company of such Qualified Transferee, if any, has become a Guarantor and provided a Guaranty on terms substantially similar to the Guaranty or otherwise reasonably satisfactory to Landlord or, if such Qualified Transferee does not have a Parent Company, such Qualified Transferee has become a Guarantor and provided a Guaranty on terms substantially similar to the Guaranty or otherwise reasonably satisfactory to Landlord, (4) in the case of an assignment, the form and content of all documents for such assignment and assumption are customary and Landlord has received executed counterparts thereof and (5) in the case of a Change in Control, Tenant remains obligated under the Lease and the Guaranty remains in effect except with respect to any release of Tenant’s Parent permitted thereunder; and
(iv)without Landlord’s prior written consent, pledge or mortgage its Leasehold Estate to a Permitted Leasehold Mortgagee and permit a pledge of the equity interests in Tenant to be pledged to a Permitted Leasehold Mortgagee.
Upon the effectiveness of any Change in Control or assignment permitted pursuant to this Section 22.2, such Qualified Transferee (and, if applicable, its Parent Company) and Landlord shall make such amendments and other modifications to this Lease as are reasonably requested by either party to give effect to such Change in Control or assignment and such technical amendments as may be necessary or appropriate in the reasonable opinion of such requesting party in connection with such Change in Control or assignment including, without limitation, changes to the definition of Change in Control to substitute the Parent Company (or, if the Qualified Transferee does not have a Parent Company, the Qualified Transferee) for Tenant’s Parent therein and in the provisions of this Lease regarding delivery of financial statements and other reporting requirements with respect to Tenant’s Parent. After giving effect to any such Change in Control or assignment, unless the context otherwise requires, references to Tenant and Tenant’s Parent hereunder shall be deemed to refer to the Qualified Transferee or its Parent Company, as applicable.
22.3Permitted Sublease Agreements. Notwithstanding the provisions of Section 22.1, but subject to compliance with the provisions of this Section 22.3 and of Section 40.1, (a) provided that no Event of Default shall have occurred and be continuing, Tenant shall be permitted to sublease gaming operations to a wholly-owned Subsidiary that becomes a Guarantor by executing the Guaranty in form and substance reasonably satisfactory to Landlord, (b) the Specified Subleases shall be permitted without any further consent from Landlord, and (c) Tenant may enter into any sublease agreement (including any management agreement or similar agreements with sports betting and/or online gaming operators) with respect to a portion (including any portion used for sports betting and/or online gaming operations) of the Facility without the prior written consent of Landlord, provided, further that in the case of all sublease agreements under clause (c) of this Section 22.3, (i) such sublease agreements are made in furtherance of the Primary Intended Use and are, in Tenant’s reasonable good faith determination, consistent with Tenant’s Operating Standard; (ii) such sublease complies with the requirements of Section 22.4 hereof, (iii) no such sublease agreement shall result in a material violation of any Legal Requirements and (iv) any sublease agreement with respect to gaming operations (other than sports betting, online gaming and hotel operations) or any sublease agreement to a Person and/or its Affiliates of substantially all of the Facility shall, in each case, be subject to the prior written consent of Landlord (in its sole discretion). After an Event of Default has occurred and while it is continuing, Landlord may collect rents from any subtenant and apply the net amount collected to the Rent, but no such collection shall be deemed (i) a waiver by Landlord of any of the provisions of this Lease, (ii) the acceptance by Landlord of such subtenant as a tenant or (iii) a release of Tenant from the future performance of its obligations hereunder. If reasonably requested by Tenant in connection with a sublease permitted under clause (c) above, Landlord and such sublessee shall enter into a subordination, non-disturbance and attornment agreement with respect to such sublease in a form reasonably satisfactory to Landlord (and if a Facility Mortgage is then in effect, Landlord shall use reasonable efforts to cause the Facility Mortgagee to enter into such subordination, nondisturbance and attornment agreement).
(i)After an Event of Default under Section 16.1(a) has occurred and while it is continuing, Landlord may collect rents from any subtenant and apply the net amount collected to the Rent, but no such collection shall be deemed (i) a waiver by Landlord of any of the provisions of this Lease, (ii) the acceptance by Landlord of such subtenant as a tenant or (iii) a release of Tenant from the future performance of its obligations hereunder.
22.4Required Assignment and Subletting Provisions. Any assignment and/or sublease (excluding a Specified Sublease until such Specified Sublease is amended or modified, in which case such amendment or modification shall incorporate the requirements of Section 22.4) must provide that:
(i)in the case of a sublease, it shall be subject and subordinate to all of the terms and conditions of this Lease;
(ii)the use of the Facility (or portion thereof) shall not conflict with any Legal Requirement or any other provision of this Lease, including the restrictions in Section 40.1, and any restrictions on Tenant’s activities at the Facility shall also similarly apply to any sublessee’s activities at the Facility;
(iii)except as otherwise provided herein, no subtenant or assignee shall be permitted to further sublet all or any part of the applicable Leased Property or assign its sublease except to a party that is not an Affiliate of Tenant and insofar as the same would be permitted if it were a sublease by Tenant under this Lease (it being understood that any subtenant under Section 22.3(a) may pledge and mortgage its subleasehold estate (or allow the pledge of its equity interests) to a Permitted Leasehold Mortgagee);
(iv)in the case of a sublease, in the event of cancellation or termination of this Lease for any reason whatsoever or of the surrender of this Lease (whether voluntary, involuntary or by operation of law) prior to the expiration date of such sublease, including extensions and renewals granted thereunder, then, subject to Article XXXVI, at Landlord’s option, the subtenant shall make full and complete attornment to Landlord for the balance of the term of the sublease, which attornment shall be evidenced by an agreement in form and substance satisfactory to Landlord and which the subtenant shall execute and deliver within five (5) days after request by Landlord and the subtenant shall waive the provisions of any law now or hereafter in effect which may give the subtenant any right of election to terminate the sublease or to surrender possession in the event any proceeding is brought by Landlord to terminate this Lease; and
(v)in the event the subtenant receives a written notice from Landlord stating that this Lease has been cancelled, surrendered or terminated, then, subject to Article XXXVI, the subtenant shall thereafter be obligated to pay all rentals accruing under said sublease directly to Landlord (or as Landlord shall so direct); all rentals received from the subtenant by Landlord shall be credited against the amounts owing by Tenant under this Lease.
22.5Costs. Tenant shall reimburse Landlord for Landlord’s reasonable costs and expenses incurred after the Commencement Date in conjunction with the processing and documentation of any assignment, subletting or management arrangement, including reasonable attorneys’, architects’, engineers’ or other consultants’ fees whether or not such sublease, assignment or management agreement is actually consummated.
22.6No Release of Tenant’s Obligations; Exception. No assignment (other than a permitted transfer pursuant to (i) Section 22.2(i), (ii) Section 22.2(iii)(y) or (iii) if such permitted transfer is to a Qualified Transferee, Section 22.2(iii)(z)(i) or Section 22.2(iii)(z)(iii)), subletting or management agreement shall relieve Tenant of its obligation to pay the Rent and to perform all of the other obligations to be performed by Tenant hereunder. The liability of Tenant and any immediate and remote successor in interest of Tenant (by assignment or otherwise), and the due performance of the obligations of this Lease on Tenant’s part to be performed or observed, shall not in any way be discharged, released or impaired by any (i) stipulation which extends the time within which an obligation under this Lease is to be performed, (ii) waiver of the performance of an obligation required under this Lease that is not entered into for the benefit of Tenant or such successor, or (iii) failure to enforce any of the obligations set forth in this Lease, provided that Tenant shall not be responsible for any additional obligations or liability arising as the result of any modification or amendment of this Lease by Landlord and any assignee of Tenant that is not an Affiliate of Tenant.
ARTICLE XXIII
23.1Officer’s Certificates and Financial Statements.
(a)Officer’s Certificate. Each of Landlord and Tenant shall, at any time and from time to time upon receipt of not less than ten (10) Business Days’ prior written request from the other party hereto, furnish an Officer’s Certificate certifying (i) that this Lease is unmodified and in full force and effect, or that this Lease is in full force and effect as modified and setting forth the modifications; (ii) the Rent and Additional Charges payable hereunder and the dates to which the Rent and Additional Charges payable have been paid; (iii) that the address for notices to be sent to the party furnishing such Officer’s Certificate is as set forth in this Lease (or, if such address for notices has changed, the correct address for notices to such party); (iv) whether or not, to its actual knowledge, such party or the other party hereto is in default in the performance of any covenant, agreement or condition contained in this Lease (together with back-up calculation and information reasonably necessary to support such determination) and, if so, specifying each such default of which such party may have knowledge; (v) that Tenant is in possession of the Leased Property (other than portions that are subleased or assigned to third parties in accordance with this Lease); and (vi) responses to such other questions or statements of fact as such other party, any ground or underlying landlord, any purchaser or any current or prospective Facility Mortgagee or Permitted Leasehold Mortgagee shall reasonably request. Landlord’s or Tenant’s failure to deliver such statement within such time shall constitute an acknowledgement by such failing party that, to such party’s knowledge, (x) this Lease is unmodified and in full force and effect except as may be represented to the contrary by the other party; (y) the other party is not in default in the performance of any covenant, agreement or condition contained in this Lease; and (z) the other matters set forth in such request, if any, are true and correct. Any such certificate furnished pursuant to this Article XXIII may be relied upon by the receiving party and any current or prospective Facility Mortgagee, Permitted Leasehold Mortgagee, ground or underlying landlord or purchaser of the Leased Property. Tenant shall deliver a written notice to Landlord within five (5) Business Days of obtaining knowledge of the occurrence of a default hereunder. Such notice shall include a detailed description of the default and the actions Tenant has taken or shall take, if any, to remedy such default.
(b)Statements. Tenant shall furnish the following statements to Landlord:
(i)Within ninety (90) days after the end of Tenant’s Parent’s Fiscal Years (commencing with the Fiscal Year ending December 31, 2022): (x) Tenant’s Parent’s Financial Statements; (y) a certificate, executed by a Responsible Officer of the Tenant’s Parent (a) certifying that no default has occurred under this Lease or, if such a default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (b) setting forth the calculation of the financial covenant set forth in Section 23.3(a) hereof in reasonable detail as of such Fiscal Year (commencing with the Fiscal Year ending December 31, 2023); and (z) a report with respect to Tenant’s Parent’s Financial Statements from Tenant’s Parent’s accountants, which report shall be without a going concern or similar qualification or exception as to scope (other than any going concern or similar qualification or exception related to (i) an upcoming maturity date within twelve (12) months under any Indebtedness or any projected financial performance in such twelve month period, (ii) any prospective or actual default of any financial covenant or event of default under Section 23.3(a) hereof or any Indebtedness or (iii) an Unavoidable Delay and/or a Discretionary Closure);
(ii)Within forty-five (45) days after the end of each of the first three (3) fiscal quarters of the Tenant’s Parent’s Fiscal Year (commencing with the fiscal quarter ending March 31, 2023), a copy of Tenant’s Parent’s Financial Statements for such period, together with a certificate, executed by a Responsible Officer of Tenant’s Parent (i) certifying that no default has occurred or, if such a default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, (ii) setting forth the calculation of the financial covenant set forth in Section 23.3(a) hereof in reasonable detail as of such fiscal quarter (commencing with the fiscal quarter ending March 31, 2024) and (iii) certifying that such Financial Statements fairly present, in all material respects, the financial condition and results of operations of Tenant’s Parent and its Subsidiaries on a consolidated basis in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes);
(iii)Tenant will furnish to Landlord annually within ninety (90) days following the end of each Fiscal Year, the Annual Certificate;
(iv)Within forty-five (45) days after the expiration of any calendar quarter, Tenant shall deliver to Landlord a quarterly operating report in substantially the form attached hereto as Exhibit G.
(v)Prompt Notice to Landlord of any action or investigation by any agency or entity, or complaint to such agency or entity, (any of which is called a “Proceeding”), known to Tenant, the result of which Proceeding would reasonably be expected to be to revoke or suspend or terminate or modify, or fail to renew or fully continue in effect, any license or certificate or operating authority pursuant to which Tenant carries on any part of the Primary Intended Use of all or any portion of the Leased Property and such revocation, suspension, termination, modification, failure to renew or continuation would reasonably be expected to have a material adverse effect on Tenant, the Facility, or on the Leased Property, in each case, taken as a whole;
(vi)As soon as it is prepared and in no event later than ninety (90) days after the end of each Fiscal Year, a capital and operating budget, including projections by fiscal quarter, for the Facility for the Fiscal Year in which it is delivered; and
(vii)Concurrently with the Financial Statements delivered pursuant to Section 23.1(b)(i) and Section 23.1(b)(ii), a report containing a reasonably detailed description of any material Capital Improvements and other material capital expenditures that Tenant made with respect to the Leased Property and Tenant’s Property during the period covered by the applicable Financial Statements.
(c)Notwithstanding the foregoing provisions of Section 23.1, Tenant shall not be obligated (1) to provide information that is subject to the quality assurance immunity or is subject to attorney-client privilege or the attorney work product doctrine or (2) to provide information or assistance that could give Landlord or its Affiliates a “competitive” advantage with respect to markets in which Landlord’s Parent, Landlord or any of Landlord’s Affiliates and Tenant, Tenant’s Parent or any of Tenant’s Affiliates might be competing at any time (“Restricted Information”) it being understood that Restricted Information shall not include revenue and expense information relevant to Landlord’s calculation and verification of (i) the Escalation amount hereunder and (ii) Tenant’s compliance with Section 23.3 hereof. Landlord shall retain audit rights with respect to Restricted Information to the extent required to confirm Tenant’s compliance with the Lease terms (and Landlord’s Parent’s compliance with SEC, Internal Revenue Service and other legal and regulatory requirements) and provided that appropriate measures are in place to ensure that only Landlord’s auditors and attorneys (and not Landlord or Landlord’s Parent or any of Landlord’s other Affiliates) are provided access to such information. In addition, Landlord shall not disclose any Restricted Information to any Person or any employee, officer or director of any Person (other than Landlord’s Parent or a Subsidiary of Landlord) that directly or indirectly owns or operates any gaming business or is a competitor of Tenant, Tenant’s Parent or any Affiliate of Tenant.
(d)In connection with the incurrence of any Facility Mortgage, Tenant shall, upon the reasonable written request of Landlord, at the sole cost and expense of Landlord, reasonably cooperate with Landlord in providing information with respect to the Facility or Tenant.
23.2.Confidentiality; Public Offering Information.
(a)The parties recognize and acknowledge that they may receive certain Confidential Information of the other party. Each party agrees that neither such party nor any of its representatives acting on its behalf shall, during or within five (5) years after the term of the termination or expiration of this Lease, directly or indirectly use any Confidential Information of the other party or disclose Confidential Information of the other party to any person for any reason or purpose whatsoever, except as reasonably required in order to comply with the obligations and otherwise as permitted under the provisions of this Lease. Notwithstanding the foregoing, in the event that a party or any of its representatives is requested or becomes legally compelled (pursuant to any legal, governmental, administrative or regulatory order, authority or process) to disclose any Confidential Information of the other party, it will, to the extent reasonably practicable and not prohibited by law, provide the party to whom such Confidential Information belongs prompt written notice of the existence, terms or circumstances of such event so that the party to whom such Confidential Information belongs may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Section 23.2(a). In the event that such protective order or other remedy is not obtained or the party to whom such Confidential Information belongs waives compliance with this Section 23.2(a), the party compelled to disclose such Confidential information will furnish only that portion of the Confidential Information or take only such action as, based upon the advice of your legal counsel, is legally required and will use commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded any Confidential Information so furnished. The party compelled to disclose the Confidential Information shall cooperate with any action reasonably requested by the party to whom such Confidential Information belongs to obtain a protective order or other reliable assurance that confidential treatment will be accorded to the Confidential Information.
(b)Notwithstanding anything to the contrary in Section 23.2(a), Tenant specifically agrees that Landlord may include financial information and such information concerning the operation of the Facility (1) which is approved by Tenant in its sole discretion, (2) which is publicly available, (3) the EBITDAR to Rent Ratio, or (4) the inclusion of which is approved by Tenant in writing, which approval may not be unreasonably withheld, in offering memoranda or prospectuses or confidential information memoranda, or similar publications or marketing materials, rating agency presentations, investor presentations or disclosure documents in connection with syndications, private placements or public offerings of Landlord’s Parent’s or Landlord’s securities or loans or securities or loans of any direct or indirect parent entity of Landlord, and any other reporting requirements under applicable federal and state laws, including those of any successor to Landlord, provided that, with respect to matters permitted to be disclosed solely under this clause (4), the recipients thereof shall be obligated to maintain the confidentiality thereof pursuant to Section 23.2(a) or pursuant to confidentiality provisions substantially similar thereto and to comply with all federal, state and other securities laws applicable with respect to such information. Unless otherwise agreed by Tenant, neither Landlord nor Landlord’s Parent shall revise or change the wording of information previously publicly disclosed by Tenant and furnished to Landlord or Landlord’s Parent or any direct or indirect parent entity of Landlord pursuant to Section 23.1 or this Section 23.2 and Landlord’s Form 10-Q or Form 10-K (or supplemental report filed in connection therewith) shall not disclose the operational results of the Facility prior to Tenant’s Parent’s, Tenant’s or its Affiliate’s public disclosure thereof so long as Tenant’s Parent, Tenant or such Affiliate reports such information in a timely manner consistent with historical practices and SEC disclosure requirements. Tenant agrees to provide such other reasonable information and, if necessary, participation in road shows and other presentations at Landlord’s or Landlord’s Parent’s sole cost and expense, with respect to Tenant and its Leased Property to facilitate a public or private debt or equity offering or syndication by Landlord or Landlord’s Parent or any direct or indirect parent entity of Landlord or Landlord’s Parent or to satisfy Landlord’s Parent’s or Landlord’s SEC disclosure requirements or the disclosure requirements of any direct or indirect parent entity of Landlord or Landlord’s Parent. In this regard, Landlord shall provide to Tenant a copy of any information prepared by Landlord to be published, and Tenant shall have a reasonable period of time (not to exceed three (3) Business Days) after receipt of such information to notify Landlord of any corrections.
23.3Financial Covenant.
(a)Tenant shall maintain an EBITDAR to Rent Ratio determined on the last day of any fiscal quarter on a cumulative basis for the preceding Test Period (commencing with the Test Period ending on December 31, 2023, but excluding any fiscal quarter the last day of which occurs during a Covenant Suspension Period) of at least 1.5:1.0 (or, from and after a Wynn Tenant Transfer, 1.8:1.0).
(b)Notwithstanding anything to the contrary contained in Section 16.1, if Tenant does not satisfy the EBITDAR to Rent Ratio set forth in Section 23.3(a) for four consecutive Test Periods ending on the last day of four consecutive fiscal quarters, then, within thirty (30) days following Tenant’s delivery to Landlord of the Financial Statements required for such fourth consecutive fiscal quarter (or, if such fourth consecutive fiscal quarter ends on the last day of the Fiscal Year, the Financial Statements required for such Fiscal Year) pursuant to Section 23.1(b) hereof, Tenant shall have the right (the “Cure Right”) from time to time to (i) deposit (or cause to be deposited) into an escrow account established and maintained by Landlord (such account, the “Rent Escrow Account”) and/or (ii) deliver (or cause to be delivered) a Letter of Credit to Landlord, in an aggregate amount equal to the positive difference (if any) of (I) the projected amount of Rent as reasonably projected by Tenant to be payable for the period of six (6) calendar months (or, from and after a Wynn Tenant Transfer, twelve (12) calendar months) commencing immediately subsequent to such thirtieth (30th) day minus (II) the sum of (x) any amounts then on deposit in the Rent Escrow Account and (y) the face amount of any Letters of Credit then held by Landlord in connection with Tenant’s exercise of the Cure Right. If Tenant exercises the Cure Right, then Tenant shall be deemed to have satisfied the requirements of Section 23.3(a) as of the relevant date of determination with the same effect as there had been no failure to comply therewith at such time, and the applicable breach or default of Section 23.3(a) that had occurred shall be deemed cured for the purposes of this Lease. For the avoidance of doubt, Tenant’s exercise of the Cure Right shall not reduce Tenant’s obligation to pay Rent in accordance with Article III. At any time after providing five (5) days’ written notice to Tenant that an Event of Default has occurred, Landlord may apply any and all sums and amounts in the Rent Escrow Account and the proceeds of any Letter of Credit to the payment of any then outstanding and unpaid obligations of the Tenant hereunder in such priority as Landlord may determine. All Letters of Credit and all sums in the Rent Escrow Account shall be held by Landlord in escrow as additional security for Tenant’s obligations to Landlord and, if an Event of Default occurs, may be applied by Landlord in payment of any such outstanding and unpaid obligations of Tenant hereunder in such priority as Landlord may determine. Within ten (10) days after the end of the Term and upon demand after the EBITDAR to Rent Ratio determined on the last day of any fiscal quarter on a cumulative basis for the preceding Test Period is at least 1.6:1.0 (or, from and after a Wynn Tenant Transfer, 1.9:1.0), (a) at Tenant’s election, Landlord shall either deposit any balance in the Rent Escrow Account as instructed by Tenant or apply such balance against monthly Rent obligations then due and payable and (b) Landlord shall return any Letter of Credit to Tenant.

23.4Landlord Obligations. Landlord acknowledges and agrees that certain of the information contained in the Financial Statements may be non-public financial or operational information with respect to Tenant, Tenant’s Parent and/or the Leased Property. Landlord further agrees (i) to maintain the confidentiality of such non-public information; provided, however, that notwithstanding the foregoing and notwithstanding anything to the contrary in Section 23.2(a) hereof or otherwise herein, Landlord shall have the right to share such information with Landlord’s Parent and their respective officers, employees, directors, Facility Mortgagee, agents and lenders party to material debt instruments entered into by Landlord’s Parent or Landlord, actual or prospective arrangers, underwriters, investors or lenders with respect to Indebtedness or Equity Interests that may be issued by Landlord’s Parent or Landlord, rating agencies, accountants, attorneys and other consultants (the “Landlord Representatives”), provided that each such Landlord Representative is advised of the confidential nature of such information and agrees, to the extent such information is not publicly available, to maintain the confidentiality thereof pursuant to Section 23.2(a) or pursuant to confidentiality provisions substantially similar thereto and to comply with all federal, state and other securities laws applicable with respect to such information and (ii) that neither it nor any Landlord Representative shall be permitted to engage in any transactions with respect to the stock or other equity or debt securities or syndicated loans of Tenant or Tenant’s Parent based on any such non-public information provided by or on behalf of Landlord or Landlord’s Parent (provided that this provision shall not govern the provision of information by Tenant or Tenant’s Parent). In addition to the foregoing, Landlord agrees that, upon request of Tenant, it shall from time to time provide such information as may be reasonably requested by Tenant with respect to Landlord’s capital structure and/or any financing secured by this Lease or the Leased Property in connection with Tenant’s review of the treatment of this Lease under GAAP. In connection therewith, Tenant agrees to maintain the confidentiality of any such non-public information; provided, however, Tenant shall have the right to share such information with Tenant’s Parent and their respective officers, employees, directors, Permitted Leasehold Mortgagees, agents and lenders party to material debt instruments entered into by Tenant or Tenant’s Parent, actual or prospective arrangers, underwriters, investors or lenders with respect to Indebtedness or Equity Interests that may be issued by Tenant or Tenant’s Parent, rating agencies, accountants, attorneys and other consultants (the “Tenant Representatives”) so long as such Tenant Representative is advised of the confidential nature of such information and agrees, to the extent such information is not publicly available, (i) to maintain the confidentiality thereof pursuant to Section 23.2(a) or pursuant to confidentiality provisions substantially similar thereto and to comply with all federal, state and other securities laws applicable with respect to such information and (ii) not to engage in any transactions with respect to the stock or other equity or debt securities or syndicated loans of Landlord’s Parent or Landlord based on any such non-public information provided by or on behalf of Tenant or Tenant’s Parent (provided that this provision shall not govern the provision of information by Landlord or Landlord’s Parent).
ARTICLE XXIV
24.1Landlord’s Right to Inspect. Upon reasonable advance notice to Tenant and subject to the rights of hotel guests and subtenants under subleases, Tenant shall permit Landlord and its authorized representatives (including any Facility Mortgagee and its representatives) to inspect the Leased Property during usual business hours. Landlord shall take care to minimize disturbance of the operations on the Leased Property, except in the case of emergency.
ARTICLE XXV
25.1No Waiver. No delay, omission or failure by Landlord or Tenant to insist upon the strict performance of any term hereof or to exercise any right, power or remedy hereunder and no acceptance of full or partial payment of Rent by Landlord during the continuance of any default or Event of Default, shall impair any such right or constitute a waiver of any such breach or of any such term. No waiver of any breach shall affect or alter this Lease, which shall continue in full force and effect with respect to any other then existing or subsequent breach.
ARTICLE XXVI
26.1Remedies Cumulative. To the extent permitted by law, each legal, equitable or contractual right, power and remedy of Landlord now or hereafter provided either in this Lease or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power and remedy and the exercise or beginning of the exercise by Landlord of any one or more of such rights, powers and remedies shall not preclude the simultaneous or subsequent exercise by Landlord of any or all of such other rights, powers and remedies.
ARTICLE XXVII
27.1Acceptance of Surrender. No surrender to Landlord of this Lease or of any Leased Property or any part thereof, or of any interest therein, shall be valid or effective unless agreed to and accepted in writing by Landlord, and no act by Landlord or any representative or agent of Landlord, other than such a written acceptance by Landlord, shall constitute an acceptance of any such surrender.
ARTICLE XXVIII
28.1No Merger. There shall be no merger of this Lease or of the leasehold estate created hereby by reason of the fact that the same Person may acquire, own or hold, directly or indirectly, (i) this Lease or the leasehold estate created hereby or any interest in this Lease or such leasehold estate and (ii) the fee estate in the Leased Property.
ARTICLE XXIX
29.1Conveyance by Landlord. If Landlord or any successor owner of the Leased Property shall convey the Leased Property in accordance with Section 18.1 and the other terms of this Lease other than as security for a debt, and the grantee or transferee expressly assumes all obligations of Landlord arising after the date of the conveyance, Landlord or such successor owner, as the case may be, shall thereupon be released from all future liabilities and obligations of the Landlord under this Lease arising or accruing from and after the date of such conveyance or other transfer and all such future liabilities and obligations shall thereupon be binding upon the new owner.

ARTICLE XXX
30.1Quiet Enjoyment. So long as Tenant shall pay the Rent as the same becomes due and shall fully comply with all of the terms of this Lease and fully perform its obligations hereunder, Tenant shall peaceably and quietly have, hold and enjoy the Leased Property for the Term, free of any claim or other action by Landlord or anyone claiming by, through or under Landlord, but subject to all liens and encumbrances of record as of the Commencement Date or thereafter provided for in this Lease or consented to by Tenant. No failure by Landlord to comply with the foregoing covenant shall give Tenant any right to cancel or terminate this Lease or abate, reduce or make a deduction from or offset against the Rent or any other sum payable under this Lease, or to fail to perform any other obligation of Tenant hereunder. Notwithstanding the foregoing, Tenant shall have the right, by separate and independent action to pursue any claim it may have against Landlord as a result of a breach by Landlord of the covenant of quiet enjoyment contained in this Article XXX or any other covenant of Landlord set forth in this Lease.
ARTICLE XXXI
31.1Landlord’s Financing. Without the consent of Tenant, Landlord may from time to time, directly or indirectly, create or otherwise cause to exist any Facility Mortgage upon the Leased Property or any portion thereof or interest therein. This Lease is and at all times shall be subject and subordinate to any such Facility Mortgage which may now or hereafter affect the Leased Property or any portion thereof or interest therein and to all renewals, modifications, consolidations, replacements, restatements and extensions thereof or any parts or portions thereof; provided, however, that the subjection and subordination of this Lease and Tenant’s leasehold interest hereunder to any Facility Mortgage shall be conditioned upon the execution by the holder of each Facility Mortgage and delivery to Tenant of a nondisturbance and attornment agreement substantially in the form attached hereto as Exhibit E (provided that upon the request of Landlord such nondisturbance and attornment agreement shall also incorporate subordination provisions referenced above, as contemplated below, and be in substantially the form attached hereto as Exhibit F, and be executed by Tenant as well as Landlord), which will bind such holder of such Facility Mortgage and its successors and assigns as well as any person who acquires any portion of the Leased Property in a foreclosure or similar proceeding or in a transfer in lieu of any such foreclosure or a successor owner of the Leased Property (each, a “Foreclosure Purchaser”) and which provides that so long as there is not then outstanding and continuing an Event of Default under this Lease, the holder of such Facility Mortgage, and any Foreclosure Purchaser shall disturb neither Tenant’s leasehold interest or possession of the Leased Property in accordance with the terms hereof, nor any of its rights, privileges and options, and shall give effect to this Lease, including the provisions of Article XVII which benefit any Permitted Leasehold Mortgagee (as if such Facility Mortgagee or Foreclosure Purchaser were the landlord under this Lease (it being understood that if an Event of Default has occurred and is continuing at such time such parties shall be subject to the terms and provisions hereof concerning the exercise of rights and remedies upon such Event of Default including the provisions of Articles XVI and XXXVI)). In connection with the foregoing and at the request of Landlord, Tenant shall promptly execute a subordination, nondisturbance and attornment agreement, in form and substance substantially in the form of Exhibit F or otherwise reasonably satisfactory to Tenant, and the Facility Mortgagee or prospective Facility Mortgagee, as the case may be, which will incorporate the terms set forth in the preceding sentence. Except for the documents described in the preceding sentences, this provision shall be self-operative and no further instrument of subordination shall be required to give it full force and effect. If, in connection with obtaining any Facility Mortgage for the Leased Property or any portion thereof or interest therein, a Facility Mortgagee or prospective Facility Mortgagee shall request (A) reasonable cooperation from Tenant, Tenant shall provide the same at no cost or expense to Tenant, it being understood and agreed that Landlord shall be required to reimburse Tenant for all such costs and expenses so incurred by Tenant, including, but not limited to, its reasonable attorneys’ fees, or (B) reasonable amendments or modifications to this Lease as a condition thereto, Tenant hereby agrees to execute and deliver the same so long as any such amendments or modifications do not (i) increase Tenant’s monetary obligations under this Lease, (ii) adversely increase Tenant’s non-monetary obligations under this Lease in any material respect, or (iii) diminish Tenant’s rights under this Lease in any material respect.
31.2Attornment. If Landlord’s interest in the Leased Property or any portion thereof or interest therein is sold, conveyed or terminated upon the exercise of any remedy provided for in any Facility Mortgage Documents (or in lieu of such exercise), or otherwise by operation of law: (a) at the request and option of the new owner or superior lessor, as the case may be, Tenant shall attorn to and recognize the new owner or superior lessor as Tenant’s “landlord” under this Lease or enter into a new lease substantially in the form of this Lease with the new owner or superior lessor, and Tenant shall take such actions to confirm the foregoing within ten (10) days after request; and (b) the new owner or superior lessor shall not be (i) liable for any act or omission of Landlord under this Lease occurring prior to such sale, conveyance or termination; (ii) subject to any offset, abatement or reduction of rent because of any default of Landlord under this Lease occurring prior to such sale, conveyance or termination; (iii) bound by any previous modification or amendment to this Lease or any previous prepayment of more than one month’s rent, unless such modification, amendment or prepayment shall have been approved in writing by such Facility Mortgagee (to the extent such approval was required at the time of such amendment or modification or prepayment under the terms of the applicable Facility Mortgage Documents) or, in the case of such prepayment, such prepayment of rent has actually been delivered to such new owner or superior lessor or in either case, such modification, amendment or prepayment occurred before Landlord provided Tenant with notice of the Facility Mortgage and the identity and address of the Facility Mortgagee; or (iv) liable for any security deposit or other collateral deposited or delivered to Landlord pursuant to this Lease unless such security deposit or other collateral has actually been delivered to such new owner or superior lessor.
31.3Compliance with Facility Mortgage Documents. If requested by Landlord and the Facility Mortgagee, Tenant shall make Rent payments into “lockbox accounts” maintained for the benefit of Facility Mortgagee.
ARTICLE XXXII
32.1Hazardous Substances. Tenant shall not allow any Hazardous Substance to be located in, on, under or about the Leased Property or incorporated in the Facility; provided, however, that Hazardous Substances may be located, brought, kept, stored, used or disposed of in, on, under or about the Leased Property in quantities and for purposes similar to those located, brought, kept, stored, used or disposed of in, on, under or about similar facilities used for purposes similar to the Primary Intended Use or in connection with the construction of facilities similar to the Facility or to the extent in existence at the Facility and which are located, brought, kept, stored, used and disposed of in strict compliance with Legal Requirements. Tenant shall not allow the Leased Property to be used as a waste disposal site or for the manufacturing, handling, storage, distribution or disposal of any Hazardous Substance other than in the ordinary course of the business conducted at the Leased Property and in compliance with applicable Legal Requirements.
32.2Notices. Tenant shall provide to Landlord, within five (5) Business Days after Tenant’s receipt thereof, a copy of any written notice, or notification from any governmental or quasi-governmental authority or other Person with respect to (i) any violation of any Legal Requirement relating to the presence or release of Hazardous Substances located in, on, under or about the Leased Property; (ii) any material enforcement, cleanup, removal, or other governmental or regulatory action instituted, completed or threatened with respect to the Leased Property; (iii) any claim made or threatened by any Person against Tenant with respect to the Leased Property relating to damage, contribution, cost recovery, compensation, loss, or injury resulting from or claimed to result from any Hazardous Substance; and (iv) any reports made to any federal, state or local environmental agency arising out of or in connection with any Hazardous Substances in, on, under, about or removed from the Leased Property, including any complaints, notices or assertions of violations in connection therewith.
32.3Remediation. If Tenant becomes aware of a violation of any Environmental Law relating to the presence or release of any Hazardous Substance in, on, under or about the Leased Property, or if Tenant, Landlord or the Leased Property becomes subject to any order of any federal, state or local governmental agency to repair, close, detoxify, decontaminate, clean, investigate, perform corrective action or otherwise remediate (“Remediate”) the Leased Property, Tenant shall promptly notify Landlord of such event and, at its sole cost and expense, cure such violation or effect such repair, closure, detoxification, decontamination, cleanup, investigation, corrective action or other remediation (“Remediation”) to the extent required pursuant to Environmental Law; provided that Remediation is required only to the extent as is required or necessary to attain compliance with remedial standards applicable under Environmental Law, employing where applicable risk-based remedial standards and institutional or engineering controls, where the performance of such Remediation or such standards or controls would not unreasonably interfere with the operation and use of the Leased Property for purposes similar to the Primary Intended Use, provided, further, that Landlord shall have the right to review and approve in accordance with Section 11.1 any encumbrances to be placed upon the Leased Property in connection with any Remediation undertaken by Tenant. If Tenant fails to implement and diligently pursue any such cure, repair, closure, detoxification, decontamination or other remediation where such failure continues after: (i) fifteen (15) days after a first notice delivered by Landlord to Tenant informing Tenant of its failure to perform the required Remediation, and (ii) if the fifteen (15) day period in clause (i) has elapsed and Tenant has not taken actions to perform the Remediation, fifteen (15) days after a second notice delivered by Landlord to Tenant informing Tenant of its failure to perform the required Remediation, in each case, with a subject line that in all caps saying “FAILURE TO PERFORM THE REQUIRED REMEDIATION WILL RESULT IN LANDLORD PERFORMING THE REMEDIATION AT TENANT’S COST”, Landlord shall have the right, but not the obligation, to carry out such action and to recover from Tenant all of Landlord’s costs and expenses incurred in connection therewith.
32.4Indemnity by Tenant. Tenant shall indemnify, defend, protect, save, hold harmless, and reimburse Landlord for, from and against any and all costs, losses (including, losses of use), liabilities, damages, assessments, lawsuits, deficiencies, demands, claims and expenses (collectively, “Environmental Costs”) (whether or not arising out of third-party claims and regardless of whether liability without fault is imposed, or sought to be imposed, on Landlord) incurred in connection with, arising out of, resulting from or incident to, directly or indirectly, before (except to the extent first discovered after the end of the Term) or during (but not after) the Term or such portion thereof during which the Leased Property is leased to Tenant (i) the production, use, generation, storage, treatment, transporting, disposal, discharge, release or other handling or disposition of any Hazardous Substances from, in, on, under or about the Leased Property (collectively, “Handling”), including the effects of such Handling of any Hazardous Substances on any Person or property within or outside the boundaries of the Leased Property, (ii) the presence of any Hazardous Substances present or located in, on, under or about the Leased Property and (iii) the violation of any Environmental Law. “Environmental Costs” include costs of response, removal, remediation action, containment and cleanup, investigation, design, engineering and construction, damages (including actual but excluding consequential damages or loss of value) for personal injuries and for injury to, destruction of or loss of property or natural resources, relocation or replacement costs, penalties, fines, charges or expenses, reasonable attorney’s fees, expert fees, consultation fees, and court costs, and all amounts paid in investigating, defending or settling any of the foregoing. For purposes of clarity, the indemnification under this Section 32.4 shall cover remediation of any environmental conditions that existed prior to the Commencement Date, and shall include all costs and expenses incurred in connected with the ongoing maintenance and monitoring of the Hazardous Substances on the Leased Property.
Without limiting the scope or generality of the foregoing, Tenant expressly agrees that, in the event of a breach by Tenant in its obligations under this Article XXXII that is not cured within any applicable notice and cure period, Tenant shall reimburse Landlord for any and all reasonable costs of Remediation and other Environmental Costs related to such breach.
If any claim is made by Landlord for reimbursement for Environmental Costs incurred by it hereunder, Tenant agrees to pay such claim promptly, and in any event to pay such claim within sixty (60) calendar days after receipt by Tenant of written notice thereof and any amount not so paid within such sixty (60) calendar day period shall bear interest at the Overdue Rate from the date due to the date paid in full.
32.5Environmental Inspections. In the event Landlord has a reasonable basis to believe that Tenant is in breach of its obligations under this Article XXXII, Landlord shall have the right, from time to time, during normal business hours, subject to the rights of subtenants and hotel guests at the Leased Property and upon not less than five (5) days written notice to Tenant, except in the case of an emergency in which event no notice shall be required, to conduct an inspection of the Leased Property to determine the existence or presence of Hazardous Substances on or about the Leased Property. Landlord shall have the right to enter and inspect the Leased Property, (upon not less than ten (10) days written notice to Tenant for invasive testing except in the case of emergency when no advance notice shall be required; provided, that Landlord shall provide notice to Tenant within a reasonable period thereafter) conduct any testing, sampling and analyses it deems necessary and shall have the right to inspect Hazardous Substances brought into the Leased Property; provided that, except in the case of emergency or during the occurrence and continuance of an Event of Default, Landlord shall use commercially reasonable efforts to cause any such testing, sampling and analyses to be performed in such a manner so as to reasonably minimize any interference with the operations and occupancy of the Leased Property and to reasonably minimize any disturbance to guests of Tenant. Landlord may, in its discretion, retain such experts to conduct the inspection, perform the tests referred to herein, and to prepare a written report in connection therewith. In the event Landlord has a reasonable basis to believe that Tenant is in breach of its obligations under this Article XXXII, all reasonable costs and expenses incurred by Landlord under this Section 32.5 shall be paid on demand as Additional Charges by Tenant to Landlord. Failure to conduct an environmental inspection or to detect unfavorable conditions if such inspection is conducted shall in no fashion be intended as a release of any liability for environmental conditions subsequently determined to be associated with or to have occurred during Tenant’s tenancy. To the extent Tenant may be liable pursuant to this Article XXXII, Tenant shall remain liable for any environmental condition related to or having occurred during its tenancy regardless of when such conditions are discovered and regardless of whether or not Landlord conducts an environmental inspection at the termination of this Lease.
32.6Survival. The obligations set forth in this Article XXXII shall survive the expiration or earlier termination of this Lease.
ARTICLE XXXIII
33.1Notice of Lease. Landlord and Tenant shall enter into one or more short form notice of this Lease, in form suitable for recording in each county or other applicable location in which the Leased Property is located in accordance with M.G.L. c. 183, Section 4. Tenant shall pay all costs and expenses of recording any such memorandum and shall fully cooperate with Landlord in removing from record any such memorandum upon the expiration or earlier termination of the Term with respect to the Facility. To the extent of any conflict between the notice of this Lease and this Lease, the provisions of this Lease shall prevail and control.
33.2Tenant Financing. If, in connection with granting any Permitted Leasehold Mortgage or entering into a Debt Agreement, Tenant shall reasonably request (A) reasonable cooperation from Landlord, Landlord shall provide the same at no cost or expense to Landlord, it being understood and agreed that Tenant shall be required to reimburse Landlord for all such costs and expenses so incurred by Landlord, including, but not limited to, its reasonable out-of-pocket attorneys’ fees, or (B) reasonable amendments or modifications to this Lease as a condition thereto, Landlord hereby agrees to execute and deliver the same so long as any such amendments or modifications do not (i) increase Landlord’s monetary obligations under this Lease, (ii) adversely increase Landlord’s non-monetary obligations under this Lease in any material respect, (iii) diminish Landlord’s rights under this Lease in any material respect,

(iv) adversely impact the value of the Leased Property or (v) adversely impact Landlord’s (or any Affiliate of Landlord’s) tax treatment or position.
ARTICLE XXXIV
34.1Expert Valuation Process.
(a)In the event that the opinion of an “Expert” is required under this Lease and Landlord and Tenant have not been able to reach agreement on such Person after at least ten (10) Business Days of good faith negotiations, then either party shall each have the right to seek appointment of the Expert by the “Appointing Authority,” as defined below, by writing to the Appointing Authority, copying the other party, and asking it to serve as the Appointing Authority and appoint the Expert. The Appointing Authority shall appoint an Expert who is independent of the parties and has at least ten (10) years of experience valuing commercial real estate and/or in leasing or other matters, as applicable with respect to any of the matters to be determined by the Expert and in the geographic area where the Leased Property is located.
(b)The “Appointing Authority” shall be (i) the Institute for Conflict Prevention and Resolution (also known as, and shall be defined herein as, the “CPR Institute”), unless it is unable to serve, in which case the Appointing Authority shall be (ii) the American Arbitration Association (“AAA”) under its Arbitrator Select Program for non-administered arbitrations or whatever AAA process is in effect at the time for the appointment of arbitrators in cases not administered by the AAA, unless it is unable to serve, in which case (iii) the parties shall have the right to apply to any court of competent jurisdiction to appoint an Appointing Authority or an Expert in accordance with the court’s power to appoint arbitrators. The CPR Institute and the AAA shall each be considered unable to serve if it no longer exists, or if it no longer provides neutral appointment services, or if it does not confirm (in form or substance) that it will serve as the Appointing Authority within thirty (30) days after receiving a written request from Landlord or Tenant to serve as the Appointing Authority, or if, despite agreeing to serve as the Appointing Authority, it does not confirm its Expert appointment within sixty (60) after receiving such written request. The Appointing Authority’s appointment of the Expert shall be final and binding upon the parties. The Appointing Authority shall have no power or authority except to appoint the Expert, and no rules of the Appointing Authority shall be applied to the valuation or other determination of the Expert other than the rules necessary for the appointment of the Expert.
(c)Once the Expert is finally selected, either by agreement of the parties or by confirmation to the parties from the Appointing Authority, the Expert will determine the matter in question, by proceeding as follows: In the case of an Expert required for any purpose, including without limitation under Section 13.2 and Section 36.2(a) hereof, each of Landlord and Tenant shall have a period of ten (10) Business Days to submit to the Expert its position as to the Maximum Foreseeable Loss or fair market value rent (or as to any other matter to be resolved by an Expert hereunder), as the case may be, and any materials each of Landlord and Tenant wishes the Expert to consider when determining such Maximum Foreseeable Loss or fair market value rent (or as to any other matter to be resolved by an Expert hereunder), and the Expert will then make the relevant determination, by a “baseball arbitration” proceeding with the Expert limited to awarding only one or the other of the two positions submitted (and not any position in between or other compromise or ruling not consistent with one of the two positions submitted), which shall then be binding on the parties hereto. The Expert, in his or her sole discretion, shall consider any and all materials that he or she deems relevant, except that there shall be no live hearings and the parties shall not be permitted to take discovery. The Expert may submit written questions or information requests to the parties, and the parties may respond with written materials within a time frame agreed by the parties or, absent agreement by the parties, set by the Expert.
(d)All communications between a party and either the Appointing Authority or the Expert shall also be copied to the other party. The parties shall cooperate in good faith to facilitate the valuation or other determination by the Expert.
(e)The costs of any Appointing Authority or Expert engaged with respect to any issue under Section 34.1(c) of this Lease shall be borne by the party against whom the Expert rules on such issue. If Landlord pays such Expert or Appointing Authority and is the prevailing party, such costs shall be Additional Charges hereunder and if Tenant pays such Expert or Appointing Authority and is the prevailing party, such costs shall be a credit against the next Rent payment hereunder.
ARTICLE XXXV
35.1Notices. Any notice, request or other communication to be given by any party hereunder shall be in writing and shall be sent by registered or certified mail, postage prepaid and return receipt requested, by hand delivery or express courier service, by facsimile transmission or by an overnight express service to the following address:

To Tenant:	Wynn MA, LLC Everett Property, LLC 1 Broadway Everett, MA 02149 Attention: Jacqui Krum, SVP and General Counsel
With a copy to: (that shall not constitute Notice)	Latham & Watkins LLP 12670 High Bluff Drive San Diego, CA 92130 Attention: Brett Rosenblatt Facsimile No.: (858) 523-5450
To Landlord:	EBH MA Property, LLC MDC Encore Holdings, LLC 11995 El Camino Real San Diego, CA 92127 Attention: Legal Department Facsimile No.: (858) 481-4862 Email: notices@realtyincome.com or to such other address as either party may hereafter designate. Notice shall be deemed to have been given on the date of delivery if such delivery is made on a Business Day, or if not, on the first Business Day after delivery. If delivery is refused, Notice shall be deemed to have been given on the date delivery was first attempted. Notice sent by facsimile transmission shall be deemed given upon confirmation that such Notice was received at the number specified above or in a Notice to the sender.
ARTICLE XXXVI
36.1Transfer of Tenant’s Property and Operational Control of the Facility. Upon the written request (an “End of Term Gaming Asset Transfer Notice”) of Landlord either immediately prior to or in connection with the expiration or earlier termination of the Term, or of Tenant in connection with a termination of this Lease that occurs (i) either on the last date of the Initial Term or the last date of the Renewal Term, or (ii) in the event Landlord exercises its right to terminate this Lease or repossess the Leased Property in accordance with the terms of this Lease and, provided that, in each of the foregoing clauses (i) or (ii), Tenant complies with the provisions of Section 36.3, Tenant shall transfer (or cause to be transferred) upon the expiration of the Term, or as soon thereafter as Landlord shall request, the business operations conducted by Tenant and its Subsidiaries at the Facility (including, for the avoidance of doubt, all Tenant Capital Improvements and all Tenant’s Property relating to the Facility other than tradenames, trademarks, trade dress (whether registered or unregistered), copyrights, design and utility patents, and Excluded Art but including all other Facility specific information and assets) to a successor lessee or operator (or lessees or operators) of the Facility (collectively, the “Successor Tenant”) designated by Landlord or, if applicable, pursuant to Section 36.2 for consideration to be received by Tenant (or its Subsidiaries or Affiliates) from the Successor Tenant in an amount to be negotiated and agreed to by Tenant and such Successor Tenant or, if applicable, determined pursuant to Section 36.3 (the “Gaming Assets FMV”) as negotiated and agreed by Tenant and the Successor Tenant; provided, however, that in the event an End of Term Gaming Asset Transfer Notice is delivered hereunder, then notwithstanding the expiration or earlier termination of the Term, until such time that Tenant transfers the business operations conducted at the Facility and Tenant’s Property to a Successor Tenant, Tenant shall (or shall cause its Subsidiaries to) continue to (and Landlord shall permit Tenant to maintain possession of the Leased Property to the extent necessary to) operate the Facility in accordance with the applicable terms of this Lease and the course and manner in which Tenant (or its Subsidiaries) has operated the Facility prior to the end of the Term (including, but not limited to, the payment of Rent hereunder, provided that for any period following the last day of the calendar month in which the expiration or earlier termination of the Term occurs, Rent shall be a per annum amount equal to the product of: (A) the annual amount of Rent payable hereunder immediately prior to such expiration or earlier termination, multiplied by (B) the Escalated Rent Percentage). If Tenant and a potential Successor Tenant designated by Landlord cannot agree on the Gaming Assets FMV within a reasonable time not to exceed thirty (30) days after receipt of an End of Term Gaming Asset Transfer Notice hereunder, then such Gaming Assets FMV shall be determined, and Tenant’s transfer of Tenant’s Property to a Successor Tenant in consideration for a payment in such amount shall be determined and transferred, in accordance with the provisions of Section 36.2.
36.2Determination of Successor Tenant and Gaming Assets FMV. If not effected pursuant to Section 36.1, then the determination of the Gaming Assets FMV and the transfer of Tenant’s Property to a Successor Tenant in consideration for the Gaming Assets FMV shall be effected by (i) first, determining in accordance with Section 36.2(a) the rent that Landlord would be entitled to receive from Successor Tenant assuming a lease term of ten (10)

years (the “Successor Tenant Rent”) pursuant to a lease agreement containing substantially the same terms and conditions of this Lease (other than, in the case of a new lease at the end of the Renewal Term, the terms of this Article XXXVI, which will not be included in such new lease), (ii) second, identifying and designating in accordance with the terms of Section 36.2(b), a pool of qualified potential Successor Tenants (each, a “Qualified Successor Tenant”) prepared to lease the Facility at the Successor Tenant Rent and to bid for the business operations (which will include a transition arrangement related to the tradenames and trademarks used at the Facility to be agreed to the extent Tenant is able to grant rights therein) conducted at the Facility and Tenant’s Property, and (iii) third, in accordance with the terms of Section 36.2(c), determining the highest price a Qualified Successor Tenant would agree to pay for Tenant’s Property and setting such highest price as the Gaming Assets FMV in exchange for which Tenant shall be required to transfer Tenant’s Property and Landlord will enter into a lease with such Qualified Successor Tenant on substantially the same terms and conditions of this Lease (other than, in the case of a new lease at the end of the Renewal Term, the terms of this Article XXXVI, which will not be included in such new lease) through the remaining term of this Lease (assuming that this Lease will not have terminated prior to its natural expiration at the end of the Renewal Term) or ten (10) years, whichever is greater for a rent calculated pursuant to Section 36.2(a) hereof. Notwithstanding anything in the contrary in this Article XXXVI, the transfer of Tenant’s Property will be conditioned upon the Successor Tenant obtaining the Gaming Licenses or the approval of the applicable regulatory agencies of the transfer of the Gaming Licenses and any other gaming assets to the Successor Tenant and/or the issuance of new gaming licenses as required by applicable Gaming Regulations and the relevant regulatory agencies both with respect to operating and suitability criteria, as the case may be.
(a)Determining Successor Tenant Rent. Landlord and Tenant shall first attempt to agree on the amount of Successor Tenant Rent that it will be assumed Landlord will be entitled to receive for a term of ten (10) years and pursuant to a lease containing substantially the same terms and conditions of this Lease (other than, in the case of a new lease at the end of the Renewal Term, the terms of this Article XXXVI, which will not be included in such new lease). If Landlord and Tenant cannot agree on the Successor Tenant Rent amount within a reasonable time not to exceed sixty (60) days after receipt of an End of Term Gaming Asset Transfer Notice hereunder, then the Successor Tenant Rent shall be set as follows:
(i)for the period preceding the thirtieth (30th) anniversary of the Initial Term End Date, Successor Tenant Rent shall be an amount equal to the annual Rent that would have accrued under the terms of this Lease for such period (assuming this Lease will have not been terminated prior to its natural expiration), which Successor Tenant Rent shall be increased on each anniversary of the beginning of such period to an amount equal to the sum of (1) Successor Tenant Rent payable for the immediately preceding lease year, plus (2) the Escalation; and
(ii)for the period on and following the thirtieth (30th) anniversary of the Initial Term End Date, Successor Tenant Rent shall be calculated in the same manner as Rent is calculated under this Lease, it being understood that Successor Tenant Rent for the first lease year of the new lease shall equal the greater of: (A) the sum of (1) Rent for the Lease Year immediately preceding such expiration, plus (2) the Escalation, and (B) the prevailing fair market rent which would be determined in an arm’s-length negotiation for a lease of the Leased Property for a term of ten (10) years and pursuant to a lease containing substantially the same terms and conditions of this Lease (other than the terms of this Article XXXVI, which will not be included in such new lease) as determined by an Expert in accordance with Section 34.1.
(b)Designating Potential Successor Tenants. Landlord will select one and Tenant will select three additional (for a total of up to four) potential Qualified Successor Tenants prepared to lease the Facility for the Successor Tenant Rent, each of whom must meet the criteria established for a Qualified Transferee (and none of whom may be Tenant or an Affiliate of Tenant (it being understood and agreed that there shall be no restriction on Landlord or any Affiliate of Landlord from being a potential Qualified Successor Tenant), except in the case of termination of the Lease on the thirtieth (30th) anniversary of the Initial Term End Date). Landlord and Tenant must designate their proposed Qualified Successor Tenants within ninety (90) days after receipt of an End of Term Gaming Asset Transfer Notice hereunder. In the event that Landlord or Tenant fails to designate such party’s allotted number of potential Qualified Successor Tenants, the other party may designate additional potential Qualified Successor Tenants such that the total number of potential Qualified Successor Tenants does not exceed four; provided that, in the event the total number of potential Qualified Successor Tenants is less than four, the transfer process will still proceed as set forth in Section 36.2(c) below.
(c)Determining Gaming Assets FMV. Tenant will have a three (3) month period to negotiate an acceptable sales price for Tenant’s Property with one of the Qualified Successor Tenants, which three (3) month period will commence immediately upon the conclusion of the steps set forth above in Section 36.2(b). If Tenant does not reach an agreement prior to the end of such three (3) month period, Landlord shall conduct an auction for Tenant’s Property among the four potential successor lessees, and Tenant will be required to transfer Tenant’s Property to the highest bidder.
36.3Operation Transfer. Upon designation of a Successor Tenant (pursuant to either Section 36.1 or 36.2, as the case may be), Tenant shall reasonably cooperate and take all actions reasonably necessary (including providing all reasonable assistance to Successor Tenant) to effectuate the transfer of operational control of the Facility to Successor Tenant in an orderly manner so as to minimize to the maximum extent possible any disruption to the continued orderly operation of the Facility for its Primary Intended Use. Concurrently with the transfer of such operational control to Successor Tenant, (i) Tenant shall assign to Successor Tenant (and Successor Tenant shall assume) any then-effective subleases or other agreements (to the extent such other agreements are assignable) relating to the applicable Leased Property, and (ii) Tenant shall vacate and surrender such Leased Property to Landlord and/or Successor Tenant in the condition required under this Lease. Notwithstanding the expiration or earlier termination of the Term and anything to the contrary herein, unless Landlord consents to the contrary, until such time that Tenant transfers Tenant’s Property and operational control of the Facility to a Successor Tenant in accordance with the provisions of this Article XXXVI, Tenant shall (or shall cause its Subsidiaries to) continue to (and Landlord shall permit Tenant to maintain possession of the Leased Property to the extent necessary to) operate the Facility in accordance with the applicable terms of this Lease and the course and manner in which Tenant (or its Subsidiaries) has operated the Facility prior to the end of the Term (including, but not limited to, the payment of Rent hereunder at the rate provided in Section 36.1). Concurrently with the transfer of Tenant’s Property to Successor Tenant, Landlord and Successor Tenant shall execute a new lease in accordance with the terms as set forth in the final clause of the first sentence of Section 36.2 hereof.
36.4Tenant FF&E Transfer. Notwithstanding anything to the contrary in this Lease, (a) in the event the Lease is terminated by Landlord as a result of an Event of Default, the Tenant FF&E shall become Leased Property and shall cease to constitute Tenant’s Property for purposes of this Article XXXIV and (b) upon the expiration or earlier termination of the Term, in the event that an End of Term Gaming Asset Transfer Notice is not delivered in accordance with Section 36.1, then Landlord shall have the option to purchase the Tenant FF&E from Tenant for the fair market value of such Tenant FF&E as negotiated and agreed by Tenant and Landlord; provided, that if the Landlord and Tenant cannot so agree to such fair market value after thirty (30) days of good faith negotiations, then Landlord may cause such fair market value to be determined by an Expert in accordance with Section 34.1. For purposes of clarification, Excluded Art shall not constitute Tenant FF&E.
ARTICLE XXXVII
37.1Attorneys’ Fees. If Landlord or Tenant brings an action or other proceeding against the other to enforce or interpret any of the terms, covenants or conditions hereof or any instrument executed pursuant to this Lease, or by reason of any breach or default hereunder or thereunder, the party prevailing in any such action or proceeding and any appeal thereupon shall be paid all of its costs and reasonable outside attorneys’ fees incurred therein. In addition to the foregoing and other provisions of this Lease that specifically require Tenant to reimburse, pay or indemnify against Landlord’s attorneys’ fees, Tenant shall pay, as Additional Charges, all of Landlord’s reasonable outside attorneys’ fees incurred in connection with the enforcement of this Lease (except to the extent provided above), including reasonable attorneys’ fees incurred in connection with the review, negotiation or documentation of any subletting, assignment, or management arrangement or any consent requested in connection therewith, and the collection of past due Rent.
ARTICLE XXXVIII
38.1Brokers. Tenant warrants that it has not had any contact or dealings with any Person or real estate broker which would give rise to the payment of any fee or brokerage commission in connection with this Lease, and Tenant shall indemnify, protect, hold harmless and defend Landlord from and against any liability with respect to any fee or brokerage commission arising out of any act or omission of Tenant. Landlord warrants that it has not had any contact or dealings with any Person or real estate broker which would give rise to the payment of any fee or brokerage commission in connection with this Lease, and Landlord shall indemnify, protect, hold harmless and defend Tenant from and against any liability with respect to any fee or brokerage commission arising out of any act or omission of Landlord.
ARTICLE XXXIX
39.1Anti-Terrorism Representations. Tenant hereby represents and warrants that neither Tenant, nor, to the knowledge of Tenant, any persons or entities holding any legal or beneficial interest whatsoever in Tenant, are (i) the target of any sanctions program that is established by Executive Order of the President or published by the Office of Foreign Assets

Control, U.S. Department of the Treasury (“OFAC”); (ii) designated by the President or OFAC pursuant to the Trading with the Enemy Act, 50 U.S.C. App. § 5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, the Patriot Act, Public Law 107-56, Executive Order 13224 (September 23, 2001) or any Executive Order of the President issued pursuant to such statutes; or (iii) named on the following list that is published by OFAC: “List of Specially Designated Nationals and Blocked Persons” (collectively, “Prohibited Persons”). Tenant hereby represents and warrants to Landlord that no funds tendered to Landlord by Tenant under the terms of this Lease are or will be directly or indirectly derived from activities that may contravene U.S. federal, state or international laws and regulations, including anti-money laundering laws. If the foregoing representations are untrue at any time during the Term and Landlord suffers actual damages as a result thereof, an Event of Default will be deemed to have occurred, without the necessity of notice to Tenant.
Tenant will not during the Term of this Lease knowingly engage in any transactions or dealings, or knowingly be otherwise associated with, any Prohibited Persons in connection with the use or occupancy of the Leased Property. A breach of the representations contained in this Section 39.1 by Tenant as a result of which Landlord suffers actual damages shall constitute a material breach of this Lease and shall entitle Landlord to any and all remedies available hereunder, or at law or in equity.
ARTICLE XL
40.1REIT Protection.
(a)The parties hereto intend that Rent and other amounts paid by Tenant hereunder will qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto and this Lease shall be interpreted consistent with this intent.
(b)Anything contained in this Lease to the contrary notwithstanding, Tenant shall not without Landlord’s advance written consent (which consent shall not be unreasonably withheld) (i) sublet, assign or enter into a management arrangement for the Leased Property on any basis such that the rental or other amounts to be paid by the subtenant, assignee or manager thereunder would be based, in whole or in part, on any formula such that any portion of any amount received by Landlord would fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto; (ii) furnish or render any services to the subtenant, assignee or manager or manage or operate the Leased Property so subleased, assigned or managed; (iii) sublet, assign or enter into a management arrangement for the Leased Property to any Person (other than a “taxable REIT subsidiary” (within the meaning of Section 856(l) of the Code) of Landlord’s Parent) in which Landlord or Landlord’s Parent owns an interest, directly or indirectly (by applying constructive ownership rules set forth in Section 856(d)(5) of the Code); or (iv) sublet, assign or enter into a management arrangement for the Leased Property in any other manner which could cause any portion of the amounts received by Landlord pursuant to this Lease or any sublease to fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto, or which could cause any other income of Landlord to fail to qualify as income described in Section 856(c)(2) of the Code. The requirements of this Section 40.1(b) shall likewise apply to any further subleasing by any subtenant.

(c)Anything contained in this Lease to the contrary notwithstanding, the parties acknowledge and agree that Landlord, in its sole discretion, may assign this Lease or any interest herein to another Person (including without limitation, a “taxable REIT subsidiary” (within the meaning of Section 856(l) of the Code)) in order to maintain Landlord’s status as a “real estate investment trust” (within the meaning of Section 856(a) of the Code); provided, however, Landlord shall be required to (i) comply with any applicable legal requirements related to such transfer and (ii) give Tenant Notice of any such assignment; and provided, further, that any such assignment shall be subject to all of the rights of Tenant hereunder.
(d)Anything contained in this Lease to the contrary notwithstanding, upon request of Landlord, Tenant shall cooperate with Landlord in good faith and at no cost or expense to Tenant, and provide such documentation and/or information as may be in Tenant’s possession or under Tenant’s control and otherwise readily available to Tenant as shall be reasonably requested by Landlord in connection with verification of Landlord’s Parent’s “real estate investment trust” (within the meaning of Section 856(a) of the Code) compliance requirements. Anything contained in this Lease to the contrary notwithstanding, Tenant shall take such reasonable action as may be requested by Landlord from time to time in order to ensure compliance with the Internal Revenue Service requirement that Rent allocable for purposes of Section 856 of the Code to personal property, if any, at the beginning and end of a calendar year does not exceed fifteen percent (15%) of the total Rent due hereunder as long as such compliance does not (i) increase Tenant’s monetary obligations under this Lease or (ii) materially and adversely increase Tenant’s nonmonetary obligations under this Lease or (iii) materially diminish Tenant’s rights under this Lease.
ARTICLE XLI
41.1Survival. Anything contained in this Lease to the contrary notwithstanding, all claims against, and liabilities and indemnities of Tenant or Landlord arising prior to the expiration or earlier termination of the Term shall survive such expiration or termination.
41.2Severability. If any term or provision of this Lease or any application thereof shall be held invalid or unenforceable, the remainder of this Lease and any other application of such term or provision shall not be affected thereby.
41.3Non-Recourse; Consequential Damages. Tenant specifically agrees to look solely to the Leased Property for recovery of any judgment from Landlord (and Landlord’s liability hereunder shall be limited solely to its interest in the Leased Property, and no recourse under or in respect of this Lease shall be had against any other assets of Landlord whatsoever). It is specifically agreed that (a) no constituent partner or shareholder in Landlord or officer or employee of Landlord shall ever be personally liable for any such judgment or for the payment of any monetary obligation to Tenant and (b) no shareholder that is an individual, officer or employee of Tenant shall ever be personally liable for any such judgment or for payment of any monetary obligation to Landlord. The provision contained in the foregoing sentence is not intended to, and shall not, limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord, or any action not involving the personal liability of Landlord.

Furthermore, except as otherwise expressly provided herein, in no event shall either party ever be liable to the other party for any indirect or consequential damages suffered by the claiming party from whatever cause. Neither Landlord nor Tenant shall be liable to the other, nor shall either make any claim against the other, for punitive damages.
41.4Successors and Assigns. This Lease shall be binding upon Landlord and its successors and assigns and, subject to the provisions of Article XXII, upon Tenant and its successors and assigns.
41.5Governing Law. THIS LEASE WAS NEGOTIATED IN THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY. ACCORDINGLY, IN ALL RESPECTS THIS LEASE (AND ANY AGREEMENT FORMED PURSUANT TO THE TERMS HEREOF) SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO PRINCIPLES OR CONFLICTS OF LAW) AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA, EXCEPT THAT ALL PROVISIONS HEREOF RELATING TO THE CREATION OF THE LEASEHOLD ESTATE AND ALL REMEDIES SET FORTH IN ARTICLE XVI RELATING TO RECOVERY OF POSSESSION OF THE LEASED PROPERTY OF THE FACILITY (SUCH AS AN ACTION FOR UNLAWFUL DETAINER, IN REM ACTION OR OTHER SIMILAR ACTION) SHALL BE CONSTRUED AND ENFORCED ACCORDING TO, AND GOVERNED BY, THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS.
41.6Waiver of Trial by Jury. EACH OF LANDLORD AND TENANT ACKNOWLEDGES THAT IT HAS HAD THE ADVICE OF COUNSEL OF ITS CHOICE WITH RESPECT TO ITS RIGHTS TO TRIAL BY JURY UNDER THE CONSTITUTION OF THE UNITED STATES AND THE STATE. EACH OF LANDLORD AND TENANT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS LEASE (OR ANY AGREEMENT FORMED PURSUANT TO THE TERMS HEREOF) OR (ii) IN ANY MANNER CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF LANDLORD AND TENANT WITH RESPECT TO THIS LEASE (OR ANY AGREEMENT FORMED PURSUANT TO THE TERMS HEREOF) OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREINAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; EACH OF LANDLORD AND TENANT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY A COURT TRIAL WITHOUT A JURY, AND THAT EITHER PARTY MAY FILE A COPY OF THIS SECTION WITH ANY COURT AS CONCLUSIVE EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.
41.7Entire Agreement. This Lease and the Exhibits and Schedules hereto constitute the entire and final agreement of the parties with respect to the subject matter hereof,

and may not be changed or modified except by an agreement in writing signed by the parties and, with respect to the provisions set forth in Section 40.1, no such change or modification shall be effective without the explicit reference to such section by number and paragraph. Landlord and Tenant hereby agree that all prior or contemporaneous oral understandings, agreements or negotiations relative to the leasing of the Leased Property are merged into and revoked by this Lease.
41.8Headings. All titles and headings to sections, subsections, paragraphs or other divisions of this Lease are only for the convenience of the parties and shall not be construed to have any effect or meaning with respect to the other contents of such sections, subsections, paragraphs or other divisions, such other content being controlling as to the agreement among the parties hereto. When the consent of any party hereunder may not be unreasonably withheld, such consent also may not be unreasonably conditioned or delayed.
41.9Counterparts. This Lease may be executed in any number of counterparts, each of which shall be a valid and binding original, but all of which together shall constitute one and the same instrument. The words “execution,” “execute,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Lease and the transactions contemplated hereby shall be deemed to include electronic signatures, which shall be of the same legal effect, validity or enforceability as a manually executed signature to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act.
41.10Interpretation. Both Landlord and Tenant have been represented by counsel and this Lease and every provision hereof has been freely and fairly negotiated. Consequently, all provisions of this Lease shall be interpreted according to their fair meaning and shall not be strictly construed against any party.
41.11Time of Essence. TIME IS OF THE ESSENCE OF THIS LEASE AND EACH PROVISION HEREOF IN WHICH TIME OF PERFORMANCE IS ESTABLISHED.
41.12Further Assurances. The parties agree to promptly sign all documents reasonably requested to give effect to the provisions of this Lease. In addition, Landlord agrees to, at Tenant’s sole cost and expense, reasonably cooperate with all applicable Gaming Authorities in connection with the administration of their regulatory jurisdiction over Tenant’s Parent, Tenant and its Subsidiaries, including the provision of such documents and other information as may be requested by such Gaming Authorities relating to Tenant or any of its Subsidiaries or to this Lease and which are within Landlord’s reasonable control to obtain and provide.
41.13Gaming Regulations.
(a)Notwithstanding anything to the contrary in this Lease, this Lease and any agreement formed pursuant to the terms hereof are subject to: (i) the Gaming Regulations; and (ii) the state and local laws and regulations involving the sale, distribution and possession of alcoholic beverages (the “Liquor Laws”). Without limiting the foregoing, each of Tenant,

Landlord, and each of Tenant’s or Landlord’s successors and assigns acknowledges that (i) it is subject to being called forward by (a) the Gaming Authorities or (b) any governmental authority enforcing the Liquor Laws (the “Liquor Authority”), in each of their discretion, for licensing or a finding of suitability or to file or provide other information, and (ii) all rights, remedies and powers under this Lease and any agreement formed pursuant to the terms hereof, including with respect to the entry into and ownership and operation of the Gaming Facilities, and the possession or control of Gaming Equipment, alcoholic beverages or a gaming or liquor license, may be exercised only to the extent that the exercise thereof does not violate any applicable provisions of the Gaming Regulations and Liquor Laws and only to the extent that required approvals (including prior approvals) are obtained from the requisite Gaming Authorities and/or Liquor Authority.
(b)Notwithstanding anything to the contrary in this Lease or any agreement formed pursuant to the terms hereof, each of Tenant, Landlord, and each of Tenant’s or Landlord’s successors and assigns agrees to cooperate with each Gaming Authority and each Liquor Authority in connection with the administration of their regulatory jurisdiction over the parties hereto, including, without limitation, the provision of such documents or other information as may be requested by any such Gaming Authorities and/or Liquor Authorities relating to Tenant, Landlord, Tenant’s or Landlord’s successors and assigns or to this Lease or any agreement formed pursuant to the terms hereof.

41.14Certain Provisions of Massachusetts Law. In the event of any inconsistencies between the terms and conditions of this Section 41.14 and the other terms and conditions of this Lease, the terms and conditions of this Section 41.14 shall control and be binding.
(a)INDEPENDENT COVENANTS. LANDLORD AND TENANT AGREE THAT THE OBLIGATIONS OF LANDLORD UNDER THIS LEASE, OTHER THAN THOSE FOR DELIVERY OF A LEASEHOLD INTEREST TO TENANT, ARE INDEPENDENT COVENANTS FROM TENANT’S OBLIGATION TO PAY RENT UNDER THIS LEASE AND TO CONTINUE IN ITS OCCUPANCY OF THE LEASED PROPERTY FOR THE TERM OF THIS LEASE. TENANT SHALL NOT BE ENTITLED TO TERMINATE THIS LEASE OR WITHHOLD OR ABATE FOR ANY BREACH OR DEFAULT HEREUNDER EXCEPT IN THE CASE OF A CONSTRUCTIVE EVICTION OR AS OTHERWISE EXPRESSLY SET FORTH IN THIS LEASE. The provisions of this Section 41.14(a) are intended to supplement the provisions of Section 5.1 above.
(b)AULs. The Lease is made subject to the following Notices of Activity and use Limitations, which are incorporated herein by reference:
(i)that certain Notice of Activity and Use Limitation dated January 15, 2019, recorded in the Middlesex South District Registry of Deeds in Book 72195, Page 425;
(ii)that certain Notice of Activity and Use Limitation dated December 26, 2019, recorded in the Middlesex South District Registry of Deeds in Book 73907, Page 483;

(iii)that certain Notice of Activity and Use Limitation dated December 26, 2021, recorded in the Middlesex South District Registry of Deeds in Book 73907, Page 504;
(iv)that certain Notice of Activity and Use Limitation dated December 26, 2019, recorded in the Suffolk County Registry of Deeds in Book 62321, Page 1;
(v)that certain Notice of Activity and Use Limitation dated January 15, 2020, recorded in the Suffolk County Registry of Deeds in Book 62405, Page 259;
(vi)that certain Notice of Activity and Use Limitation dated November 6, 2000, filed as Document No. 1160150; as amended by First Amendment to Notice of Activity and Use Limitation dated December 17, 2008, filed as Document No. 1489328; as further affected by Second Amended Activity and Use Limitation dated December 20, 2019 filed as Document No. 1833080; and
(vii)that certain Notice of Activity and Use Limitation dated May 27, 2005 recorded in Book 45281, Page 459, as affected by Affidavit recorded in Book 54296, Page 99.
(c)Landlord and Tenant acknowledge and agree to the applicable provisions of Section 5.12 of the Purchase Agreement. In the event that the Leased Property is at any time required, for regulatory requirements, to be transferred to Everett Tenant or the Trust (as defined in the Trust Agreement referred to in the Purchase Agreement and as further described in clause (c) below), Landlord agrees to be bound by such requirements and to convey the Leased Property in accordance with the Purchase Agreement and the Trust Agreement.
(d)Entering into this Lease requires certain Massachusetts regulatory filings and approvals including applications to determine suitability of Landlord’s Parent and each of its subsidiaries and controlled affiliates as determined by the Massachusetts Gaming Commission (“Commission”) pursuant to 205 CMR 115 and Interim Authorization pursuant to 205 CMR 116.10. Interim Authorization for the execution of this Lease is subject to the Commission’s right to order that the Leased Property be transferred to Everett Tenant or to the Trust if the Commission has reasonable cause to believe that Landlord’s Parent or any of its subsidiaries or controlled affiliates may be found unsuitable. Landlord and Tenant agree to file timely applications for determinations of suitability, Interim Authorization and follow all lawful directives from the Commission.
[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, this Lease has been executed by Landlord and Tenant as of the date first written above.
LANDLORD:
EBH MA Property, LLC,
a Massachusetts limited liability company

By: /s/ Karolina Ericsson
Name: Karolina Ericsson
Title: SVP, Associate General Counsel

MDC Encore Holdings, LLC,
a Delaware limited liability company

By: /s/ Karolina Ericsson
Name: Karolina Ericsson
Title: SVP, Associate General Counsel

[Signature Page to Lease]

TENANT:
WYNN MA, LLC
By: /s/ Jacqui Krum
Name: Jacqui Krum
Title: Authorized Signatory
EVERETT PROPERTY, LLC
By: /s/ Jacqui Krum
Name: Jacqui Krum
Title: Authorized Signatory
[Signature Page to Lease]